EXHIBIT 4.1

CREDIT AGREEMENT

among

CALPINE CORPORATION,

as Borrower

and

THE LENDERS PARTY HERETO,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Sub-Agent

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

CREDIT SUISSE,

DEUTSCHE BANK SECURITIES INC. and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Co-Syndication Agents and Co-Documentation Agents

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Administrative Agent and Collateral Agent

Dated as of January 31, 2008

GOLDMAN SACHS CREDIT PARTNERS L.P. and CREDIT SUISSE SECURITIES (USA), LLC,	DEUTSCHE BANK SECURITIES INC. and MORGAN STANLEY SENIOR FUNDING, INC.

As Joint Lead Arrangers and Bookrunners	As Joint Lead Arrangers and Bookrunners

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

SCHEDULES

Schedule 1.1A-1	—	Additional First Priority Term Commitment Amounts
Schedule 1.1A-2	—	Revolving Commitment Amounts
Schedule 1.1B	—	DIP Letters of Credit
Schedule 1.1C	—	Mortgaged Property
Schedule 1.1D	—	Subordination Provisions
Schedule 1.1E	—	CES Subsidiary Non-Guarantors
Schedule 1.1F	—	CES Subsidiary Guarantors
Schedule 2.27	—	Incremental Term Loans
Schedule 3.6	—	Subsidiaries
Schedule 3.18(a)	—	UCC Filing Jurisdictions
Schedule 3.18(b)	—	Mortgage Filing Jurisdictions
Schedule 5.11	—	Post-Closing Matters
Schedule 6.1(c)	—	Existing Indebtedness
Schedule 6.1(p)	—	Guarantee Obligations
Schedule 6.2(a)	—	Existing Liens
Schedule 6.4(h)	—	Turbine Dispositions
Schedule 6.6(c)	—	Existing Investments
Schedule 6.6(j)	—	Investment in Respect of Certain Letters of Credit
Schedule 6.6(k)	—	Investments in Subsidiaries
Schedule 6.7	—	Transactions with Affiliates
Schedule 6.15	—	Permitted Capital Expenditures

EXHIBITS

Exhibit A	—	Form of Closing Certificate
Exhibit B	—	Form of Notice of Borrowing
Exhibit C	—	Form of Assignment and Acceptance
Exhibit D	—	Form of Legal Opinion of Kirkland & Ellis LLP
Exhibit E	—	Form of Letter of Credit Request
Exhibit F	—	Form of Guarantee and Collateral Agreement

(iv)

(continued)

Page
Exhibit G	—	Form of Exemption Certificate
Exhibit H	—	Form of Notice of Continuation/Conversion
Exhibit I	—	Form of Incremental Commitment Supplement
Exhibit J	—	Form of Prepayment Option Notice
Exhibit K	—	Form of Compliance Certificate
Exhibit L	—	Form of Mortgage
Exhibit M	—	Form of Assumption Agreement
Exhibit N	—	Form of Collateral Agency and Intercreditor Agreement

(v)

CREDIT AGREEMENT, dated as of January 31, 2008 among CALPINE CORPORATION, a Delaware corporation (the “Borrower”), GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), CREDIT SUISSE (“CS”), DEUTSCHE BANK SECURITIES INC. (“DBSI”) and MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as co-documentation agents (collectively, the “Documentation Agents”) and as co-syndication agents (collectively, the “Syndication Agents”), GENERAL ELECTRIC CAPITAL CORPORATION (including its successors, “GE Capital”), as Sub-Agent for the Revolving Lenders hereunder (in such capacity and including any successors in such capacity, the “Sub-Agent”), GSCP, as administrative agent (in such capacity and including any successors in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity and including any successors in such capacity, the “Collateral Agent” and together with the Administrative Agent, the “Agents”) and each of the financial institutions from time to time party hereto (collectively, the “Lenders”).

INTRODUCTORY STATEMENT

On the applicable Petition Dates, the Borrower and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court (such terms and other capitalized terms used in this Introductory Statement being used with the meanings given to such terms in Section 1.1) initiating the cases pending under Chapter 11 of the Bankruptcy Code (the cases of the Borrower and such Subsidiaries, each a “Case” and, collectively, the “Cases”).

On December 19, 2007, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Sixth Amended Joint Plan of Reorganization proposed by the Borrower under Chapter 11 of the Bankruptcy Code (as in effect on the Closing Date, the “Plan of Reorganization”).

During the Cases, the Borrower and certain Subsidiaries thereof entered into a $5,000,000,000 Revolving Credit, Term Loan and Guarantee Agreement, dated as of March 29, 2007 (as heretofore amended, supplemented or otherwise modified, the “Existing DIP Agreement”), among Credit Suisse, Goldman Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A., as co-documentation agents and co-syndication agents, General Electric Capital Corporation, as Sub-Agent, Credit Suisse, as administrative agent and as collateral agent, and the financial institutions from time to time party thereto (collectively, the “Existing DIP Lenders”).

The Existing DIP Agreement contemplates that, upon the satisfaction (or waiver) of certain conditions precedent to effectiveness, the loans made under the Existing DIP Agreement and the other commitments of the Existing DIP Lenders shall be converted to an exit financing facility for the Borrower contemporaneously with the occurrence of the effective date of the Plan of Reorganization (the “Plan Effective Date”), on the terms and subject to the conditions set forth herein. In addition, in order to finance, in part, the Plan of Reorganization, the Borrower has requested that additional first priority senior secured term loans, having terms and conditions identical to the terms and conditions for the First Priority Term Loans, be made available on the Plan Effective Date in an aggregate amount such that such additional term loans, together with loans made under the Existing DIP Agreement that are converted to First Priority

Term Loans on the Plan Effective Date, shall be in an aggregate principal amount of up to $6,300,000,000, and the Lenders are agreeable to such request, on the terms and subject to the conditions set forth herein and subject to reduction pursuant to the Commitment Letter.

In addition, in order to finance, in part, the Plan of Reorganization, the Borrower has requested that up to $300 million in first priority senior secured bridge loans be made available on the Plan Effective Date pursuant to that certain Bridge Loan Agreement among the Borrower, the Bridge Loan Agent and the Bridge Loan Lenders, dated as of the date hereof. The Borrower’s obligations under the Bridge Loan Agreement shall be guarantied by the Guarantors and the Loan Parties’ obligations under the Bridge Loan Documents shall be secured by Liens that are pari passu to the Liens securing the Obligations hereunder.

Accordingly, the parties hereto hereby agree to convert, and amend and restate, the Existing DIP Agreement in its entirety as follows:

SECTION 1

Definitions

1.1. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Additional First Priority Term Commitment”: with respect to each Additional First Priority Term Lender, the commitment of such Additional First Priority Term Lender to make Additional First Priority Term Loans in an aggregate amount not to exceed the amount set forth opposite its name on Schedule 1.1A-1 under the heading “Additional First Priority Term Commitment Amounts” or as may be subsequently set forth in the Register from time to time, as the same may be reduced from time to time pursuant to Section 2.15 or Section 2.16. The aggregate Additional First Priority Term Commitments of all Additional First Priority Term Lenders on the Closing Date shall be equal to the sum of (x) $2,300,000,000 plus (y) an amount equal to (i) the principal amount of all scheduled amortization payments actually made with respect to “First Priority Term Loans” under (and as defined in) the Existing DIP Agreement after December 13, 2007 and prior to the Closing Date and (ii) any repayment of principal prior to the Closing Date of outstanding “First Priority Term Loans” under (and as defined in) the Existing DIP Agreement actually made from the proceeds of the sale of any of the US$144,250,000 aggregate principal amount of the 8  1/2% Senior Notes due May 1, 2008 issued by Calpine Canada Energy Finance ULC, and held as treasury bonds by the Borrower (US$134,250,000 principal amount) and Quintana Canada Holdings, LLC (US$10,000,000 principal amount); provided that the aggregate amount of Additional First Priority Term Commitments shall be subject to reduction on or prior to the Closing Date as provided in the Commitment Letter or as otherwise may be agreed by the Borrower and the parties to the Commitment Letter.

“Additional First Priority Term Lender”: each Lender that has an Additional First Priority Term Commitment or that holds an Additional First Priority Term Loan.

“Additional First Priority Term Loans”: the loans made by the Additional First Priority Term Lenders pursuant to Section 2.1(b).

“Additional First Priority Term Percentage”: as to any Additional First Priority Term Lender at any time (i) prior to the funding of the Additional First Priority Term Loans, the percentage which such Lender’s Additional First Priority Term Commitment then constitutes of the aggregate Additional First Priority Term Commitments of all Additional First Priority Term Lenders and (ii) after the funding of the Additional First Priority Term Loans, the percentage which such Lender’s Additional First Priority Term Loans then constitutes of the aggregate Additional First Priority Term Loans of all Additional First Priority Term Lenders.

“Administrative Agent”: the meaning set forth in the preamble to this Agreement.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Agents”: the meaning set forth in the preamble to this Agreement.

“Aggregate Revolving Outstandings”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Agreement”: this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Alternative Currency”: Canadian dollars.

“Applicable Margin”: a percentage per annum equal to (i) in the case of First Priority Term Loans (including Additional First Priority Term Loans) maintained as (A) Base Rate Loans, 1.875% and (B) Eurodollar Loans, 2.875%; provided that if on the Closing Date the Applicable Margins applicable to Revolving Loans, as determined pursuant to the Applicable Revolving Loan Pricing Grid below, would be 2.50% (for Base Rate Loans) and 3.50% (for Eurodollar Loans), such higher margins shall instead constitute the Applicable Margins for the First Priority Term Loans (including Additional First Priority Term Loans) for all periods from and after the Closing Date, (ii) in the case of Revolving Loans and Swingline Loans, (x) on the Closing Date, the Applicable Margin will be the rate per annum set forth under the relevant column heading in the Applicable Revolving Loan Pricing Grid based upon the Borrower’s corporate family rating by Moody’s and the Borrower’s corporate credit rating by S&P, in each case on the Closing Date and (y) thereafter, the Applicable Margin will be the rate per annum set forth under the relevant column heading in the Applicable Revolving Loan Pricing Grid based upon the Borrower’s corporate family rating by Moody’s and the Borrower’s corporate credit rating by S&P, in each case as of the relevant date of determination.

“Applicable Revolving Loan Pricing Grid”: the table set forth below:

S&P Corporate Credit Rating/Moody’s Corporate Family Rating of the Borrower	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
BB-/Ba3 (with stable outlook)	2.125%	1.125%

B+/B1 (with stable outlook)	2.375%	1.375%

B/B2 (with stable outlook)	2.875%	1.875%

B-/B3 or lower	3.50%	2.50%

For the purposes of the Applicable Revolving Loan Pricing Grid, in the event of a split rating, the Applicable Margin shall be determined by reference to the rating issued by Moody’s. If either Moody’s or S&P indicates that the outlook is negative, the Applicable Margin shall be based upon a level below the rating issued by Moody’s or S&P, as the case may be. If Moody’s or S&P shall withdraw any rating, the rating of the rating agency not so withdrawn shall apply for purposes of determining the Applicable Margin. If the rating system of Moody’s or S&P shall change, or either such rating agency shall cease to be in the business of rating corporations, the Borrower and the Administrative Agent, with the consent of the Required Lenders, shall negotiate in good faith if necessary to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the rating shall be determined by reference to the rating most recently in effect prior to such change or cessation. Any change in the calculation of the Applicable Margin with respect to the Borrower that is caused by a change in the rating will become effective on the date of the change of the rating.

“Approved Electronic Communication”: any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agents or to the lenders by means of electronic communications pursuant to Section 9.2.

“Approved Fund”: as defined in Section 9.6(b)(ii).

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clauses (a), (b), (c), (d), (e), (f), (g), (h), (j) and (k) of Section 6.4 (or any Disposition of the type described in such clauses if undertaken by a Global Entity which is not a Restricted Subsidiary)), and including the entry by any Global Entity into any Contractual Obligation for the sale of any property when such contractual obligation has resulted in a payment for such property prior to the delivery thereof, that yields gross proceeds to any Global Entity (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

“Assignee”: as defined in Section 9.6(b).

“Assignment and Acceptance”: an assignment and acceptance entered into by a Lender and an Assignee and accepted by the Administrative Agent, substantially in the form of Exhibit C.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.24, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero (collectively, as to all Lenders the “Available Revolving Commitments”).

“Bankrupt Subsidiary”: any Subsidiary of the Borrower that is a debtor under the Bankruptcy Code immediately after the Closing Date.

“Bankruptcy Code”: The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. §§101 et seq.

“Bankruptcy Court”: the United States Bankruptcy Court for the Southern District of New York, or any other court having jurisdiction over the Cases from time to time.

“Base Rate”: for any day, the higher of (a) the Federal Funds Effective Rate plus one half of one percent ( 1/2%) per annum or (b) the Prime Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefited Lender”: the meaning set forth in Section 9.7(a).

“Blue Spruce Refinancing Facility”: a credit facility with Blue Spruce Energy Center, LLC as borrower, in a maximum original principal amount not to exceed $100 million, entered into to (among other things) repay or redeem outstanding indebtedness of Blue Spruce Energy Center, LLC.

“Board of Governors”: the Board of Governors of the Federal Reserve System of the United States or any Governmental Authority which succeeds to the powers and functions thereof.

“Borrower”: the meaning set forth in the preamble to this Agreement.

“Borrowing”: the making of Loans by the Lenders on a single Borrowing Date.

“Borrowing Date”: any Business Day specified in a notice pursuant to Section 2.4 as a date on which the Borrower requests a Loan hereunder.

“Bridge Loan Agent”: Goldman Sachs Credit Partners L.P., in its capacity as administrative agent under the Bridge Loan Agreement, and any successor administrative agent thereto in such capacity.

“Bridge Loan Agreement”: the Bridge Loan Agreement, dated as of the date hereof, among the Borrower, the Bridge Loan Agent and the Bridge Loan Lenders, in a maximum principal amount not to exceed $300,000,000, as such Bridge Loan Agreement may be amended, supplemented, modified, refinanced, renewed, replaced or extended from time to time.

“Bridge Loan Documents”: the Bridge Loan Agreement and any other loan documents executed or delivered in connection therewith, as the same may be amended, supplemented, modified, refinanced, renewed, replaced or extended from time to time.

“Bridge Loan Facility”: the senior secured bridge loan facility provided to the Borrower and certain of its Subsidiaries pursuant to the Bridge Loan Agreement and any refinancings, replacements, renewals or extensions thereof permitted under Section 6.1(m).

“Bridge Loan Lenders”: the “Lenders” from time to time party to, and as defined under, the Bridge Loan Agreement.

“Bridge Loan Obligations”: any and all “Obligations” under, and as defined in, the Bridge Loan Agreement.

“Bridge Loans”: any and all loans outstanding under the Bridge Loan Agreement.

“Business Day”: any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or permitted to close (and, for a Letter of Credit, other than a day on which the Fronting Bank issuing such Letter of Credit is closed), provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“CalGen Makewhole Payment”: the aggregate amount, if any, of any actual or potential claims, premiums or penalties related to (i) any “makewhole”, repayment, prepayment or call provisions, (ii) any contract defaults or (iii) any contractual damages, in each case payable to the holders of the CalGen Prepetition Secured Obligations in connection with the repayment of the CalGen Prepetition Secured Obligations.

“CalGen Prepetition Secured Obligations”: the obligations under the (a) the $235,000,000 First Priority Secured Floating Rate Notes Due 2009, issued by Calpine Generating Company, LLC (“CalGen”) and CalGen Finance Corporation (“CalGen Finance”) pursuant to that certain first priority indenture, dated as of March 23, 2004, among CalGen, CalGen Finance and Wilmington Trust FSB, as first priority trustee; (b) the $600,000,000 First Priority Secured Institutional Terms Loans Due 2009, issued by CalGen pursuant to that certain Credit and Guarantee Agreement, dated as of March 23, 2004 among CalGen, the guarantor subsidiaries of CalGen listed therein, Morgan Stanley Senior Funding, Inc., as administrative agent, sole lead arranger and sole bookrunner, and the various lenders named therein; (c) the $200,000,000 First Priority Revolving Loans issued on or about March 23, 2004 pursuant to that Amended and Restated Agreement, among CalGen, the guarantors party thereto, the lenders party thereto, The Bank of Nova Scotia, as administrative agent, L/C Bank, lead arranger and sole bookrunner, Bayerische Landesbank, Cayman Islands Branch, as arranger and co-syndication agent, Credit Lyonnais, New York Branch, as arranger and co-syndication agent, ING Capital LLC, as arranger and co-syndication agent, Toronto Dominion (Texas) Inc., as arranger and co-syndication agent, and Union Bank of California, N.A., as arranger and co-syndication agent; (d) the $640,000,000 Second Priority Secured Floating Rate Notes Due 2010, issued by CalGen and CalGen Finance pursuant to that certain second priority indenture, dated as of March 23, 2004, among CalGen, CalGen Finance and Wilmington Trust FSB, as second priority trustee; (e) the $100,000,000 Second Priority Secured Term Loans Due 2010, issued by CalGen pursuant to that certain Credit and Guarantee Agreement, dated as of March 23, 2004, among CalGen, the guarantor subsidiaries of CalGen listed therein, Morgan Stanley Senior Funding, Inc., as administrative agent, sole lead arranger and sole bookrunner and the various lenders named therein; and (f) the $680,000,000 Third Priority Secured Floating Rate Notes Due 2011 and the $150,000,000 11.5% Third Priority Secured Notes Due 2011, in each case issued by CalGen and CalGen Finance pursuant to that certain third priority indenture, dated as of March 23, 2004, among CalGen, CalGen Finance and Wilmington Trust Company FSB, as third priority trustee.

“Canadian 2008 Tax Refund”: any cash tax refund received by the Borrower or any of its Subsidiaries from Canadian taxing authorities with respect to tax periods ending prior to the Closing Date.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of (i) all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on the balance sheet of such Person and (ii) (without duplication) all major maintenance expenses of such Person incurred during such period and included in any calculation of Consolidated EBITDA for such period pursuant to clause (m) of the definition of Consolidated EBITDA. “Capital Expenditures” shall not include (a) expenditures made as part of (x) a Permitted Acquisition or as (y) an acquisition permitted under Section 6.3(a), (b) or (c) or (z) an Investment permitted to be made under Section 6.6(k), (m) or (n), (b) expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed with Reinvestment Deferred Amounts or otherwise from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored to the extent not required to prepay the First Priority Term Loans pursuant to Section 2.16 or the Bridge Loans pursuant to Section 2.7 of the Bridge Loan

Agreement or (ii) to the extent funded with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or restored to the extent not required to prepay the First Priority Term Loans pursuant to Section 2.16 or the Bridge Loans pursuant to Section 2.7 of the Bridge Loan Agreement, (c) the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment to the extent of the credit granted by the seller of such equipment for the equipment being traded in at such time or (d) the purchase price of tangible fixed assets and other capital expenditures made with Net Cash Proceeds to the extent such Net Cash Proceeds are not required to prepay the First Priority Term Loans pursuant to Section 2.16 or the Bridge Loans pursuant to Section 2.7 of the Bridge Loan Agreement.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cases”: the meaning set forth in the Introductory Statement to this Agreement.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through

(f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“CCFC Guaranty”: the guaranty by the Borrower in favor of Calpine Construction Finance Company, L.P. (“CCFC”), Hermiston Power Partnership and Brazos Valley Energy LP of the obligations of Calpine Energy Services, L.P. (“CES”) under the Index Based Gas Sale and Power Purchase Agreement, dated as of August 14, 2003, as amended, pursuant to which CCFC purchases natural gas from CES for its power generating facilities, and CES purchases power generated by the facilities from CCFC, as such guaranty is in effect on the date hereof and as it may hereafter be amended, supplemented, modified, refinanced, renewed, replaced or extended from time to time to the extent permitted hereunder.

“Change of Control”: (i) the acquisition after the Closing Date of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; (ii) the occupation of a majority of seats (other than vacant seats) on the Board of Directors of the Borrower by Persons who were neither nominated by the Board of Directors of the Borrower on the Closing Date or appointed or nominated by directors so nominated; or (iii) the occurrence of a Specified Change of Control; provided that no Change of Control shall be deemed to have occurred as a result of the consummation of a Plan of Reorganization.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied or waived, which date is January 31, 2008.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agency and Intercreditor Agreement”: the Collateral Agency and Intercreditor Agreement, substantially in the form attached hereto as Exhibit N.

“Collateral Agent”: the meaning set forth in the preamble to this Agreement.

“Collateral Requirements”: with respect to (x) the use of the proceeds of Incremental Term Loans and up to $500,000,000 of proceeds of DIP Term Loans made on the Existing DIP Closing Date and (y) the use of proceeds of Junior Lien Indebtedness permitted to be incurred under Section 6.1(y), in each case to repay or redeem secured debt, secured lease obligations or preferred securities of any project level Subsidiary of the Borrower, the requirement that (a) the Subsidiary that is the borrower, lessee or issuer of such repaid or redeemed debt, lease or preferred securities, respectively, shall, upon such repayment or redemption, execute and deliver to the Administrative Agent an agreement or agreements reasonably satisfactory to the Administrative Agent (and consistent in all material respects with the Guarantee and Collateral Agreement), pursuant to which such Subsidiary shall guaranty the Obligations on substantially the same terms as the Guarantors and shall pledge its assets to secure such guaranty on substantially the same terms as the Guarantors (except in each case to the extent such guaranty or pledge would constitute a default under Contractual Obligations of such Subsidiary or its direct or indirect parent or Subsidiaries existing on the Closing Date (or entered into after the Closing Date and otherwise permitted under this Agreement) and then in effect, or would be prohibited by, or constitute a breach or default under or result in the termination of, or require any consent requested by such Subsidiary and not obtained under, any license or Contractual Obligation existing on the Closing Date (or entered into after the Closing Date and otherwise permitted under this Agreement) and then in effect, but only to the extent, and for so long as, such prohibition is not terminated, rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code); it being understood that each such guaranty shall be limited in maximum dollar amount or otherwise to the extent such limit is required so that such guaranty would not constitute a default under any such Contractual Obligations of such Subsidiary existing on the Closing Date (or entered into after the Closing Date and otherwise permitted under this Agreement) and then in effect (it being understood that such limit shall be determined without imposing any obligation on the part of the Borrower or any Subsidiary to increase the amount of letters of credit or other credit support it then has in effect for any such Contractual Obligations), or would not be prohibited by, or constitute a breach or default under or result in the termination of, and would not require any consent requested by such Subsidiary and not obtained under, any license or Contractual Obligation existing on the Closing Date (or entered into after the Closing Date and otherwise permitted under this Agreement) and then in effect, but only to the extent, and for so long as, such prohibition is not terminated, rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code), and (b) the outstanding equity interests in such Subsidiary and each intermediate holding company between such Subsidiary and the Borrower (except to the extent a pledge thereof would constitute a default under a Contractual Obligation of such Subsidiary (or its Subsidiaries) or such intermediate holding company (or the parent thereof) existing on the Closing Date (or entered into after the Closing Date and otherwise permitted under this Agreement) and then in effect, would be prohibited by, or constitute a breach or default under or result in the termination of, or require any consent requested by such Subsidiary or such intermediate holding company (or the parent thereof) and not obtained under, any license or Contractual Obligation existing on the Closing Date (or entered into after the Closing Date and otherwise permitted under this Agreement) and then in effect, but only to the extent, and for so long as, such prohibition is not terminated, rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code)) shall be, upon such repayment or redemption, pledged as Collateral; provided, however, (x) in no event shall the value of the additional assets securing the Obligations as a result of the repayment of such debt, lease obligations or securities be less than value of the Liens securing such debt, lease obligations or securities so repaid and (y) to the extent that any such Liens on such assets are prohibited by restrictions described in the foregoing, neither the Borrower nor any Subsidiary thereof shall permit any additional consensual Liens (other than Liens of the type permitted to be incurred under Section 6.2(b), (c), (d), (e), (g), (h), (i), (k), (l), (m), (n), (t), (u), (w) or (z)) on such assets following such repayment or redemption. Notwithstanding anything herein to the contrary, the Collateral Requirements shall not apply with respect to a repayment or redemption of the secured obligations associated with the Blue Spruce Energy Center project.

“Commitment”: as to any Lender, the Revolving Commitment of such Lender.

“Commitment Fee”: the meaning set forth in Section 2.24.

“Commitment Fee Rate”:  1/ 2 of 1% per annum.

“Commitment Letter”: the amended and restated commitment letter, dated December 13, 2007, by and among the Borrower, GSCP, CS, Credit Suisse Securities (USA) LLC, DBSI, Deutsche Bank Trust Company Americas and MSSF.

“Commitment Percentages”: the collective reference to the Revolving Commitment Percentages and the First Priority Term Percentages; individually, as to any Revolving Commitment Percentage or First Priority Term Percentage, a “Commitment Percentage”.

“Commodity Hedge Agreements”: any agreement providing for swaps (including without limitation heat rate swaps), caps, collars, puts, calls, floors, futures, options, spots, forwards, power purchase, tolling or sale agreements, fuel purchase or sale agreements, emissions credit purchase or sales agreements, power transmission agreements, fuel transportation agreements, fuel storage agreements, netting agreements, or commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity or fuel, or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements, entered into in the ordinary course of business in order to manage fluctuations in the price or availability of any commodity.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a controlled group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit K.

“Conduit Lender”: any special purpose Person organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of any Loan Document than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated February 2007 and furnished to certain Lenders.

“Confirmation Order”: the meaning set forth in the Introductory Statement to this Agreement.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and only to the extent deducted in determining Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense (inclusive of letter of credit fees, commitment fees and similar items included in determining Consolidated Interest Expense, and amortization of deferred financing fees and original issue discount), (c) depreciation and amortization expense, (d) amortization of intangibles and organization costs, (e) any extraordinary or non-recurring non-cash expenses or losses, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, (f) non-cash losses on sales or impairments of assets, (g) unrealized gains or losses and any non-cash realized gains or losses recognized in accordance with SFAS No. 133 and SFAS No. 123R, (h) non-cash charges attributable to SFAS No. 150, (i) operating lease expense, (j) distributions received from unconsolidated investments, (k) non-cash losses attributable to translations of intercompany foreign currency transactions, (l) Restructuring Costs, and (m) major maintenance expense as reflected in Consolidated Net Income and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets), (iii) income tax credits (to the extent not netted from income tax expense), (iv) any non-cash gain recorded on the repurchase or extinguishment of debt and (v) any other non-cash non-operating income, (b) income/loss from unconsolidated investments, and (c) non-cash gains attributable to translations of intercompany foreign currency transactions. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio or the Consolidated Senior Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such

Reference Period, and (iii) any pro forma calculation contemplated by clause (i) or (ii) of this sentence shall also give pro forma effect to any related cost savings to the extent such cost savings would be permitted or required to be reflected in pro forma financial information by Regulation S-X under the Securities Act of 1933, as amended, together with those cost savings that are certified by a Financial Officer of the Borrower as having been realized or for which the necessary steps for realization have been taken or are reasonably expected to be taken within 12 months following such calculation. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $20,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $20,000,000. For purposes of calculating pro forma compliance with the financial covenants set forth in Section 6.17 as at the Closing Date, Consolidated EBITDA shall be calculated for the period of twelve consecutive months most recently ended for which an unaudited balance sheet and statement of income are available to the Borrower (and same shall be made available also to the Lenders). For purposes of calculating Consolidated EBITDA (and Consolidated Net Income) for the Borrower and its Subsidiaries for periods that include periods prior to the Closing Date, the Borrower and its Subsidiaries shall include such Persons as debtors and debtors in possession.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its consolidated Subsidiaries (excluding any Designated Project Subsidiary) for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (excluding any Designated Project Subsidiary), operating lease expense of the Borrower and its Subsidiaries (excluding any Designated Project Subsidiary), and dividends paid in cash in respect of preferred Capital Stock of the Borrower and its Subsidiaries excluding any Designated Project Subsidiary (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), net of interest income during such period, in each case determined on a consolidated basis in accordance with GAAP (it being understood that Consolidated Interest Expense shall not include interest expense with respect to the promissory note transferred pursuant to the purchase agreement described in the definition of Existing Gilroy Indebtedness). For purposes of determining pro forma compliance with the Consolidated Interest Coverage Ratio as at the Closing Date, Consolidated Interest Expense shall be calculated as if all outstanding Indebtedness of the Borrower and its consolidated Subsidiaries excluding any Designated Project Subsidiary (assuming that the interest rate accruing on such Indebtedness for the twelve month period most recently ended was equal to the Eurodollar Rate (or the equivalent thereof under any documentation governing such Indebtedness) with three-month interest periods applicable thereto), immediately after giving effect to the occurrence of the Closing Date and giving effect to all repayments of Indebtedness and other obligations on such date, had been outstanding on the first day of the twelve-month period most recently ended.

“Consolidated Leverage Ratio”: as at any day, the ratio of (a) Consolidated Total Net Debt on such day to (b) Consolidated EBITDA for the four consecutive fiscal quarter period ending on (or, if such day is not the last day of a fiscal quarter, most recently prior to and for which the calculation for such period is available) such day or, in the case of the Closing Date, for the period of twelve consecutive months most recently ended for which an unaudited balance sheet and statement of income are available to the Borrower (and same shall be made available also to the Lenders).

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries (excluding any Designated Project Subsidiary), determined on a consolidated basis in accordance with GAAP, plus the amount of any interest payments, dividends or other distributions made by any Designated Project Subsidiary to the Borrower or any of its Subsidiaries; provided that there shall be excluded the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries.

“Consolidated Senior Debt”: at any date, the Consolidated Total Net Debt, less (without duplication) to the extent included therein: (i) Bridge Loans, (ii) Subordinated Indebtedness, (iii) Junior Lien Indebtedness and (iv) Indebtedness of the Borrower and Guarantors (so long as no other Subsidiary of the Borrower is an obligor or a guarantor thereof) that is unsecured.

“Consolidated Senior Leverage Ratio”: as at any day, the ratio of (a) Consolidated Senior Debt on such day to (b) Consolidated EBITDA for the four consecutive fiscal quarter period ending on (or, if such day is not the last day of a fiscal quarter, most recently prior to and for which the calculation for such period is available) such day or, in the case of the Closing Date, for the period of twelve consecutive months most recently ended.

“Consolidated Total Net Debt”: at any date, the aggregate amount of all Indebtedness of the Borrower and its Subsidiaries (to the extent required to be reflected as a liability on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP) at such date (excluding, however, any (x) Limited Recourse Debt of any Designated Project Subsidiary that would otherwise be included, (y) liabilities under or in respect of Swap Agreements or Guarantee Obligations in respect of Swap Agreements that would otherwise be included and (z) the Existing Gilroy Indebtedness that would otherwise be included), determined on a consolidated basis in accordance with GAAP, less any Unrestricted cash and Unrestricted Cash Equivalents held by the Borrower and its Subsidiaries at such date.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“CS”: the meaning set forth in the preamble to this Agreement.

“DBSI”: the meaning set forth in the preamble to this Agreement.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the expiration of applicable cure or grace periods, or both, has been satisfied.

“Designated Project Subsidiaries”: (a) any Project Subsidiary formed by the Borrower or any of its Subsidiaries after the Closing Date, (b) Otay Mesa Energy Center, LLC, Calpine Greenfield (Holdings) Corporation and Russell City Energy Center, LLC and (c) any Subsidiary of the Borrower that was a Guarantor but has been subsequently designated by a Responsible Officer (pursuant to a written notice to the Administrative Agent) not to be a Guarantor, but only if (i) the amount of Investments permitted under Section 6.6(m) shall be reduced by an amount equal to the fair market value of the assets of such Subsidiary at the time of such designation, less any interest payments, dividends or other distributions by such Subsidiary thereafter received (whether directly or indirectly) by any Loan Party and (ii) such designation would not reduce the then available basket under Section 6.6(m) below zero.

“DIP Default”: the meaning set forth in Section 4.1(o).

“DIP Letters of Credit”: the collective reference to the Letters of Credit issued and outstanding under the Existing DIP Agreement as of the Closing Date for the account of the Borrower and identified on Schedule 1.1B and deemed to be made under this Agreement pursuant to Section 2.7(a).

“DIP Revolving Loan Commitment”: with respect to each Lender, such Lender’s Revolving Commitment (as defined in the Existing DIP Agreement) outstanding immediately prior to the occurrence of the Closing Date.

“DIP Revolving Loans”: with respect to each Lender, such Lender’s Revolving Loans (as defined in the Existing DIP Agreement) outstanding immediately prior to the occurrence of the Closing Date.

“DIP Term Loans”: with respect to each Lender, such Lender’s First Priority Term Loans (as defined in the Existing DIP Agreement) outstanding immediately prior to the occurrence of the Closing Date.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable for Indebtedness or Disqualified Capital Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Borrower or a Restricted Subsidiary); or

(3) is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (x) the date on which there are no Loans outstanding and the Commitments have been terminated and (y) six months after the Stated Maturity, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Capital Stock; provided, further that any Capital Stock that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Borrower to redeem or repurchase such Capital Stock upon the occurrence of a change of control or asset sale shall not constitute Disqualified Capital Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that the Borrower may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to the repayment in full of the Loans and the Bridge Loans and termination of the Total Revolving Commitments.

“Documentation Agents”: as defined in the preamble.

“Dollar Amount”: at any time (a) as to any amount in Dollars, such amount and (b) as to any amount in an Alternative Currency, the then Dollar Equivalent thereof.

“Dollar Equivalent”: with respect to any amount of an Alternative Currency on any date, the equivalent amount in Dollars of such amount of Alternative Currency as determined by the Administrative Agent in accordance with Section 1.4 using the applicable Exchange Rate.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“ECF Percentage”: 50%; provided that, with respect to each fiscal year of the Borrower ending on or after the Closing Date occurs, the ECF Percentage shall be reduced to 25% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 5.00 to 1.00.

“Eligible Commodity Hedge Agreement”: (i) any agreement in effect on the Closing Date that constituted (immediately prior to the Closing Date) an “Eligible Commodity Hedge Agreement” as defined in the Existing DIP Agreement, and (ii) any Commodity Hedge Agreement entered into (or amended) by any Loan Party with a counterparty from time to time in the ordinary course of business, consistent with Prudent Industry Practice and not for speculative purposes, it being understood that whether a Commodity Hedging Agreement satisfies the criteria in this clause (ii) shall be determined at the time such agreement is entered into and/or amended. For the avoidance of doubt, the following transactions shall always be considered speculative and not be included in clause (ii) hereof: (i) any fixed price purchase of fuel that does not have an associated fixed price electricity sale; (ii) any fixed price sale of electricity that does not have an associated fixed price fuel purchase or is not used to hedge the heat rate differential between the Projects and the market or used to hedge any geothermal or storage Project; and (iii) any fixed price sale of fuel, other than forward sales of fuel to hedge the heat rate differential between the Borrower’s (and its Subsidiaries’) Projects and the market or used to hedge any geothermal or storage Project.

“Eligible Commodity Hedge Financing”: any letter of credit and/or revolving loan facility (including a commodity collateral revolving loan facility) that is entered into by a Loan Party so long as (i) such letters of credit or the proceeds of such facility are applied solely to collateralize obligations of the Loan Parties to the counterparties under the Eligible Commodity Hedge Agreements to the extent that such counterparties are not otherwise secured by the Collateral and (ii) the obligations of the Loan Parties under such facility are secured by the Collateral pursuant to Section 6.2(n) on a pari passu basis with the Eligible Commodity Hedge Agreements and are not secured by any other assets of the Loan Parties.

“Eligible Facility”: a gas-fired electric generation facility with a nominal capacity of 1000 MW or less.

“Environmental Laws”: any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally binding requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Base Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Borrower (it being understood that in the case of the fiscal year of the Borrower during which the Closing Date occurs, the references to such fiscal year for which Excess Cash Flow is being calculated shall mean the period commencing on the first day of the month immediately following the Closing Date through the last day of such fiscal year; provided that such calculation shall be adjusted in a manner to be agreed upon by the Borrower and the Administrative Agent to take into account the period from the day immediately following the Closing Date until the first day of the month immediately following the Closing Date), the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income except to the extent that they represent a future cash loss, (iii) decreases in Consolidated Working Capital for such fiscal year, (iv) the aggregate net amount of loss on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) all amounts excluded from Excess Cash Flow in a prior period pursuant to following clause (b)(ix), to the extent such amounts become permitted, during the period for which Excess Cash Flow is being determined, to be paid in cash to the Borrower or a Guarantor as a dividend, advance or other investment or distribution over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with (x) the proceeds of any Reinvestment Deferred Amount not included in Consolidated Net Income or (y)

Capital Stock or proceeds therefrom), (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments, the aggregate amount of all regularly scheduled principal payments of the First Priority Term Loans actually made during such fiscal year, the aggregate principal amount of all optional prepayments of the First Priority Term Loans and Bridge Loans and payments at maturity of the Bridge Loans, in each case, actually made during such fiscal year and only to the extent funded by amounts included in Consolidated Net Income for such fiscal year and not funded by proceeds of Indebtedness, Asset Sales, Extraordinary Receipts or Capital Stock, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (excluding the First Priority Term Loans and the Bridge Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than (x) in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder or (y) made with amounts previously deducted from Excess Cash Flow pursuant to clause (b)(viii) below), (v) increases in Consolidated Working Capital for such fiscal year, (vi) the aggregate net amount of gain on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales in the ordinary course of business), to the extent such amounts are included in arriving at such Consolidated Net Income, (vii) the amount actually paid in cash (excluding cash paid with proceeds of Indebtedness, Reinvestment Deferred Amounts, Extraordinary Receipts or issuances of Capital Stock) in respect of Permitted Acquisitions made by the Borrower or its Subsidiaries pursuant to Section 6.3(g), (viii) amounts required to be funded by the Borrower or any Subsidiary into reserves pursuant to Limited Recourse Debt existing on the Closing Date or permitted to be incurred hereunder, and (ix) amounts otherwise included in Consolidated Net Income for such fiscal year that are attributable to Subsidiaries of the Borrower that are not Guarantors but that are not permitted or are unable (other than as a result of an optional payment or optional prepayment), as of the relevant Excess Cash Flow Application Date for the Excess Cash Flow for such fiscal year, to be paid in cash to the Borrower or a Guarantor as a dividend, advance or other investment or distribution.

“Excess Cash Flow Application Date”: as defined in Section 2.16(d).

“Exchange Rate”: on any day, with respect to any Alternative Currency, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M., New York time, on such date on the Bloomberg Cross Currency Key Page for such Alternative Currency. In the event that such rate does not appear on any Bloomberg Cross Currency Key Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent, or, in the event no such service is selected, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Alternative Currency are then being conducted, at or about 10:00 A.M., local time, on such date for the purchase of the relevant currency for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Subsidiary”: (a) any Foreign Subsidiary, (b) any Bankrupt Subsidiary for so long as such Bankrupt Subsidiary is a debtor under the Bankruptcy Code, (c) any Designated Project Subsidiary, (d) any Subsidiary of the Borrower that is (A) a Domestic Subsidiary of the Borrower substantially all of the assets of which consist of the Capital Stock of one or more Foreign Subsidiaries or (B) a Domestic Subsidiary of the Borrower substantially all of the assets of which consist of the Capital Stock of one or more Subsidiaries described in clause (A) hereof (whether such ownership is directly held or through another one or more such Subsidiaries), (e) any Subsidiary of the Borrower (other than a Material Subsidiary) and any Material Project Subsidiary, in each case with respect to which the Borrower has provided supporting documentation no less than 20 days prior to the Closing Date to the Administrative Agent of a Guarantee Restriction existing as of the Closing Date, (f) any Subsidiary of Calpine Energy Services Holdings, Inc. listed on Schedule 1.1E, (g) any Subsidiary which the Borrower requests to be an Excluded Subsidiary which is satisfactory to the Administrative Agent and (h) any Material Subsidiary (other than any Geysers Entity, any Subsidiary of Calpine Energy Services Holdings, Inc. listed on Schedule 1.1E, any of Calpine Calgen Holdings, Inc. and its Subsidiaries and any Material Project Subsidiary) with respect to which the Borrower has provided supporting documentation no less than 20 days prior to the Closing Date to the Administrative Agent of a Guarantee Restriction existing as of the Closing Date.

“Existing DIP Agreement”: the meaning set forth in the recitals hereto.

“Existing DIP Closing Date”: the date on which the conditions precedent set forth in Section 4.1 of the Existing DIP Agreement shall have been satisfied or waived, which date is March 29, 2007.

“Existing Gilroy Indebtedness”: obligations of the Borrower and its Subsidiaries under the purchase agreement dated as of October 30, 2003, as amended, by and among the Borrower, Calpine Gilroy Cogen, L.P., BNY Asset Solutions LLC and the buyers party thereto, and their related guaranty, which obligations shall not exceed $101 million.

“Extensions of Credit”: collectively, Loans and/or Letters of Credit hereunder; individually, as to any Loan or any Letter of Credit, an “Extension of Credit.”

“Extraordinary Receipts”: any amounts received by any Global Entity in respect of any federal or state income tax refunds and pension plan reversions in excess of $50,000,000 in any fiscal year of the Borrower; provided, that no portion of the Canadian 2008 Tax Refund shall be considered an Extraordinary Receipt, and no portion of any tax refund with respect to taxes paid on account of a fiscal year prior to the year ending December 31, 2008 shall be considered an Extraordinary Receipt.

“Facility”: each of the First Priority Term Facility and the Revolving Facility.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by GSCP from three federal funds brokers of nationally recognized standing selected by it.

“Fee Payment Date”: (a) the last Business Day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Fees”: collectively, the Commitment Fees, Letter of Credit Fees, the fees payable to CS, GSCP, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Morgan Stanley Senior Funding, Inc., as separately agreed by the Borrower, the fees referred to in Sections 2.24, 2.25 or 9.5 and any other fees payable by any Loan Party pursuant to this Agreement or any other Loan Document.

“Financial Officer”: the Chief Financial Officer, Principal Accounting Officer, Controller or Treasurer of the Borrower.

“First Priority Term Facility”: the facility under which the First Priority Term Loans (including, without limitation, the Additional First Priority Term Loans and the Incremental Term Loans) were and may be made.

“First Priority Term Lender”: each Lender that holds a First Priority Term Loan (including, without limitation, an Additional First Priority Term Loan and an Incremental Term Loan).

“First Priority Term Loan”: as to any Lender, the collective reference to (a) any first priority term loans deemed to be made by such Lender pursuant to Section 2.1(a), (b) any Additional First Priority Term Loans made by such Lender pursuant to Section 2.1(b) and (c) any Incremental Term Loans made by such Lender pursuant to Section 2.27.

“First Priority Term Percentage”: as to any First Priority Term Lender at any time, the percentage which such Lender’s First Priority Term Loans then constitutes of the aggregate First Priority Term Loans of all First Priority Term Lenders.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Freeport Guaranty”: the guaranty by the Borrower dated as of April 26, 2007, in favor of The Dow Chemical Company, of certain obligations of Freeport Energy Center, LP relating to the Freeport Energy Center project, as such guaranty is in effect on the date hereof and as it may hereafter be amended, supplemented, modified, refinanced, renewed, replaced or extended from time to time to the extent permitted hereunder.

“Fronting Bank”: GE Capital, Wachovia Bank, National Association or any Lender reasonably satisfactory to the Administrative Agent or the Borrower, or any of their respective affiliates, in their respective capacity as issuers of the Letters of Credit; provided that any Person that is not a Lender which issued any Existing Letter of Credit shall be a Fronting Bank solely with respect to such Existing Letter of Credit.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent or the Sub-Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.17, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.5(b) (and without giving effect to any “Accounting Change” (as defined below), unless otherwise provided in an amendment entered into as contemplated below). In the event that any Accounting Change shall occur and such change has a material impact on any of the calculations of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations (in the case of “fresh start” accounting, at the Borrower’s or the Administrative Agent’s request) in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC and/or (ii) changes in the application of accounting principles resulting from the Borrower qualifying for “fresh start” accounting.

“GE Capital”: as defined in the preamble.

“Geysers Entities”: the collective reference to the following Subsidiaries of the Borrower: Anderson Springs Energy Company, Thermal Power Company, Geysers Power I Company, Geysers Power Company II, LLC, Geysers Power Company, LLC, Calpine Calistoga Holdings, LLC and Silverado Geothermal Resources, Inc.

“Global Entities”: the collective reference to the Borrower and its Restricted Subsidiaries.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court,

central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Greenfield Guaranty”: the guaranty by the Borrower in favor of Mitsui & Co., Ltd. of certain obligations of Calpine Greenfield ULC and Calpine Greenfield LP Holdings Inc. relating to the Greenfield Energy Centre project, as such guaranty is in effect on the date hereof and as it may hereafter be amended, supplemented, modified, refinanced, renewed, replaced or extended from time to time to the extent permitted hereunder.

“GSCP”: as defined in the preamble.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit F.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include (x) endorsements of instruments for deposit or collection or contractual indemnities, in each case, in the ordinary course of business or (y) indemnification by any Person of its directors or officers (or of the directors or officers of such Person’s Subsidiaries) for actions taken on behalf of such Person (or such Subsidiaries, as applicable). The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made, (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, or (c) such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Guarantee Restriction”: as to any Subsidiary of the Borrower, any (i) license or Contractual Obligation of such Subsidiary or its direct or indirect parent or Subsidiaries which provides that (A) becoming a Guarantor would be prohibited (or limited in amount) by, or constitute a breach or default under or result in the termination of or require any consent not obtained under, any documentation governing any, such license or Contractual Obligation, or (B)

a grant of a Lien would be prohibited (or limited in amount) by, or constitute a breach or default under or result in the termination of or require any consent not obtained under, any documentation governing any such license or Contractual Obligation, or (ii) any applicable Requirement of Law which would conflict with or be violated by such Subsidiary by becoming a Guarantor or granting a Lien; provided that any license or Contractual Obligation referred to in the foregoing clause (i) that applies to a Material Subsidiary (other than a Material Project Subsidiary) and does not arise with respect to a Project Debt Document or a PPA shall be required to be consented to by the Administrative Agent (with such consent not to be unreasonably withheld).

“Guarantor”: (a) any Subsidiary of the Borrower that becomes required to guaranty the Obligations pursuant to the Collateral Requirements and (b) each Subsidiary of the Borrower other than an Excluded Subsidiary, which, in any event, on the Closing Date shall include the following Material Subsidiaries of the Borrower on the Closing Date (unless such Person becomes an Excluded Subsidiary pursuant to clause (g) of the definition of “Excluded Subsidiary”): (i) the Geysers Entities, Calpine Calgen Holdings, Inc. and its Subsidiaries, the Subsidiaries of Calpine Energy Services Holdings, Inc. set forth on Schedule 1.1F hereof (it being understood that notwithstanding anything to the contrary herein, the Collateral shall exclude the assets of any such Subsidiary that is indicated on such Schedule as being unable to grant a Lien on its assets), Calpine Energy Services Holdings, Inc., Calpine Power Company, Calpine Operations Management Company, Inc., Calpine Administrative Services Company, Inc. and Calpine Fuels Corporation, and (ii) Calpine Riverside Holdings, LLC and Calpine CCFC Holdings, LLC and their respective Subsidiaries, in each case, to the extent they are Guarantors under, and as defined, in the Existing DIP Agreement.

“Incremental Term Loans”: the meaning set forth in Section 2.27(a).

“Incremental Commitment Supplement”: the meaning set forth in Section 2.27(a).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) all obligations of such Person in respect of Swap Agreements. The

Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes hereof, preferred Capital Stock issued by the Borrower shall not constitute Indebtedness hereunder unless it constitutes Disqualified Capital Stock.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property of any Loan Party, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan (including any Swingline Loan), the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) (i) that had been a Eurodollar Loan (as defined in the Existing DIP Agreement) that is converted on the Closing Date into Loans that are Eurodollar Loans, initially the period commencing on the borrowing date under the Existing DIP Agreement and ending on the date selected as the final day of such Interest Period (as defined in the Existing DIP Agreement) in accordance with the terms of the Existing DIP Agreement or (ii) with respect to all Loans borrowed or converted after the Closing Date, initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under a relevant Facility, nine or twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under a relevant Facility, nine or twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 10:00 A.M., New York City time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Termination Date or beyond the date final payment is due on the First Priority Term Loans;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investment”: the meaning set forth in Section 6.6.

“ISP”: International Standby Practices 1998 (International Chamber of Commerce Publication Number 590) and any subsequent version thereof adhered to by the Fronting Bank.

“Joint Lead Arrangers”: Goldman Sachs Credit Partners L.P., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc.

“Junior Lien Agreement”: any agreement which governs the terms of any Junior Lien Indebtedness permitted to be incurred under Section 6.1(y).

“Junior Lien Indebtedness”: Indebtedness of the Borrower and/or any Subsidiary that is (i) secured by Liens junior to the Liens securing the Obligations, (ii) permitted to be incurred under Section 6.1(y) or (if the funding of the Additional First Priority Term Loans does not occur on the Closing Date) is issued pursuant to the Plan of Reorganization and permitted under Section 6.1(t) and (iii) at any time when the Bridge Loans are outstanding, secured by Liens junior to the Liens securing the Bridge Loan Obligations; provided that the priority of such Liens and the ability of the lenders or holders of such Indebtedness to exercise rights and enforce remedies in respect of such Liens are subject to the Collateral Agency and Intercreditor Agreement or other intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent.

“L/C Application”: an application, in such form as the Fronting Bank may reasonably specify from time to time, requesting the Fronting Bank to issue a Letter of Credit.

“L/C Cash Collateral Account”: the account established by the Borrower under the sole and exclusive control of the Collateral Agent maintained at the office of the Collateral Agent at Eleven Madison Avenue, New York, New York 10010, designated as the “Calpine Corporation L/C Cash Collateral Account” or similar title, which shall be used solely for the purposes set forth in Sections 2.7(b) and 2.16 and any other provision of this Agreement which requires the cash collateralization of Letter of Credit Outstandings.

“L/C Commitment”: $550,000,000.

“Lenders”: the meaning set forth in the preamble to this Agreement.

“Letter of Credit Fees”: the fees payable in respect of Letters of Credit pursuant to Section 2.25.

“Letter of Credit Outstandings”: at any time, an amount equal to the sum of (a) the then Dollar Amount of the aggregate then undrawn and unexpired face amount of the then outstanding Letters of Credit then outstanding plus (b) the then Dollar Amount of the aggregate amounts theretofore drawn under Letters of Credit and not then reimbursed.

“Letter of Credit Request”: the meaning set forth in Section 2.8.

“Letters of Credit”: any DIP Letter of Credit and any standby letter of credit issued pursuant to Section 2.8 which letter of credit shall be (a) for such purposes as are consistent with the terms hereof, (b) denominated in Dollars or any Alternative Currency and (c) otherwise in such form as may be reasonably approved from time to time by the Administrative Agent and the Fronting Bank.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Recourse Debt”: Indebtedness (including Guarantee Obligations) of a Project Subsidiary or Project Subsidiaries (or a Subsidiary or Subsidiaries directly or indirectly holding the Capital Stock of one or more of such Project Subsidiaries) that is incurred to finance the improvement, installment, design, engineering, construction, acquisition, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or any portion of the applicable Project or Projects, or to refinance existing such Indebtedness, with respect to which the recourse of the holder or obligee of such Indebtedness is limited to (i) assets (and revenues and proceeds from such assets) associated with or ancillary to such Project or Projects (which in any event shall not include assets held by any Subsidiary other than a Subsidiary, if any, whose sole business is the ownership and/or operation of such Project or Projects (or the direct or indirect ownership of one or more of the relevant Project Subsidiaries) and substantially all of whose assets are associated with or ancillary to such Project or Projects) in respect of which such Indebtedness was incurred and/or (ii) such Subsidiary or Subsidiaries, and/or such Project Subsidiary or Project Subsidiaries and/or the Capital Stock in one or more of such entity or entities, but in the case of clause (ii) only if such Subsidiary’s or Project Subsidiary’s sole business is the ownership and/or operation of such Project or Projects (or the direct or indirect ownership of one or more of the relevant Project Subsidiaries) and substantially all of such Subsidiary’s or Project Subsidiary’s assets are associated with or ancillary to such Project or Projects. For purposes of this Agreement, Indebtedness of a Subsidiary of the Borrower shall not fail to be Limited Recourse Debt by reason of the holders of such Limited Recourse Debt having recourse to the Borrower or another Subsidiary of the Borrower pursuant to a Performance Guarantee, so long as such Performance Guaranty is permitted under Section 6.1.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents and, after execution and delivery thereof pursuant to the terms of this Agreement, each Note, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the Borrower and the Guarantors.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the First Priority Term Loans or the Aggregate Revolving Outstandings, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Mandatory Prepayment Date”: the meaning set forth in Section 2.16(h).

“Material Adverse Effect”: a material adverse effect on (a) the business, condition (financial or otherwise), operations or assets of the Global Entities taken as a whole, in each case, other than such effects attributable to the consummation of the transactions contemplated by the Plan of Reorganization, the occurrence of the Plan Effective Date and, in the case of time periods during the pendency of the Cases, the commencement of the Cases or the existence of prepetition claims and of defaults under such prepetition claims, (b) the validity or enforceability of the Loan Documents, or (c) the rights and remedies of the Lenders, the Fronting Bank, the Administrative Agent, the Sub-Agent and the Collateral Agent under the other Loan Documents, taken as a whole.

“Material Obligor”: (a) the Borrower and (b) each Restricted Subsidiary of the Borrower now existing or hereafter acquired or formed by the Borrower which, as at the end of the most recent fiscal year of the Borrower, Restricted Subsidiary (i) accounted for more than 3% of the consolidated revenues of the Borrower and its Subsidiaries or (ii) owned more than 3% of the consolidated assets of the Borrower and its Subsidiaries.

“Material Project Subsidiaries”: the collective reference to the following Subsidiaries of the Borrower: Calpine Steamboat Holdings, LLC, Metcalf Holdings, LLC and Blue Spruce Energy Center, LLC, and all of their respective direct and indirect Subsidiaries.

“Material Subsidiaries”: the collective reference to the following Subsidiaries of the Borrower: the Geysers Entities, Calpine Energy Services Holdings, Inc., Calpine Calgen Holdings, Inc., Calpine CCFC Holdings, Inc., CPN Energy Services GP, Inc., CPN Energy Services LP, Inc., Calpine Riverside Holdings, LLC, and the Material Project Subsidiaries and all of their respective direct and indirect Subsidiaries (excluding, for the avoidance of doubt, California Peaker Holdings, LLC and its Subsidiaries and South Point Holdings, LLC and its Subsidiaries), and each of the Calpine Power Company, Calpine Operations Management Company, Inc., Calpine Administrative Services Company, Inc. and Calpine Fuels Operation; it being understood that any Subsidiary into which any Material Subsidiary merged or otherwise consolidated or any Subsidiary to which all or substantially all of the assets of any Material Subsidiary are transferred or otherwise disposed shall constitute a Material Subsidiary for all purposes under this Agreement.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Metcalf Refinancing Facility”: a credit facility with Metcalf Energy Center, LLC as borrower, in a maximum original principal amount not to exceed $400 million, entered into to (among other things) repay or redeem outstanding indebtedness and preferred securities of Metcalf Energy Center, LLC.

“Minimum Liquidity”: at any time, the sum of (a) all Unrestricted cash and Unrestricted Cash Equivalents of the Borrower and the Restricted Subsidiaries at such time and (b) the Available Revolving Commitments of all Lenders at such time.

“Moody’s”: Moody’s Investors Services, Inc.

“Mortgaged Properties”: the real properties listed on Schedule 1.1C, as to which the Collateral Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages in accordance with Section 5.11(b) (it being understood and agreed that Schedule 1.1C shall not, in any event, include the plant for the Fremont Project and real properties owned or leased by Clear Lake Cogeneration Limited Partnership, RockGen Energy LLC, Texas City Cogeneration, L.P., Hillabee Energy Center, LLC and CPN Pryor Funding Corporation, and the Calpine Philadelphia Water Project facility owned by Calpine Leasing, Inc.); provided, however, if the plant for the Fremont Project, any of the real properties owned or leased by Clear Lake Cogeneration Limited Partnership, RockGen Energy LLC, Texas City Cogeneration, L.P., Hillabee Energy Center, LLC and CPN Pryor Funding Corporation, and the Calpine Philadelphia Water Project facility owned by Calpine Leasing, Inc., in each case are not Disposed of to a Person other than the Borrower or a Subsidiary thereof (or, in the case of CPN Pryor Funding Corporation, dismantled) within 8 months after the Closing Date, such properties not so Disposed of (or dismantled, as applicable) shall also become “Mortgaged Properties”.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties referred to therein, substantially in the form of Exhibit L (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“MSSF”: the meaning set forth in the preamble to this Agreement.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, commissions, foreign exchange charges to the extent such proceeds are paid in a currency other than Dollars, amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), amounts from any such Recovery Event required to be otherwise applied to the obligations under the applicable PPA, amounts required to be applied to the repayment of mandatorily redeemable preferred Capital Stock permitted hereunder, amounts used in respect of any condemnation, property loss or casualty payment to the extent used to pay actual liabilities or losses in respect of such condemnation, property loss or casualty payments or to pay amounts required to be paid with such condemnation, property loss or casualty payments under the terms of Contractual Obligations then in effect and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and any liability reserves established in respect of such Asset Sale or Recovery Event in accordance with GAAP (it being understood that any amounts placed in such reserve that are not actually paid shall be deemed to be Net Cash Proceeds hereunder and applied to prepay the Loans or reinvested under Section 2.16(e), as the case may be, at the time that the Borrower determines, in its good faith judgment, that such amounts no longer are required to be in such reserve and are not required to be applied to pay the relevant liabilities) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees, expenses and closing costs (including any applicable stamp, mortgage recording and similar taxes) actually incurred in connection therewith, in the case of each of clause (a) and (b), deducting any amounts otherwise included therein which are required to be used, and are in fact used, to make mandatory prepayments of principal of outstanding Bridge Loans (or, in the case of any Net Cash Proceeds as described in preceding clause (b) where only 50% thereof is required to be used to mandatorily prepay (or offer to prepay) First Priority Term Loans pursuant to Section 2.16(a) or (b), deducting the amount of the respective mandatory prepayment of principal of Bridge Loans multiplied by 2).

“New Lender”: the meaning set forth in Section 2.27(a).

“Non-Excluded Taxes”: the meaning set forth in Section 2.21(a).

“Non-Loan Parties”: any Subsidiary of the Borrower that is not a Loan Party.

“Non-U.S. Lender”: the meaning set forth in Section 2.21(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and the Letter of Credit Outstandings and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent, the Sub-Agent or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Offer”: the meaning set forth in Section 2.16(h).

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participants”: the meaning set forth in Section 9.6(c).

“Pasadena Guaranty”: the guaranty by the Borrower in favor of the facility lessee of the obligations under certain lease financing documents relating to the Pasadena project, as such guaranty is in effect on the date hereof and as it may hereafter be amended, supplemented, modified, refinanced, renewed, replaced or extended from time to time to the extent permitted hereunder.

“Patriot Act”: the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001, as amended.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“PCF Cash”: at any date and for so long as Power Contract Financing, L.L.C. is a wholly owned Subsidiary of the Borrower, cash and Cash Equivalents that would otherwise not be “Unrestricted” for purposes of determining Consolidated Total Net Debt and which does not exceed the aggregate amount of Indebtedness of Power Contract Financing, L.L.C. then included in Consolidated Total Net Debt (and which did not already reduce the amount of Indebtedness which would then be reflected on the Borrower’s consolidated balance sheet).

“Performance Guarantee”: any Guarantee Obligation issued in connection with any Project that (a) if secured, is secured only by assets of and/or Capital Stock of a Subsidiary obligated in respect of the Limited Recourse Debt associated with such Project and/or of a Project Subsidiary, and (b) guarantees to the provider of the applicable Limited Recourse Debt or any other Person (i) performance of the improvement, installment, design, engineering, construction, acquisition, development, completion, maintenance or operation (including commercial operation) of, or otherwise affects any such act in respect of, all or any portion of the Project, or (ii) completion of the minimum agreed equity or other contributions or support to the relevant Project Subsidiary (or Subsidiary obligated in respect of the Limited Recourse Debt associated with such Project directly or indirectly owning such Project Subsidiary).

“Permitted Acquisition”: an acquisition (whether pursuant to an acquisition of Capital Stock, assets or otherwise) by the Borrower or any of its Subsidiaries from any Person of all or substantially all of the assets of a Person or a line of business of a Person; provided that (a) the Borrower and its Restricted Subsidiaries shall have immediately after such acquisition Minimum Liquidity of at least $250,000,000, on a pro forma basis after giving effect to such acquisition and any financing thereof or Indebtedness acquired in connection therewith permitted under Section 6.1, (b) the business so acquired shall be reasonably related to the businesses or business activities in which the Borrower and its Subsidiaries are permitted to be engaged under Section 6.8 of this Agreement, (c) the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the covenants set forth in Section 6.17 immediately after giving effect to such acquisition and any financing thereof or Indebtedness acquired in connection therewith permitted under Section 6.1 and (d) immediately prior to and immediately after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing.

“Permitted Liens”: Liens permitted to exist under Section 6.2.

“Permitted PPA Counterparty Lien”: a Lien granted by the Borrower or any Subsidiary in favor of a PPA Counterparty under a PPA; provided that all of the following conditions are satisfied:

(1) the PPA Counterparty shall not be an Affiliate of the Borrower or any of its Subsidiaries;

(2) the Lien shall not secure any Indebtedness and (a) shall have been granted solely to secure the performance obligations of the applicable Project Subsidiary under the PPA and/or any obligations of such Project Subsidiary to make a termination payment under the PPA, or (b) shall create rights designed to enable the PPA Counterparty to assume operational control of the relevant Eligible Facility or Eligible Facilities (e.g., step-in rights) or otherwise continue performance of the Project Subsidiary’s obligations under the PPA;

(3) the PPA Counterparty shall be permitted to exercise its rights and remedies solely with respect to the assets subject to such Lien only:

(a) for so long as the PPA Counterparty remains current with respect to all of its payment obligations under the PPA and shall not otherwise be in a continuing default under the PPA;

(b) if the PPA Counterparty continues to acknowledge the existence of the Liens securing the Obligations (unless and until the Liens securing the Obligations are eliminated in connection with a foreclosure of the Lien as contemplated by clause (4) of this definition); and

(c) if either (i) the Project Subsidiary has terminated, rejected or repudiated the PPA (including, without limitation, any rejection or similar act by or on behalf of such Project Subsidiary in connection with any case under the Bankruptcy Code) or (ii)

the Project Subsidiary (A) provides or delivers capacity or energy to a third party if such Project Subsidiary is required under the PPA to provide or deliver such capacity or energy to the PPA Counterparty, (B) fails to operate or attempt to operate one or more of the relevant Eligible Facilities at a time when the Project Subsidiary was required under the PPA to operate or attempt to operate such Eligible Facility or Eligible Facilities and such operation is not prevented by force majeure, forced outage or other events or circumstances outside the reasonable control of the Person responsible therefor, (C) fails to comply with any provisions of the PPA designed to enable the PPA Counterparty to assume operational control of the relevant Eligible Facility or Eligible Facilities (e.g., step-in rights) or otherwise take actions necessary to continue performance of Project Subsidiary’s obligations under the PPA, in each case to the extent the Project Subsidiary is then capable of complying with such provisions, (D) fails to pay to the PPA Counterparty any amount due and payable in accordance with the terms and conditions of the PPA, or (E) otherwise intentionally breaches its obligations under the PPA;

(4) the PPA Counterparty’s exercise of its rights with respect to the Lien shall be limited to (a) the taking of actions pursuant to any provisions of the PPA designed to enable the PPA Counterparty to assume operational control of the relevant Eligible Facility or Eligible Facilities (e.g., step-in rights) or otherwise necessary to continue performance of Project Subsidiary’s obligations under the PPA or (b) the recovery of any termination payment due under the PPA; and

(5) the PPA Counterparty shall have executed and delivered a PPA Intercreditor Agreement.

“Permitted Refinancing”: in respect of the Bridge Loan Facility permitted under Section 6.1(m), any Subordinated Indebtedness permitted under Section 6.1(t), any Junior Lien Indebtedness permitted under Section 6.1(t) or Section 6.1(y), or any senior unsecured Indebtedness permitted under Section 6.1(x)(i), any Refinancing of any such Indebtedness, provided that (i) the principal amount of such Indebtedness shall not be increased from the principal amount outstanding immediately prior to such refinancing plus fees and expenses in connection therewith, (ii) the final maturity of such Indebtedness shall not be shortened, (iii) the other material terms and conditions of such Indebtedness, taken as a whole, shall not be more restrictive, (iv) (w) the Bridge Loan Facility shall be refinanced with Indebtedness secured by Liens pari passu with or junior to the Liens securing the Bridge Loan Obligations or the Obligations, or with Subordinated Indebtedness or senior unsecured Indebtedness, (x) such Junior Lien Indebtedness shall be refinanced with Junior Lien Indebtedness, Subordinated Indebtedness or senior unsecured Indebtedness, (y) such Subordinated Indebtedness shall be refinanced with Subordinated Indebtedness and (z) such senior unsecured Indebtedness shall be refinanced with either senior unsecured Indebtedness or Subordinated Indebtedness and (v) the interest rate accruing on such Indebtedness at the time of such refinancing (other than a refinancing with respect to the Bridge Loans) shall not be increased.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pittsburg/DEC/LMEC Guaranty”: the guaranty by the Borrower in favor of The Dow Chemical Company, of certain obligations of certain Subsidiaries related to the Pittsburg project, Delta Energy Center project and the Los Medanos Energy Center project (which guaranty replaced and superseded the guaranty dated as of July 21, 1998), as such guaranty is in effect on the date hereof and as it may hereafter be amended, supplemented, modified, refinanced, renewed, replaced or extended from time to time to the extent permitted hereunder.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Effective Date”: the meaning set forth in the recitals to this Agreement.

“Plan of Reorganization”: the meaning set forth in the recitals to this Agreement.

“Platform”: the meaning set forth in Section 5.1.

“PPA”: an agreement (including a tolling agreement, fuel conversion services agreement or other similar agreement) entered into by a Subsidiary for the sale of capacity or energy (and services ancillary or related thereto) from one or more of the Projects.

“PPA Counterparty”: a counterparty to a PPA.

“PPA Intercreditor Agreement”: an intercreditor agreement that provides for the following: (a) notice by the Borrower to the relevant PPA Counterparty of Defaults, Events of Default and any exercise of remedies by the Collateral Agent in connection therewith; (b) the right of the PPA Counterparty to exercise step-in rights; (c) notice to the Administrative Agent of any defaults under the relevant PPA; (d) standstill provisions relating to the exercise of remedies by the PPA Counterparty; (e) the right of Lenders to cure defaults under the relevant PPA without assuming the PPA or taking possession of the Project; (f) the right of Lenders to cure defaults under the relevant PPA by stepping in, assuming the contract and curing “curable” defaults; (g) the right of Lenders to provide alternative collateral (e.g., letter of credit) in lieu of Permitted PPA Counterparty Liens; (h) the establishment of a payment waterfall absent special actions by the PPA Counterparty and Lenders; and (i) is otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Prepayment Amount”: the meaning set forth in Section 2.16(h).

“Prime Rate”: the rate of interest announced by GSCP from time to time as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest rate actually charged to any customer. GSCP may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Financial Statements”: the meaning set forth in Section 3.5(a).

“Project”: any (w) electrical generation plant, (x) cogeneration plant, (y) facility for the exploration or drilling for fuel or other resources, or for the development, storage,

transport or transmission of, electricity, steam, fuel, syngas or other resources for the generation of electricity or (z) facility engaged in another line of business in which the Borrower and its Subsidiaries are permitted to be engaged hereunder, in each case for which a Subsidiary or Subsidiaries of the Borrower was, is or will be (as the case may be) an owner, lessee, operator, manager, developer or builder, and shall also mean any two or more of such plants or facilities in which an interest has been acquired in a single transaction; provided that a Project shall cease to be a Project of the Borrower and its Subsidiaries at such time that the Borrower or any of its Subsidiaries ceases to have any existing or future rights or obligations (whether direct or indirect, contingent or matured) associated therewith.

“Project Debt Documents”: any documentation governing any Indebtedness, lease or preferred Capital Stock incurred by the Borrower or any Subsidiary thereof to finance one or more Projects, including without limitation, Limited Recourse Debt.

“Project Investments”: with respect to any Project (whether now or hereafter in existence), expenditures made by the Borrower or any of its Subsidiaries to fund (i) engineering, permitting, legal, environmental and other similar expenses, and financing costs, (ii) fees and expenses of consultants and advisors with respect to engineering, permitting, legal and environmental issues, (iii) purchases of equipment or other assets to be used in the business or operations of such Project, and development, startup, operation and construction costs, (iv) additions or improvements to the facilities of such Project, and (v) any other services rendered or cash or assets purchased or contributed to or for the benefit of such Project that would be considered an Investment in the Subsidiaries associated with such Project.

“Project Subsidiary”: any Subsidiary of the Borrower whose sole business is the ownership and/or operation of a Project or Projects and substantially all of the assets of which are associated with or acquired or utilized in such Project.

“Projections”: the meaning set forth in Section 5.2(c).

“Prudent Industry Practice”: those practices or methods as are commonly used or adopted by Persons in power generation industry in the United States, in connection with the conduct of such industry, in each case as such practices or methods may evolve from time to time, consistent with all Requirements of Law.

“Public Lender”: the meaning set forth in Section 9.15.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset.

“Refinancing”: with respect to any Indebtedness, any refinancing, replacement, refunding, renewal or extension of such Indebtedness. The term “Refinance” shall have a correlative meaning.

“Refunded Swingline Loans”: the meaning set forth in Section 2.6(b).

“Register”: the meaning set forth in Section 9.6(b).

“Regulation U”: Regulation U of the Board of Governors as in effect from time to time.

“Reinvestment Commitment Notice”: a written notice executed by a Responsible Officer on or prior to the date that is 365 days after the consummation of an Asset Sale or occurrence of a Recovery Event, stating (x) that, in the case of an Asset Sale only, no Event of Default has occurred and is continuing and (y) that the Borrower (directly or through a Subsidiary) has committed in writing to use all or a specified portion of the Net Cash Proceeds of (i) an Asset Sale within 180 days after the date of such notice or (ii) a Recovery Event on or before the 24 month anniversary of the date of such notice, in each case to acquire or repair (or, solely in the case of a Recovery Event, to reimburse itself for amounts previously expended to acquire or repair) assets useful in its business.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Global Entity in connection therewith that are not applied to prepay the First Priority Term Loans pursuant to Section 2.16(e) as a result of the delivery of a Reinvestment Notice or Reinvestment Commitment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating (i) in the case of an Asset Sale only, that no Event of Default has occurred and is continuing and (ii) that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event in each case to acquire or repair (or, solely in the case of a Recovery Event, to reimburse itself for amounts previously expended to acquire or repair) assets useful in its business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, (a) with respect to which a Reinvestment Notice is delivered, the earlier of (i) the date occurring 365 days after such Reinvestment Event and (ii) the date on which the Borrower shall have determined not to acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount and (b) with respect to which a Reinvestment Commitment Notice is delivered, the earlier of (i)(A) in the case of an Asset Sale, the date occurring 180 days after delivery of such Reinvestment Commitment Notice or (B) in the case of a Recovery Event, the twenty-four month anniversary after delivery of such Reinvestment Commitment Notice and (ii) the date on which the Borrower shall have determined not to acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, Lenders holding more than 50% of the sum of (a) the aggregate unpaid principal amount of the First Priority Term Loans then outstanding and (b) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Aggregate Revolving Outstandings then outstanding.

“Requirement of Law”: as to any Person, the certificate of incorporation and by laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, any executive vice president or Financial Officer of the Borrower, but in any event, with respect to financial matters, a Financial Officer of the Borrower.

“Restricted Subsidiaries”: the collective reference to the Guarantors and Material Subsidiaries, but excluding, however, any Material Project Subsidiary that is not a Guarantor.

“Restructuring Costs”: non-recurring and other one-time costs incurred by the Borrower or its Subsidiaries in connection with the reorganization of its and its Subsidiaries’ business, operations and structure in respect of (a) the implementation of ongoing operational initiatives, (b) plant closures, plant “moth-balling” or consolidation, relocation or elimination of offices operations, (c) related severance costs and other costs incurred in connection with the termination, relocation and training of employees, (d) legal, consulting, employee retention and other advisor fees incurred in connection with the Cases and the related Plan of Reorganization and (e) any adequate protection payments previously consented to by the administrative agent under the Existing DIP Agreement.

“Revolving Commitment”: with respect to each Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth opposite its name on Schedule 1.1A-2 annexed hereto under the heading “Revolving Commitment Amounts” or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to Sections 2.14, 2.15 and 2.16.

“Revolving Commitment Percentage”: at any time, with respect to each Lender, the percentage obtained by dividing its Revolving Commitment at such time by the Total Revolving Commitment at such time or, if no Revolving Commitments are then in effect, the percentage obtained by dividing the aggregate Revolving Loans outstanding of such Lender by the aggregate Revolving Loans outstanding of all the Lenders at such time; provided that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the total outstanding Revolving Extensions of Credit, the Revolving Commitment Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Lenders on a comparable basis.

“Revolving Commitment Period”: the period from and including the Closing Date to but not including the Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Commitment Percentage of the Letter of Credit Outstandings then outstanding and (c) such Lender’s Revolving Commitment Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: the meaning set forth in Section 2.3.

“S&P”: Standard & Poor’s Ratings Services.

“Schedule Limit”: the meaning set forth in Section 2.27.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the meaning set forth in the Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other documents or instruments hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person and its Subsidiaries, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person and its Subsidiaries on a consolidated basis will, as of such date, exceed the amount of all “liabilities of such Person and its Subsidiaries on a consolidated basis, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person and its Subsidiaries will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on its debts as such debts become absolute and matured, (c) such Person and its Subsidiaries on a consolidated basis will not have, as of such date, an unreasonably small amount of capital with which to conduct their business, and (d) such Person and its Subsidiaries will be able to pay their debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any Guarantor and any Lender or affiliate thereof.

“Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) as defined in the Bridge Loan Agreement, any Junior Lien Agreement or any Subordinated Indebtedness Agreement in respect of Subordinated Indebtedness issued by the Borrower or by any other Loan Party, which Subordinated Indebtedness is material to the Loan Parties, taken as a whole; provided, that no Specified Change of Control shall be deemed to have occurred hereunder solely as a result of such Change of Control occurring under the Bridge Loan Agreement, any Junior Lien Agreement or any Subordinated Indebtedness Agreement of any Loan Party as a result of a Disposition of such Loan Party permitted under this Agreement.

“Specified Swap Agreement”: any Swap Agreement in respect of interest rates or currency exchange rates entered into by the Borrower or any Guarantor and any Person that is a Lender or an affiliate of a Lender at the time such Swap Agreement is entered into.

“Stated Maturity”: March 29, 2014.

“Sub-Agent”: the meaning set forth in the preamble to this Agreement.

“Subordinated Indebtedness”: unsecured Indebtedness of the Borrower and/or any Subsidiary that is (i) subordinated and junior in right of payment to the Obligations and (at any time when the Bridge Loans are outstanding) the Bridge Loan Obligations, and (ii) permitted to be incurred pursuant to Section 6.1(t) where either (x) the subordination provisions of such Indebtedness shall be at least as favorable to the Lenders as the subordination provisions set forth in Schedule 1.1D annexed hereto or (y) the subordination provisions shall be in all respects reasonably satisfactory to the Administrative Agent.

“Subordinated Indebtedness Agreement”: any indenture or other agreement which governs the terms of any Subordinated Indebtedness.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including, without limitation, Commodity Hedge Agreements); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

“Swingline Lender”: GE Capital, in its capacity as the lender of Swingline Loans.

“Swingline Loans”: the meaning set forth in Section 2.5.

“Swingline Participation Amount”: the meaning set forth in Section 2.6(c).

“Syndication Agents”: as defined in the preamble.

“Termination Date”: the earlier to occur of (a) the Stated Maturity and (b) the acceleration of the Loans and the termination of the Total Commitment in accordance with the terms hereof.

“Title Insurance Company”: the meaning set forth in Section 5.11(b)(i).

“Total Commitment”: at any time, the sum of the Commitments of all Lenders at such time.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The Total Revolving Commitments on the Closing Date are $1,000,000,000.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Unrestricted”: when referring to cash or Cash Equivalents means unrestricted cash and Cash Equivalents as determined under GAAP and, without duplication, any PCF Cash.

“Unsecured Commodity Liquidity Facility”: any liquidity facility entered into by a Loan Party (and not guaranteed, directly or indirectly, by any Subsidiary that is not a Loan Party) so long as (i) the amount of borrowings available to be made to any such Loan Party is (at the time such facility is entered into) positively correlated with the price of natural gas and/or power, (ii) the aggregate principal amount of all such facilities shall not exceed $300,000,000 at any one time outstanding and (iii) the obligations of all Loan Parties (whether acting as a borrower or a guarantor) under all such facilities are unsecured.

“Wholly Owned Guarantor”: any Guarantor that is a Wholly Owned Subsidiary of the Borrower.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings) and (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may required, any pronoun shall include the corresponding masculine, feminine and neuter forms. References to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time to the extent permitted herein.

Except as otherwise provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.

1.3. Delivery of Notices or Receivables. Any reference to a delivery or notice date that is not a Business Day shall be deemed to mean the next succeeding day that is a Business Day.

1.4. Exchange Rates. For purposes of calculating (a) the aggregate Dollar Equivalent of Letters of Credit denominated in an Alternative Currency and of unreimbursed drawings under Letters of Credit denominated in Alternative Currency outstanding at any time during any period and (b) the Dollar Equivalent of any Letters of Credit denominated in an Alternative Currency at the time of the issuance of such Letter of Credit pursuant to Section 2.7, the Administrative Agent will at least once during each calendar month and at such other times as it in its sole discretion determines to be appropriate to do so (including on or prior to the date of any borrowing or issuance of a Letter of Credit and the last day of any Interest Period), determine the respective rate of exchange into Dollars of such Alternative Currency (which rate of exchange shall be based upon the Exchange Rate in effect on the date of such determination). Such rates of exchange so determined on each such determination date shall, for purposes of the calculations described in the preceding sentence, be deemed to remain unchanged and in effect until the next such determination date.

1.5. Closing Date Schedules. The parties hereto hereby agree that Schedules 2.27, 6.1(c), 6.1(p), 6.2(a), 6.4(h), 6.6(c), 6.6(j), 6.6(k) and 6.7 (each, a “Specified Schedule”) annexed hereto shall contain all items reflected on Schedules 2.33, 3.6, 6.1(c), 6.3(a), 6.3(i), 6.5(i), 6.7(c), 6.7(o), 6.7(p), 6.7(r) and 6.8, as applicable, to the Existing DIP Agreement as in effect immediately prior to the Closing Date; provided, that (i) items shall be deleted from any of Specified Schedules if the Borrower elects such deletion on or prior to the Closing Date, (ii) items shall be added or modified on Schedules 6.1(c), 6.1(p), 6.2(a), 6.6(c) and 6.7 to this Agreement to the extent the Borrower elects on or prior to the Closing Date to add to or modify such items to reflect changes resulting from consummation of the Plan of Reorganization and the reinstatement (and, in the case of guarantee obligations, the agreement of the applicable Reorganized Debtor (as defined in the Plan of Reorganization) pursuant to the Plan of Reorganization to perform such guarantee obligations after the Plan Effective Date pursuant to the terms thereof), assumption or rejection of prepetition agreements in the Cases, in each case taking effect on or prior to the Closing Date, (iii) items shall be added on Schedules 6.1(c), 6.2(a), 6.6(c) and 6.7 to this Agreement to the extent the Borrower elects on or prior to the Closing Date to add items incurred or transactions entered into prior to the Closing Date that are not listed on the corresponding Schedules to the Existing DIP Agreement but are permitted to be so incurred or entered into (as the case may be) on or prior to the Closing Date under the Existing DIP Agreement, (iv) Guarantee Obligations permitted to be incurred pursuant to Schedule 6.3(i) of the Existing DIP Agreement and Investments permitted to be made pursuant to Schedules 6.7(o) and 6.7(p) of the Existing DIP Agreement not so incurred or made prior to the Closing Date shall be permitted to be incurred or made, as applicable, after the Closing Date to the extent, for the purposes and up to the amounts set forth on each of such Schedules, with such Investments (including Investments consisting of Letters of Credit) so permitted to be incurred or made being added to the Investments that are set forth on Specified Schedules 6.6(j) and 6.6(k) as attached to the form of this Agreement that constitutes (immediately prior to the Closing Date) an exhibit to the Existing DIP Agreement, and (v) in addition to all deletions, additions and modifications to such Schedules permitted pursuant to clauses (i) through (iv), items shall be added to such Schedules as may be requested by the Borrower and agreed to by the Administrative Agent. Schedule 6.15 annexed hereto shall be as attached to the form of this Agreement that constitutes (immediately prior to the Closing Date) an exhibit to the Existing DIP Agreement, with such modifications thereto as may be requested by the Borrower and agreed to by the Administrative Agent. The Borrower may propose Schedules to this Agreement (other than the Specified Schedules and Schedule 6.15) that reflect the facts and circumstances relating to the Borrower and its Subsidiaries as of the Closing Date, and the Administrative Agent shall negotiate in good faith the contents of each such Schedule so as to reach agreement on such Schedules that are reasonably satisfactory to the Borrower and the Administrative Agent.

SECTION 2

Amount and Terms of Loans and Commitments

2.1. First Priority Term Loans. (a) Except with respect to Additional First Priority Term Loans, for which the agreement to make such loans and the procedures for borrowing are set forth in paragraphs (b) and (c), respectively, of this Section 2.1, subject to the terms and conditions hereof, each First Priority Term Lender shall be deemed, on the Closing Date, to have made a term loan to the Borrower in an amount equal to the amount of such Lender’s DIP Term Loans (including, for the avoidance of doubt, any Incremental Term Loans incurred under the Existing DIP Agreement) outstanding under the Existing DIP Agreement immediately prior to the Closing Date. The First Priority Term Loans deemed made pursuant to the preceding sentence shall be made without any actual funding. The amount of First Priority Term Loans of each First Priority Term Lender on the Closing Date shall be equal to the amount reflected on the Register on the Closing Date, which amount shall be conclusive absent manifest error. Such First Priority Term Loans shall, to the extent such DIP Term Loan was a Eurodollar Loan (as defined in the Existing DIP Agreement) on the Closing Date continue to be a Eurodollar Loan hereunder with the same Interest Period immediately following the Closing Date and, to the extent such DIP Term Loan was a Base Rate Loan (as defined in the Existing DIP Agreement) on the Closing Date, continue to be a Base Rate Loan hereunder immediately following the Closing Date. After the Closing Date, the Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.17. Amounts prepaid on account of the First Priority Term Loans may not be reborrowed.

(b) Subject to the terms and conditions hereof, each Additional First Priority Term Lender, severally, and not jointly with the other Additional First Priority Term Lenders, agrees to make a term loan having terms and conditions identical to the terms and conditions for the First Priority Term Loans (collectively, the “Additional First Priority Term Loans”) to the Borrower on the Closing Date under the Additional First Priority Term Commitment; provided that no Additional First Priority Term Lender shall be required to make any Additional First Priority Term Loan in excess of such Additional First Priority Term Lender’s Additional First Priority Term Commitment then in effect. The Additional First Priority Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.1(c) and 2.17. The Additional First Priority Term Loan Commitments shall expire at the close of business on February 7, 2008 if the Additional First Priority Term Loans are not borrowed on or before such date.

(c) The Borrower shall, if it elects to borrow the Additional First Priority Term Loans, give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, on the Closing Date) specifying the amount of the Additional First Priority Term Loans to be borrowed. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Additional First Priority Term Lender thereof. Each Additional First Priority Term Lender will make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Additional First Priority Term Loans to be made by such Additional

First Priority Term Lender prior to 2:00 p.m., New York City time, on the Closing Date. Such Additional First Priority Term Loans will then be made available to the Borrower by the Administrative Agent as directed by the Borrower in the aggregate amount made available to the Administrative Agent by the Lenders in like funds as received by the Administrative Agent. On the Closing Date, such Additional First Priority Term Loans shall be added to (and form part of) each borrowing of First Priority Term Loans deemed made pursuant to Section 2.1(a) on a pro rata basis (based on the relative sizes of the various outstanding borrowings of such First Priority Term Loans), so that each First Priority Term Lender will participate proportionately in each then outstanding borrowing of First Priority Term Loans. To the extent the provisions of the preceding sentence require that the Additional First Priority Term Lenders making Additional First Priority Term Loans add such Additional First Priority Term Loans to the then outstanding borrowings of First Priority Term Loans constituting Eurodollar Loans deemed made pursuant to Section 2.1(a), it is acknowledged that the effect thereof shall result in such Additional First Priority Term Loans having short Interest Periods (i.e., an Interest Period that began after the first day of an Interest Period then applicable to outstanding First Priority Term Loans constituting Eurodollar Loans deemed made pursuant to Section 2.1(a) and which will end on the last day of such Interest Period). In connection therewith, the Borrower agrees to compensate each Additional First Priority Term Lender making Additional First Priority Term Loans for losses if any (based on a greater cost of funds for such Lender in the interbank eurodollar market on the amount so funded as Eurodollar Loans, for the period from the Closing Date to the end of the relevant existing Interest Period, than the applicable Eurodollar Rate (as reasonably determined by such Additional First Priority Term Lender)) incurred by funding such Eurodollar Loans after the first day of an existing Interest Period.

2.2. Repayment of First Priority Term Loans. The First Priority Term Loans of each First Priority Term Lender shall mature in consecutive quarterly installments commencing with March 31, 2008 and on the last day of each calendar quarter thereafter until the Termination Date, each of which shall be in an amount equal to such Lender’s First Priority Term Percentage multiplied by the product of (x) the aggregate principal amount of the First Priority Term Loans outstanding on the Closing Date and (y) 0.25%; provided that in the event that any Incremental Term Loans are made to the Borrower under Section 2.27, the principal amount to be paid by the Borrower for each quarterly installment remaining until the Termination Date shall be increased by an amount equal to the product of (x) the aggregate original principal amount of such Incremental Term Loans and (y) 0.25%. The balance of the First Priority Term Loans of each First Priority Term Lender not so repaid shall mature, and be paid, on the Termination Date.

2.3. Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender, severally and not jointly with the other Revolving Lenders, (i) shall be deemed on the Closing Date to have made revolving credit loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower in an amount equal to the amount of such Lender’s DIP Revolving Loans outstanding under the Existing DIP Agreement immediately prior to the Closing Date and (ii) agrees from time to time during the Revolving Commitment Period to make Revolving Loans in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Commitment Percentage of the then Aggregate Revolving Outstandings, does not exceed the amount of such Lender’s Revolving Commitment in effect at such time as at the date such Loan is to be made. The amount of each Revolving Lender’s Revolving Loans and Revolving Loan Commitment on the Closing Date (which shall be equal to such Lender’s DIP Revolving Loan Commitment in effect immediately prior to the Closing Date) shall be equal to the amount reflected on the Register on the Closing Date, which amount shall be conclusive absent manifest error. Such Revolving Loans will, to the extent such DIP Revolving Loan was a Eurodollar Loan (as defined in the Existing DIP Agreement) continue to be a Eurodollar Loan hereunder with the same Interest Period and, to the extent such DIP Revolving Loan was a Base Rate Loan (as defined in the Existing DIP Agreement), continue to be a Base Rate Loan hereunder. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in the accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent and the Sub-Agent in accordance with Sections 2.4 and 2.17.

(b) The Borrower shall repay all outstanding Revolving Loans on the Termination Date.

2.4. Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent and the Sub-Agent irrevocable notice (which notice must be received by the Administrative Agent and the Sub-Agent prior to 12:00 Noon, New York City time (a) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each Borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then Available Revolving Commitments are less than $1,000,000, such lesser amount) or (y) in the case of Eurodollar Loans, $5,000,000 or a multiple of $1,000,000 in excess thereof; provided that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are Base Rate Loans in other amounts pursuant to Section 2.6. Upon receipt of any such notice from the Borrower, the Sub-Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its Revolving Commitment Percentage of each Borrowing available to the Sub-Agent at the Funding Office prior to 2:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Sub-Agent. Such Borrowing will then be made available to the Borrower by the Sub-Agent as directed by the Borrower in the aggregate amounts made available to the Sub-Agent by the Lenders and in like funds as received by the Sub-Agent.

2.5. Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the

Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be Base Rate Loans only.

(b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Termination Date.

2.6. Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 2:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $1,000,000 or a whole multiple thereof. Not later than 5:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Borrower an amount in immediately available funds by depositing such proceeds in an account of the Borrower specified in writing to the Swingline Lender on such Borrowing Date.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one (1) Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Sub-Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one (1) Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Sub-Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.6(b), if for any reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.6(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.6(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Commitment Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.6(b) and to purchase participating interests pursuant to Section 2.6(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.7. Letters of Credit. (a) Pursuant to the Existing DIP Agreement, prior to the Closing Date, the Fronting Bank issued the DIP Letters of Credit which shall be deemed to be Letters of Credit issued under this Agreement for all purposes hereunder and under the Loan Documents; provided that nothing in this Section 2.7(a) shall extend, modify or otherwise affect the existing expiration date of any such DIP Letters of Credit. Subject to the terms and conditions hereof, the Borrower may request the Fronting Bank, from time to time during the Revolving Commitment Period, to issue, and subject to the terms and conditions contained herein, the Fronting Bank agrees, in reliance on the agreements of the other Lenders set forth in Section 2.7(e), to issue, for the account of the Borrower, one or more Letters of Credit; provided that (i) no Letter of Credit shall be issued if after giving effect to such issuance, (A) the Letter of Credit Outstandings would exceed the L/C Commitment or (B) the Aggregate Revolving Outstandings would exceed the Total Revolving Commitment; and (ii) no Letter of Credit shall be issued if the Fronting Bank shall have received notice from the Administrative Agent, the Sub-Agent or the Required Lenders (and a copy of such notice shall be delivered to the Borrower) that the conditions to such issuance have not been met.

(b) Each Letter of Credit shall be denominated in Dollars or an Alternative Currency and expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five (5) Business Days prior to the Stated Maturity; provided that any Letter of Credit with a one year term may provide for the renewal thereof for additional one year periods (which, in no event, shall extend beyond the date described in the foregoing clause (y)); provided, further, that if the Termination Date occurs prior to the expiration of any Letter of Credit, and provisions satisfactory to the Fronting Bank for the treatment of such Letter of Credit as a letter of credit under a successor credit facility have not been agreed upon, the Borrower shall, on or prior to the Termination Date, cause all such Letters of Credit to be replaced and returned to the Fronting Bank undrawn and marked “cancelled” or to the extent that the Borrower is unable to so replace and return any Letter(s) of Credit, such Letter(s) of Credit shall be secured by a “back to back” letter of credit satisfactory to the Fronting Bank, or cash collateralized in an amount equal to 105% of the face amount of such Letter(s) of Credit by the deposit by the Borrower of cash in such percentage amount into the L/C Cash Collateral Account. Such cash shall be remitted to the Borrower upon the expiration, cancellation or other termination or satisfaction of all Obligations hereunder.

(c) Each Letter of Credit shall be subject to the ISP and, to the extent not inconsistent therewith, the laws of the state under whose laws each Letter of Credit is issued, as applicable. The Fronting Bank shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Fronting Bank or any Lender to exceed any limits imposed by, any applicable Requirement of Law. The Borrower shall pay to the Fronting Bank, in addition to such other fees and charges as are specifically provided for in Section 2.25, such fees and charges in connection with the issuance, amendment and processing of the Letters of Credit issued by the Fronting Bank as are customarily imposed by the Fronting Bank from time to time in connection with similar letter of credit transactions.

(d) If any drawing shall be presented for payment under any Letter of Credit (which shall be pursuant to a sight drawing), the Fronting Bank shall promptly notify the Borrower of the date and amount thereof. Drawings paid under each Letter of Credit shall be reimbursed by the Borrower not later than the date a drawing is paid (or the next Business Day if the Borrower receives notice of such drawing after 12:00 noon, New York City time) in immediately available funds in an amount equal to (i) if such draft shall be paid in Dollars, the amount so paid or (ii) if such draft shall be paid in an Alternative Currency, the Dollar Equivalent thereof using the Exchange Rate at the time such draft is so paid, on the date that the drawing is paid and shall bear interest from the date the drawing is paid until the drawing is reimbursed in full at a rate per annum equal to the Base Rate plus Applicable Margin for Revolving Loans; it being understood that no interest shall accrue to the extent the Fronting Bank receives payment prior to 2:00 p.m., New York City time, on the date the drawing is paid. The Borrower shall effect such reimbursement (x) if such draw occurs prior to the Termination Date, in cash or through a Borrowing of Base Rate Loans without the satisfaction of the conditions precedent set forth in Section 4.2 and which Borrowing shall be effected without the need for a request therefor from the Borrower or (y) if such draw occurs on or after the Termination Date, in cash. Each Lender agrees to make the Loans described in clause (x) of the preceding sentence notwithstanding a failure to satisfy the conditions precedent set forth in Section 4.2.

(e) Immediately upon the issuance of any Letter of Credit by the Fronting Bank, the Fronting Bank shall be deemed to have sold to each Lender other than the Fronting Bank, and each such other Lender shall be deemed unconditionally and irrevocably to have purchased from the Fronting Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Revolving Commitment Percentage, in such Letter of Credit, each drawing thereunder and the obligations of the Loan Parties under this Agreement with respect thereto. Upon any change in the Revolving Commitments pursuant to Section 9.6, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Revolving Commitment Percentages of the assigning and assignee Lenders. Any action taken or omitted by the Fronting Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable decision of a court of competent jurisdiction, shall not create for the Fronting Bank any resulting liability to any other Lender.

(f) In the event that the Fronting Bank makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the Fronting Bank pursuant to Section 2.7(d), the Fronting Bank shall promptly notify the Administrative Agent and the Sub-Agent, and the Sub-Agent shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Fronting Bank the amount of such Lender’s Revolving Commitment Percentage of (i) the amount of such draft, or any part thereof, that is paid in Dollars and is not so reimbursed or (ii) the Dollar Equivalent, using the Exchange Rate at the time such draft is paid, of the amount of such draft, or any part thereof, that is paid in an Alternative Currency and is not so reimbursed. If the Fronting Bank so notifies the Administrative Agent and the Sub-Agent, and the Sub-Agent so notifies the Lenders prior to 11:00 A.M., New York City time, on any Business Day, each Lender shall make available to the Fronting Bank such Lender’s Revolving Commitment Percentage of the amount of such payment on such Business Day in same day funds and if such notice is received after such time period, each Lender shall make such payment on the next succeeding Business Day in same day funds). If and to the extent any such Lender shall not have so made its Revolving Commitment Percentage of the amount of such payment available to the Fronting Bank, such Lender agrees to pay to the Fronting Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Fronting Bank at a rate equal to the effective rate for overnight funds in New York as reported by the Federal Reserve Bank of New York for such day (or, if such day is not a Business Day, the next preceding Business Day). The failure of any Lender to make available to the Fronting Bank its Revolving Commitment Percentage of any payment under any Letter of Credit shall not relieve any other Lender of its obligation hereunder to make available to the Fronting Bank its Revolving Commitment Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Lender shall be responsible for the failure of any other Lender to make available to the Fronting Bank such other Lender’s Revolving Commitment Percentage of any such payment. Whenever the Fronting Bank receives a payment of a reimbursement obligation as to which it has received any payments from the Lenders pursuant to this paragraph, the Fronting Bank shall pay to each Lender which has paid its Revolving Commitment Percentage thereof, in same day funds, an amount equal to such Lender’s Revolving Commitment Percentage thereof.

2.8. Issuance of Letters of Credit. The Borrower may from time to time request that the Fronting Bank issue or amend a Letter of Credit by delivering to the Fronting Bank and the Administrative Agent a request substantially in the form of Exhibit E (a “Letter of Credit Request”) and such other certificates, documents and other papers and information as the Fronting Bank may reasonably request. Upon receipt of a Letter of Credit Request, the Fronting

Bank agrees to promptly process each such request and the certificates, documents, L/C Application and other papers and information delivered to it therewith in accordance with its customary procedures and shall issue the Letter of Credit requested thereby (but in no event shall the Fronting Bank be required to issue any Letter of Credit earlier than two (2) Business Days after its receipt of the Letter of Credit Request therefor and all such other certificates, documents, L/C Application and other papers and information relating thereto and unless such terms and conditions of the requested Letter of Credit are commercially customary) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Fronting Bank and the Borrower. Promptly after the issuance or amendment of a Letter of Credit, the Fronting Bank shall notify the Borrower and the Administrative Agent, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such Letter of Credit or amendment. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender, in writing, of such Letter of Credit or amendment and if so requested by a Lender, the Administrative Agent shall furnish such Lender with a copy of such Letter of Credit or amendment.

2.9. Nature of Letter of Credit Obligations Absolute. The Borrower’s obligations in respect of the Letter of Credit Outstandings shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including without limitation: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary of any Letter of Credit or against any of the Lenders, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Fronting Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of the Letter of Credit, except payment resulting from the gross negligence or willful misconduct, as determined in a final and nonappealable decision of a court of competent jurisdiction, of the Fronting Bank; or (v) the fact that any Default or Event of Default shall have occurred and be continuing.

2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent or, in the case of Revolving Loans, the Sub-Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Termination Date. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.11.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent or, in the case of Revolving Loans, the Sub-Agent shall, in respect of the relevant Facilities, record in the Register, with separate sub-accounts for each Lender, (i) the amount and Borrowing Date of each Loan made hereunder, (ii)

the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any payment received by the Administrative Agent or the Sub-Agent, as applicable, hereunder from the Borrower and each Lender’s Commitment Percentage thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Sections 2.10(b) and (c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded absent manifest error; provided, however, that the failure of any Lender, the Administrative Agent or the Sub-Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e) If so requested after the Closing Date by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower will execute and deliver to such Lender, promptly after the Borrower’s receipt of such notice, a Note to evidence such Lender’s Loans in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

2.11. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate from time to time plus the Applicable Margin.

(c) Notwithstanding the foregoing, at any time after the date on which any principal amount of any Loan is due and payable (whether on the maturity date therefor, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower or any other Loan Party shall have become due and payable, and, in each case, for so long as such Obligation remains unpaid, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such unpaid amounts at a rate per annum equal to (a) in the case of overdue principal on any Loan, the rate of interest that otherwise would be applicable to such Loan plus 2% per annum and (b) in the case of overdue interest, fees, and other monetary Obligations, the rate then applicable to Base Rate Loans under the Revolving Facility plus 2% per annum.

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.12. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate in respect of an applicable Facility by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate hereunder.

2.13. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(i) the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(ii) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period in good faith by such Required Lenders will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans hereunder requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans hereunder that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans hereunder shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans; provided that if the circumstances giving rise to such notice shall cease or otherwise become inapplicable to such Required Lenders, then such Required Lenders shall promptly give notice of such change in circumstances to the Administrative Agent and the Borrower. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans hereunder shall be made or continued as such, nor shall the Borrower have the right to convert Loans hereunder to Eurodollar Loans.

2.14. Optional Termination or Reduction of Revolving Commitment. Upon not less than three (3) Business Days’ prior written notice to the Administrative Agent and the Sub-Agent, the Borrower may at any time, without premium or penalty, in whole permanently terminate, or from time to time in part permanently reduce, the Total Revolving Commitments; provided that no such termination or reduction of the Total Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans, the Aggregate Revolving Outstandings at such time would exceed the Total Revolving

Commitments. Each such partial reduction of the Total Revolving Commitments shall be in the principal amount of $1,000,000 or a whole multiple thereof. Simultaneously with any termination or reduction of the Total Revolving Commitments, the Borrower shall pay to the Sub-Agent for the account of each Lender the Commitment Fee accrued on the amount of the Revolving Commitments of such Lender so terminated or reduced through the date thereof. Any reduction of the Total Revolving Commitment pursuant to this Section 2.14 shall be applied pro rata in accordance with each Lender’s Revolving Commitment Percentage to reduce the Revolving Commitment of each such Lender.

2.15. Optional Prepayment of Loans. Subject to the provisos below, the Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent and, in the case of the Revolving Loans, the Sub-Agent prior to 10:00 A.M., New York City time on the same Business Day, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.22; and provided further, that (x) no prepayment of the First Priority Term Loans shall be made pursuant to this Section 2.15 prior to the repayment in full (whether by refinancing or otherwise) of the Bridge Loans made on the Closing Date and (y) each prepayment of First Priority Term Loans pursuant to this Section 2.15 made prior to the second anniversary of the Closing Date shall be subject to the payment of the fee described in Section 2.24(c). Upon receipt of any such notice of prepayment the Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent shall notify each relevant Lender thereof on the date of receipt of such notice. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of prepayments of Swingline Loans and Revolving Loans maintained as Base Rate Loans, unless the Total Revolving Commitments have terminated or are being terminated substantially concurrently therewith) accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; provided that partial prepayments of Swingline Loans shall be in an aggregate principal amount of $500,000 or a whole multiple thereof. The application of any prepayment pursuant to this Section 2.15 shall be made, first, to Base Rate Loans of the respective Lenders (and of the respective tranche, if there are multiple tranches) and, second, to Eurodollar Loans of the respective Lenders (and of the respective tranche, if there are multiple tranches).

2.16. Mandatory Prepayment. (a) If any Indebtedness shall be incurred by any Loan Party (excluding (i) the Bridge Loan Facility, (ii) if the Additional First Priority Term Loans are not funded on the Closing Date, any Junior Lien Indebtedness and Subordinated Indebtedness incurred pursuant to the Plan of Reorganization, (iii) any other Indebtedness permitted to be incurred under Section 6.1(a) through (m), (n)(i), (o) through (s), (u) through (w), (x)(ii), (y), (z), (aa) and (bb) and (iv) any Refinancing of such Indebtedness to the extent permitted under Section 6.1), an amount equal to 100% of the Net Cash Proceeds thereof shall be offered by the Borrower to prepay within five (5) Business Days of the date of incurrence thereof the First Priority Term Loans as set forth in Section 2.16(h); provided, however, that with respect to any Subordinated Indebtedness permitted under Section 6.1(t)(ii) or any senior unsecured Indebtedness permitted under Section 6.1(x)(i), (x) 50% of the Net Cash Proceeds thereof shall not be required to be offered to prepay the First Priority Term Loans as set forth in Section 2.16(h) if the Consolidated Leverage Ratio, after giving pro forma effect to the incurrence of such Indebtedness, is less than the applicable maximum Consolidated Leverage Ratio permitted at the time of such incurrence minus 1.0 (from the first term of such ratio), but greater than the applicable maximum Consolidated Leverage Ratio permitted at the time of such incurrence minus 2.0 (from the first number of such ratio) and (y) such Net Cash Proceeds thereof shall not be required to be offered to prepay the First Priority Term Loans as set forth in Section 2.16(h) if the Consolidated Leverage Ratio, after giving pro forma effect to the incurrence of such Indebtedness, is less than the applicable maximum Consolidated Leverage Ratio permitted at the time of such incurrence minus 2.0 (from the first term of such ratio); provided further that with respect to any unsecured Indebtedness permitted under Section 6.1(n)(ii), 50% of the Net Cash Proceeds thereof shall not be required to be offered to prepay the First Priority Term Loans as set forth in Section 2.16(h).

(b) If any Capital Stock shall be issued or sold by any Loan Party (excluding any Capital Stock issued pursuant to the Plan of Reorganization or any Capital Stock issued or sold by any Loan Party to another Loan Party) during the term of this Agreement, an amount equal to 50% of the Net Cash Proceeds thereof shall be offered by the Borrower within five (5) Business Days after the date of such issuance to prepay the First Priority Term Loans as set forth in Section 2.16(h); provided that (i) such Net Cash Proceeds used to make Investments permitted under Section 6.6(k) or Project Investments permitted under Section 6.6(m) or Permitted Acquisitions permitted under Section 6.3(g) or for Capital Expenditures permitted under Section 6.15 and (ii) up to $500,000,000 of such Net Cash Proceeds received after the Closing Date and applied to repay Limited Recourse Debt existing on the Closing Date shall not be required to be offered by the Borrower to prepay the First Priority Term Loans as set forth in Section 2.16(h).

(c) If any Loan Party shall receive an Extraordinary Receipt, an amount equal to (x) 100% of the amount of such Extraordinary Receipt to the extent such Extraordinary Receipt consists of a pension plan reversion and (y) 50% of the amount of such Extraordinary Receipt to the extent such Extraordinary Receipt consists of a tax refund shall be offered by the Borrower within five (5) Business Days after the receipt thereof to prepay the First Priority Term Loans as set forth in Section 2.16(h).

(d) If, for any fiscal year of the Borrower commencing with the first fiscal year of the Borrower ending after the Closing Date occurs, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, offer an amount equal to the ECF Percentage of such Excess Cash Flow less the aggregate amount of voluntary repayments of the Loans paid in the preceding fiscal year (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments) to prepay the First Priority Term Loans as set forth in Section 2.16(h). Each such offer to prepay shall be made on a date (an “Excess Cash Flow Application Date”) no later than five (5) Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 5.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(e) If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds (x) in excess of $50,000,000 from any Asset Sale or (y) in excess of $20,000,000 from any Recovery Event, then, unless the Borrower shall have delivered a Reinvestment Notice in respect thereof on or prior to the date that is ten (10) Business Days after such date, the Borrower shall offer to apply such Net Cash Proceeds within ten (10) Business Days after receipt of such Net Cash Proceeds towards the prepayment of the First Priority Term Loans as set forth in Section 2.16(h). If on or prior to the date that is 365 days after the occurrence of a Recovery Event or Asset Sale, the Borrower shall not have delivered a Reinvestment Commitment Notice in respect of Net Cash Proceeds described in the first sentence of this paragraph (e), the Borrower shall offer to apply such Net Cash Proceeds on such date (to the extent not previously applied or expended to acquire, maintain, construct, improve or repair assets useful in its business or, solely in the case of a Recovery Event, reimburse itself for amounts previously so applied or expended) to the prepayment of the First Priority Term Loans as set forth in Section 2.16(h). If on or prior to the date that is 365 days after a Reinvestment Event, the Borrower shall have delivered a Reinvestment Commitment Notice in respect of any or all of the Net Cash Proceeds described in the first sentence of this paragraph (e), then (x) on the date of such notice, the Borrower shall offer to apply (to the extent not previously so applied or expended) the portion, if any, of such Net Cash Proceeds that the Borrower or any Subsidiary has not committed to use to acquire, maintain, construct, improve or repair assets useful in its business or, solely in the case of a Recovery Event, reimburse itself for amounts previously so applied or expended, to the prepayment of the First Priority Term Loans as set forth in Section 2.16(h) and (y) on the date that is 180 days after delivery of such notice in the case of Net Cash Proceeds from an Asset Sale described in the first sentence of this paragraph (e) and 24 months after the delivery of such notice in the case of Net Cash Proceeds from a Recovery Event described in the first sentence of this paragraph (e), the Borrower shall offer to apply any Net Cash Proceeds not applied or expended to acquire, maintain, construct, improve or repair assets useful in its business or, solely in the case of a Recovery Event, reimburse itself for amounts previously so applied or expended, to the prepayment of the First Priority Term Loans set forth in Section 2.16(h) (to the extent not previously so applied or expended). For purposes of clarity, application of an amount equal to the amount of applicable Net Cash Proceeds on or before the dates or the expiration of time periods set forth herein shall be construed as application of such applicable Net Cash Proceeds for purposes of this Section 2.16(e).

(f) Amounts to be applied in connection with prepayments of the Loans made pursuant to this Section 2.16 shall be applied to the prepayment of the First Priority Term Loans (in accordance with Section 2.19(b)) until the First Priority Term Loans are paid in full. If all First Priority Term Lenders accept such prepayment pursuant to Section 2.16(h), then, with respect to such prepayment, the amount of such prepayment shall be applied first to First Priority Term Loans of the respective Lenders (and of the respective tranche, if there are multiple tranches) that are Base Rate Loans to the full extent thereof before application to First Priority Term Loans of the respective Lenders (and of the respective tranche, if there are multiple tranches) that are Eurodollar Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.22 and otherwise the amount of such prepayment shall be applied ratably to the then outstanding First Priority Term Loans of all Lenders accepting such prepayment and ratably to the Base Rate Loans and Eurodollar Loans among such First Priority Term Loans held by each Lender accepting such prepayment; provided that in the event any Lender rejects the offer in Section 2.16(h) in respect of a Prepayment

Amount, the Borrower shall not be required to pay breakage amounts under Section 2.22 in any greater amount than would have been paid in accordance with this sentence (without giving effect to this proviso). Each prepayment of the Loans under Section 2.16 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(g) Upon the Termination Date, the Total Commitment shall automatically terminate in full and the Borrower shall pay the Loans in full (including all accrued and unpaid interest thereon, Fees and other Obligations in respect thereof) and, if there are any Letter of Credit Outstandings constituting undrawn Letters of Credit, the Borrower shall replace such Letter(s) of Credit, provide a “back-to-back” letter of credit acceptable to the Fronting Bank or collateralize such Letter of Credit Outstandings, in each case in the manner set forth in Section 2.7(b).

(h) With respect to all events described in Section 2.16(a) through (e), the Borrower shall give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each First Priority Term Lender a notice (each, a “Prepayment Option Notice”) as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each First Priority Term Lender a Prepayment Option Notice, which shall be substantially in the form of Exhibit J, and shall include an offer (“Offer”) by the Borrower to prepay on the date (each a “Mandatory Prepayment Date”) that is ten (10) Business Days after the date of the Prepayment Option Notice, the relevant First Priority Term Loans of such First Priority Term Lender by an amount equal to the portion of the prepayment amount (the “Prepayment Amount”) indicated in such Lender’s Prepayment Option Notice (which portion shall be based on its pro rata share of then outstanding First Priority Term Loans, in accordance with Section 2.19(b)). Each First Priority Term Lender may accept or reject the Offer contained in the Prepayment Option Notice. Unless the Offer is affirmatively accepted by a First Priority Term Lender as set forth below, the Offer shall be deemed rejected by such First Priority Term Lender. With respect to First Priority Term Lenders accepting such Offer, on the Mandatory Prepayment Date, the Borrower shall pay directly to the Administrative Agent; for payment to the relevant First Priority Term Lenders, the aggregate amount necessary to prepay that portion of the outstanding relevant First Priority Term Loans in respect of which such Lenders have accepted prepayment. Any First Priority Term Lenders accepting such Offer must, as soon as practicable, but in no event later than five (5) Business Days after receipt of the Prepayment Option Notice, give the Administrative Agent telephonic notice (promptly confirmed in writing) of such acceptance and the Administrative Agent will give the Borrower corresponding telephonic notice (promptly confirmed in writing). The amount equal to the portion of the Prepayment Amount for which no notification of acceptance of the Offer was received shall be offered to the Bridge Loan Lenders, if any, pursuant to the Bridge Loan Agreement. The amount equal to the remaining portion of the Prepayment Amount not applied to prepay the First Priority Term Loans or the Bridge Loans will be used by the Borrower on the date that is ten (10) days after the offer to the Bridge Loan Lenders was made (or, if no such offer is required, on the Mandatory Prepayment Date) to repay any outstanding Revolving Loans until such Revolving Loans are repaid; provided that such repayments of the Revolving Loans shall not reduce the Total Revolving Commitments. Any amount of such Prepayment Amount remaining after repaying the Revolving Loans in full may be used by the Borrower as it elects in accordance with this Agreement.

(i) Each mandatory repayment of First Priority Term Loans pursuant to clauses (a) and (b) of this Section 2.16 made prior to the second anniversary of the Closing Date shall be subject to the payment of the fee described in Section 2.24(c).

2.17. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent and, in the case of the Revolving Loans, the Sub-Agent prior irrevocable notice, in substantially the form attached hereto as Exhibit H, of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent and, in the case of the Revolving Loans, the Sub-Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third (3rd) Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent shall promptly notify each relevant Lender thereof.

2.18. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.19. Pro Rata Treatment, etc. (a) Each borrowing by the Borrower from the Lenders hereunder (except as provided in Section 2.27), each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective First Priority Term Percentages, Additional First Priority Term Percentages or Revolving Commitment Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal and interest on the First Priority Term Loans shall be made pro rata according to the respective outstanding principal amount of the First Priority Term Loans then held by the First Priority Term Lenders (except (x) as otherwise provided in Section 2.16(h) and (y) with respect to interest on any Incremental Term Loans, to the extent such interest is not at the same rate as for the First Priority Term Loans existing at the time such Incremental Term Loans are made pursuant to Section 2.27). The amount of each principal prepayment of the First Priority Term Loans shall be applied to reduce the then remaining scheduled installments of First Priority Term Loans pro rata based upon the respective then remaining principal amounts thereof; provided that, at the Borrower’s option, any such prepayment of the First Priority Term Loans may be applied to the scheduled principal installments of the First Priority Term Loans occurring in the first 24 months following the date of such payment in direct order of maturity and then to ratably reduce all remaining scheduled installments thereof. Amounts prepaid on account of the First Priority Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal or interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments by the Borrower hereunder and under the Notes shall be made in Dollars in immediately available funds at the Funding Office of the Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent by 2:00 P.M., New York City time, on the date on which such payment shall be due, provided that if any payment hereunder would become due and payable on a day other than a Business Day such payment shall become due and payable on the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to but excluding the date on which such Loan is paid in full.

(e) Unless the Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent or the Sub-Agent, as applicable, the Administrative Agent or the Sub-Agent, as applicable, may assume that such Lender is making such amount available to the Administrative Agent or the Sub-Agent, as applicable, and the Administrative Agent or the Sub-Agent, as applicable, may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent or the Sub-Agent, as applicable, by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent or the Sub-Agent, as applicable, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent or the Sub-Agent, as applicable, in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent or the Sub-Agent, as applicable. A certificate of the Administrative Agent or the Sub-Agent, as applicable, submitted to any

Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent or the Sub-Agent, as applicable, by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent or the Sub-Agent, as applicable, shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower, such recovery to be without prejudice to the rights of the Borrower against any such Lender.

(f) Unless the Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent or the Sub-Agent, as applicable, the Administrative Agent or the Sub-Agent, as applicable, may assume that the Borrower is making such payment, and the Administrative Agent or the Sub-Agent, as applicable, may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent or the Sub-Agent, as applicable, by the Borrower within three (3) Business Days after such due date, the Administrative Agent or the Sub-Agent, as applicable, shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent the Sub-Agent or any Lender against the Borrower.

2.20. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case, made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any L/C Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.21 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or Swingline Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180 days period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21. Taxes. (a) All payments made by the Borrower under this Agreement and the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, gross receipt taxes (imposed in lieu of net income taxes) and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent, the Sub-Agent, the Fronting Bank or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, the Sub-Agent, the Fronting Bank or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent, the Sub-Agent, the Fronting Bank or any Lender hereunder, the amounts so payable to the Administrative Agent, the Sub-Agent, the Fronting Bank or such Lender shall be increased to the extent necessary to yield to the

Administrative Agent, the Sub-Agent, the Fronting Bank or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (f) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the Sub-Agent, the Fronting Bank or the relevant Lender, as the case may be, a certified copy of an original official receipt received, if any, by the Borrower or other documentary evidence showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Sub-Agent, the Fronting Bank or the Lenders for any such taxes and for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or the Sub-Agent, the Fronting Bank or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI or W-8IMY (and all necessary attachments), or, in the case of a Non U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) Any Lender that is a United States person, as defined in Section 7701(a)(30) of the Internal Revenue Code, and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c), shall deliver to the Borrower (with a copy to the Administrative Agent) two accurate and complete original signed copies of Internal Revenue Service Form W-9, or any successor form that such person is entitled to provide at such time in order to comply with United States back-up withholding requirements.

(g) If the Administrative Agent, the Sub-Agent, the Fronting Bank or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.21, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.21 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, the Sub-Agent, the Fronting Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, the Sub-Agent, the Fronting Bank or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent, the Sub-Agent, the Fronting Bank or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, the Sub-Agent, the Fronting Bank or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h) The agreements in this Section 2.21 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.22. Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180 days period shall be extended to include the period of such retroactive effect. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.23. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.20 or 2.21(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.20 or 2.21(a).

2.24. Fees. (a) The Borrower shall pay to the Sub-Agent, for the account of each Revolving Lender, a commitment fee (the “Commitment Fee”) for the period commencing on the Closing Date to the Termination Date, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable in arrears on each Fee Payment Date commencing on the first such date to occur after the Closing Date.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

(c) All voluntary prepayments of principal of First Priority Term Loans pursuant to Section 2.15 and all mandatory repayments of principal of First Priority Term Loans pursuant to clauses (a) and (b) of Section 2.16, in each case prior to the second anniversary of the Closing Date, will be subject to payment by the Borrower to the Administrative Agent, for the account of the respective First Priority Term Lenders whose First Priority Term Loans are being repaid, of a fee as follows: (x) if payable prior to the first anniversary of the Closing Date, an amount equal to 2.0% of the aggregate prinicpal amount of such prepayment or repayment, as the case may be, and (y) if payable on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, an amount equal to 1.0% of the aggregate principal amount of such prepayment or repayment, as the case may be. Such fees shall be due and payable by the Borrower upon the date of such voluntary prepayment or the due date of any such mandatory prepayment, as the case may be.

2.25. Letter of Credit Fees. The Borrower shall pay with respect to each Letter of Credit (a) to the Sub-Agent for the ratable benefit of the Revolving Lenders, a fee on all outstanding Letters of Credit calculated from and including the date of issuance of such Letter of Credit to the expiration or termination date of such Letter of Credit at a rate per annum equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility and (b) to the Fronting Bank for its own account a fronting fee of 0.25% per annum (or such lesser amount as may be agreed to by the applicable Fronting Bank) on the undrawn and unexpired amount of each Letter of Credit (calculated, in the case of any Letter of Credit denominated in an Alternative Currency, on the basis of the Exchange Rate in effect on the date payment of such fee is due). Accrued fees described in the foregoing sentence of this Section in respect of each Letter of Credit shall be due and payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

2.26. Nature of Fees. All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the Sub-Agent, as the case may be (for the respective accounts of the Administrative Agent, the Sub-Agent, the Fronting Bank and the Lenders), as provided herein. Once paid, none of the Fees shall be refundable under any circumstances.

2.27. Incremental Term Loans. (a) The Borrower may at any time and from time to time after the Closing Date (subject to the terms of the Commitment Letter), by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of term loans (the “Incremental Term Loans”); provided that (i) the proceeds of such Incremental Term Loans shall be applied to repay or redeem secured debt, secured lease obligations or preferred securities of any Project Subsidiary (x) set forth on Schedule 2.27 annexed hereto in an aggregate amount (including such amounts so applied pursuant to clause (i)(x) of the first proviso to Section 2.33 of the Existing DIP Agreement) not to exceed $1,100,000,000 during the term of this Agreement (the “Schedule Limit”) or (y) other than in accordance with the preceding clause (x), in an aggregate amount not to exceed $2,000,000,000, minus the aggregate proceeds applied to repayments or redemptions under the preceding clause (x), so long as the Collateral Requirements are satisfied, (ii) at the time that any such Incremental Term Loan is made (immediately after giving effect thereto), no Default or Event of Default shall have occurred and be continuing, (iii) the Borrower shall be in compliance with the covenants set forth in Section 6.17 determined on a pro forma basis as of the date of such Incremental Term Loan and the last day of the most recent fiscal period of the Borrower for which financial statements have been provided, in each case, as if such Incremental Term Loans had been outstanding on the last day of such fiscal quarter of the Borrower for testing compliance therewith and after giving effect to any other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions after the beginning of the relevant fiscal quarter but prior to or simultaneous with the borrowing of such Incremental Term Loan, (iv) all fees and expenses owing in respect of such increase to the Agents and the Lenders shall have been paid, (v) if the Applicable Margin with respect to such Incremental Term Loans shall be higher than the Applicable Margin then in effect for the First Priority Term Loans plus 0.50%, such Applicable Margin with respect to the First Priority Term Loans shall be automatically adjusted to be equal to the relevant Applicable Margin relating to such Incremental Term Loans; provided that this clause (v) shall not be applicable with respect to any incurrence of Incremental Term Loans the proceeds of which are used to repay the secured debt, secured lease obligations or preferred securities set forth on Schedule 2.27 annexed hereto subject to the Schedule Limit during the term of this Agreement, (vi) S&P and Moody’s shall have reaffirmed (with no negative outlook) the ratings then in effect for the Facilities, after taking into account the incurrence of such Incremental Term Loans; provided that no such rating affirmation shall be required with respect to any incurrence of Incremental Term Loans (x) the proceeds of which are used to repay the secured debt, secured lease obligations or preferred securities set forth on Schedule 2.27 annexed hereto subject to the Schedule Limit or (y) the proceeds of which are used to repay the secured debt, secured lease obligations or preferred securities (I) set forth on Schedule 2.27 annexed hereto subject to the Schedule Limit or (II) other than in accordance with the preceding clause (I) unless such Incremental Term Loans would cause the aggregate amount of Incremental Term Loans incurred pursuant to this Section 2.27 and described in this clause (y)(II) (or incurred pursuant to Section 2.33 of the Existing DIP Agreement and described in clause (y)(II) of the third proviso of Section 2.33(a) of the Existing DIP Agreement) to exceed $500,000,000 or any integral multiple of $500,000,000 or would cause the aggregate amount of Incremental Term Loans incurred pursuant to this Section 2.27 (or incurred pursuant to Section 2.33 of the Existing DIP Agreement) to equal $2,000,000,000 and (vii) the other terms and conditions in respect of such Incremental Term Loans (other than pricing and amortization), to the extent not consistent with the Facilities, shall otherwise be reasonably satisfactory to the Administrative Agent. Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in paragraph (c) below). The Incremental Term Loans (a) shall rank pari passu in right of payment and of security with the First Priority Term Loans, (b) shall mature concurrently with the First Priority Term Loans and (c) for purposes of repayments shall be treated substantially the same as the First Priority Term Loans (including with respect to mandatory and voluntary prepayments and scheduled amortization). Each notice from the Borrower pursuant to this Section 2.27 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans. Incremental Term Loans may be made by any existing Lender (and each existing First Priority Term Lender will have the right, but not an obligation, to make a portion of any Incremental Term Loan or by any other bank or other financial institution (any such other bank or other financial institution being called a “New Lender”); provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld) to such Lender or New Lender making such Incremental Term Loans if such consent would be required under Section 9.6 for an assignment of First Priority Term Loans to such Lender or New Lender. Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Commitment Supplement”) substantially in the form of Exhibit I to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the Guarantors, each Lender agreeing to provide such Commitment, if any, each New Lender, if any, and the Administrative Agent. An Incremental Commitment Supplement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provision of this Section 2.27.

(b) The effectiveness of any Incremental Term Loans permitted by this Section 2.27 shall be subject to the satisfaction of each of the conditions set forth in Section 4.2 and such other conditions as the parties thereto shall agree.

(c) Notwithstanding anything to the contrary in this Section 2.27, (i) in no event shall the amount of the Incremental Term Loans permitted by this Section 2.27 exceed an amount equal to $2,000,000,000, less the aggregate principal amount of any Incremental Term Loans incurred by the Borrower prior to the Closing Date under the Existing DIP Agreement in effect during the pendency of the Cases and (ii) no Lender shall have any obligation to make an Incremental Term Loan unless it agrees to do so in its sole discretion.

2.28. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Sections 2.20, 2.21 or 2.22, (b) defaults in its obligation to make Loans hereunder or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Majority Facility Lenders in the affected Facility has been obtained), in each case with a replacement financial institution ; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.23 so as to eliminate the continued need for payment of amounts owing pursuant to Sections 2.20, 2.21 or 2.22, (iv) the replacement financial institution shall purchase, at par, all Loans outstanding under such affected Facility and other amounts related thereto owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.22 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Sections 2.20, 2.21 or 2.22, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3

Representations and Warranties

In order to induce the Lenders to enter into this Agreement, to convert the DIP Revolving Loans and DIP Term Loans into Loans hereunder and to make the Additional First Priority Term Loans and other additional Extensions of Credit hereunder, the Borrower represents and warrants on each date required pursuant to Section 4 to the Administrative Agent and to each Lender as follows:

3.1. Existence; Compliance with Law. Each Loan Party (a) is duly organized, validly existing and (to the extent such concept is applicable) in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and (to the extent such concept is applicable) in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of each of the foregoing clauses (a) through (d), to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2. Power; Authorizations; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) that have been obtained or made and are in full force and effect and (ii) the filings made in respect of the Security Documents. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.3. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

3.4. Accuracy of Information. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum (other than projections and pro forma financial information) or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, taken as a whole and in light of the circumstances in which made, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above and those delivered pursuant to Section 4.1(i) were prepared in good faith based on assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.5. Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at September 30, 2007 and, if available, December 31, 2007 and the related pro forma consolidated statement of income for the twelve months ended September 30, 2007 and, if available, December 31, 2007 (including the notes thereto) (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made and the other Indebtedness to be issued on the Closing Date pursuant to the Plan of Reorganization and the use of proceeds thereof, (ii) the consummation of the Plan of Reorganization and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Financial Statements have been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at the dates referred to above, assuming that the events specified in the preceding sentence had actually occurred at such date and without giving effect to “fresh start” accounting, whether or not the Borrower qualifies therefor.

(b) The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31 of the most recently ended three fiscal years of the Borrower ending prior to the Closing Date for which audited financial statements were delivered, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report by a nationally recognized accounting firm, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of the most recently ended fiscal quarter of the Borrower ending prior to the Closing Date for which unaudited financial statements were delivered, and the related unaudited consolidated statements of income and cash flows for the period ended on such fiscal quarter end, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the period ended on such fiscal quarter end (subject to normal year end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the date of such financial statements, no Global Entity has any material Guarantee

Obligations, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31 of the year ending immediately prior to the year during which the Closing Date occurs to and including the date hereof there has been no Disposition by the Global Entities of any material part of the business or property of the Global Entities, taken as a whole, except as otherwise permitted under the Existing DIP Agreement.

(c) Since December 31, 2006, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

3.6. Subsidiaries. (a) Schedule 3.6 annexed hereto (as may be supplemented in writing from time to time by the Borrower) sets forth the name and jurisdiction of organization of each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options or restricted stock granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any of its Subsidiaries directly owned by the Loan Parties that are included in the Collateral, except as created by the Loan Documents or permitted under Section 6.2(c) or Sections 6.2(w) and (z).

3.7. Title to Assets; Liens. The Loan Parties have title in fee simple to, or a valid leasehold or easement interest in, all their material real property, taken as a whole, and good and marketable title to, or a valid leasehold or easement interest in, all their other material property, taken as a whole, and none of such property is subject to any Lien except Permitted Liens.

3.8. No Default. No Global Entity is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect.

3.9. Use of Proceeds. The proceeds of the Additional First Priority Term Loans, if any, shall be used (a) on the Plan Effective Date, (i) to finance distributions to holders of certain existing non-recourse debt of the Borrower’s Subsidiaries and certain other second priority lien debt of the Borrower and its Subsidiaries and (ii) to pay fees, costs, commissions and expenses in connection therewith and in connection with this Agreement, the other Loan Documents, the Bridge Loan Documents and the transactions contemplated hereby and thereby and (b) thereafter for working capital and general corporate purposes of the Loan Parties and, to the extent permitted by this Agreement, their Subsidiaries. The proceeds of the Revolving Loans shall be used for working capital and other general corporate purposes of the Loan Parties and, to the extent permitted by this Agreement, their Subsidiaries. The proceeds of the Incremental Term Loans shall be used for the purposes described in Section 2.27.

3.10. Litigation. Except as disclosed in writing to the Administrative Agent and the Lenders prior to the date hereof, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Global Entity or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

3.11. Federal Regulations. No part of the proceeds of any Loans, and no other Extensions of Credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent in order to comply with any Requirement of Law, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.

3.12. Compliance with Law. No Global Entity is in violation of any applicable law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, the violation of which, or a default with respect to which, would reasonably be expected to have a Material Adverse Effect.

3.13. Taxes. Each Global Entity has filed or caused to be filed all Federal and state income tax and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Global Entity); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge other than Liens or claims permitted under this Agreement.

3.14. ERISA. Except as, individually or in the aggregate, does not or could not reasonably be expected to result in a Material Adverse Effect: neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all respects with the applicable provisions of ERISA and the Code; no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan; neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; and no such Multiemployer Plan is in Reorganization or Insolvent.

3.15. Environmental Matters; Hazardous Material. There has been no matter with respect to Environmental Laws or Materials of Environmental Concern which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.16. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness under this Agreement and the other Loan Documents.

3.17. Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Global Entity pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Global Entity have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Global Entity on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Global Entity.

3.18. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates (if any) representing such Pledged Stock are delivered to the Collateral Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 3.18(a) in appropriate form are filed in the offices specified on Schedule 3.18(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof to the extent security interests can be so perfected (by delivery or filing UCC financing statements as applicable) on such Collateral, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each such case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, other Permitted Liens which are permitted under this Agreement to be pari passu or senior to the Liens of the Collateral Agent or which arise by operation of law).

(b) Each of the Mortgages, when executed and delivered, is effective to create in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.18(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person. Except as set forth in the definition of Mortgaged Properties, Schedule 1.1C lists, as of the Closing Date, each parcel of owned real property and each leasehold interest in real property located in the United States and held by the Borrower or any of its Subsidiaries that has a value, in the reasonable opinion of the Borrower, in excess of $5,000,000.

3.19. Solvency. (a) The Borrower is and (b) the Loan Parties, taken as a whole, are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and with the Plan of Reorganization will be, Solvent.

3.20. Senior Indebtedness. The Obligations constitute “Senior Indebtedness” (or similar such term) of the Borrower under each Subordinated Indebtedness Agreement. The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute “Guarantor Senior Indebtedness” (or similar such term) of such Subsidiary Guarantor under each Subordinated Indebtedness Agreement.

3.21. Certain Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Plan of Reorganization, each Subordinated Indebtedness Agreement and each Junior Lien Agreement, including any amendments, supplements or modifications with respect to any of the foregoing.

SECTION 4

Conditions Precedent

4.1. Conditions to the Closing Date. The occurrence of the Closing Date and the automatic conversion of the DIP Revolving Loans and the DIP Term Loans into Loans and the making of the Additional First Priority Term Loans and other additional Extensions of Credit hereunder, is subject to the satisfaction or waiver of the following conditions precedent:

(a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) if Additional First Priority Term Loans are made on the Closing Date, counterparts hereof executed and delivered by the Borrower, the Administrative Agent, the Collateral Agent, each Documentation Agent, each Syndication Agent, the Sub-Agent and each Additional First Priority Term Lender (which Additional First Priority Term Lenders shall provide the aggregate amount of Additional First Priority Term Commitments as is specified in the last sentence of the definition of “Additional First Priority Term Commitment” contained herein), (ii) if Additional First Priority Term Loans are not made on the Closing Date, the Assumption Agreement, substantially in the form of Exhibit M hereto executed and delivered by the Borrower and each Guarantor, (iii) Schedules to this Agreement reasonably satisfactory (to the extent required under Section 1.5) to the Administrative Agent, (iv) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Guarantor, (v) the Collateral Agency and Intercreditor Agreement, executed and delivered by the Borrower and each Guarantor and (vi) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

(b) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Financial Statements, (ii) audited consolidated financial statements of the Borrower and its consolidated Subsidiaries for the three most recently ended fiscal years of the Borrower for which such statements are available and (iii) unaudited interim consolidated financial statements of the Borrower and its consolidated

Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower and its consolidated Subsidiaries, as reflected in the financial statements or projections contained in the Confidential Information Memorandum; provided that this condition precedent shall be deemed to have been satisfied to the extent delivered by the Borrower pursuant to the Existing DIP Agreement.

(c) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.2 or discharged on or prior to the Closing Date pursuant to the Plan of Reorganization or pursuant to documentation satisfactory to the Administrative Agent.

(d) Corporate Documents and Proceedings. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit A, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization (provided that to the extent any Loan Party that is not a Material Obligor is not in good standing, such failure could not reasonably be expected to have a Material Adverse Effect and such good standing certificate shall be delivered in accordance with Section 5.11).

(e) Confirmation Order. The Confirmation Order confirming the Plan of Reorganization shall approve this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby and be in full force and effect and shall not have been stayed, reversed, amended or modified. Concurrently with the occurrence of the Closing Date, (x) the Plan Effective Date shall have occurred and (y) each Material Subsidiary (other than a Material Subsidiary that has de minimis assets) subject of a Case shall have emerged from Chapter 11 of the Bankruptcy Code pursuant to the Plan of Reorganization and those Subsidiaries of the Borrower that are Bankrupt Subsidiaries after the Closing Date shall not have, as at the end of the most recent fiscal year of the Borrower (i) accounted for more than 5%, individually, for any Bankrupt Subsidiary, or 10%, in the aggregate for all Bankrupt Subsidiaries, of the consolidated revenues of the Borrower and its Subsidiaries in the aggregate or (ii) owned more than 5%, individually, for any Bankrupt Subsidiary, or 10%, in the aggregate, for all Bankrupt Subsidiaries, of the consolidated assets of the Borrower and its Subsidiaries in the aggregate.

(f) Payment of Fees; Expenses. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

(g) Legal Opinion. The Administrative Agent shall have received the following executed legal opinions:

(i) one or more legal opinions, substantially in the form of Exhibit D, from Kirkland & Ellis LLP, counsel to the Borrower and its Subsidiaries, and the general counsel of the Borrower and its Subsidiaries, with the allocation of such opinions between such counsel to be reasonably satisfactory to the Administrative Agent; and

(ii) the legal opinion of such special and local counsel as may be reasonably required by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(h) Pledged Stock; Stock Powers; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Collateral Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof, in each case, on which the Collateral Agent has a first-priority Lien.

(i) Projections. The Lenders shall have received projections through at least December 31, 2013, which shall reflect pro forma compliance with the covenants set forth in Section 6.17 through the period reflected therein and shall be presented in a manner consistent with the projections previously provided to the Lenders (it being understood that the Borrower may elect that the projections meeting the requirements of this clause shall be the projections contained in the business plan of the Borrower delivered to the Administrative Agent in November 2007).

(j) Ratings. The Facilities shall have been rated by Moody’s and S&P. The Borrower shall have obtained corporate credit ratings from Moody’s and S&P.

(k) Minimum Liquidity. After giving effect to the transactions contemplated to occur on the Closing Date (including without limitation, the consummation of the Plan of Reorganization), Minimum Liquidity shall not be less than $250,000,000.

(l) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.

(m) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2(b) of the Guarantee and Collateral Agreement.

(n) Covenant Compliance. A certificate of a Responsible Officer certifying that after giving effect to the transactions contemplated to occur on the Closing Date (including without limitation, the consummation of the Plan of Reorganization), the Borrower shall be in pro forma compliance with the covenants set forth in Section 6.17 as of the Closing Date and setting forth in reasonable detail the calculations therefor.

(o) No Default or Events of Default. No “Default” or “Event of Default” under, and as defined in, the Existing DIP Agreement (each being referred to herein as a “DIP Default”) shall have occurred and be continuing on the Closing Date and no Default or Event of Default would occur on the Closing Date after giving effect to the Plan of Reorganization; provided that notwithstanding anything in this clause (o) to the contrary, no DIP Default that occurred and is continuing prior to the Plan Effective Date shall result in failure to satisfy this condition precedent in clause (o) or in Section 4.2(c) if:

(i) such DIP Default arose as a result of the failure of the Borrower or any of its Subsidiaries to deliver financial statements, reports, certificates or other information required to be delivered under Sections 5.1, 5.2 and 5.7 of the Existing DIP Agreement so long as within 30 days after the Closing Date each such financial statement, report, certificate or other information is delivered to the Person to whom delivery is required under such Sections;

(ii) such DIP Default arose as a result of the failure of the Borrower or any of its Subsidiary to comply with Sections 5.3, 5.4, 5.5, 5.6, 5.8, 5.9, 5.10, 5.11 or 5.12 of the Existing DIP Agreement, and the applicable period of grace with respect thereto has not lapsed;

(iii) such DIP Default arose as a result of the failure of the Borrower or any of its Subsidiaries to comply with Sections 6.10, 6.15 or 6.18 of the Existing DIP Agreement so long as such DIP Default shall not have occurred and been continuing for more than 15 days;

(iv) such DIP Default arises under Section 7(f) under the Existing DIP Agreement and such DIP Default would not be an Event of Default under Section 7(e) hereof had the event or occurrence giving rise to such DIP Default occurred immediately after the Closing Date; or

(v) no DIP Default shall be deemed to have occurred and be continuing as a result of the consummation of the Plan of Reorganization so long as the Plan Effective Date and the Closing Date occur substantially simultaneously.

(p) Additional First Priority Term Loan Funding. The making of the Additional First Priority Term Loans on the Closing Date shall be further subject to (i) the Closing Date occurring on or prior to February 7, 2008, (ii) the Confirmation Order

(1) approving and authorizing the Additional First Priority Term Loans and the granting of the Liens to secure the Additional First Priority Term Loans, (2) containing a finding that the granting of such Liens, this Facility and the Bridge Loan Facility do not constitute a fraudulent transfer or conveyance and providing for a release and exculpation in favor of the Joint Lead Arrangers, the Administrative Agent and the Lenders and their respective affiliates on terms and conditions substantially similar to the release and exculpation set forth in Article VIII of the Plan of Reorganization and (3) being in full force and effect and not having been stayed, reversed, amended or modified; and (iii) the Joint Lead Arrangers having received at least 5 days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

4.2. Conditions to Each Extension of Credit. The obligation of the Lenders and the Fronting Bank to make each Extension of Credit, including the initial Extension of Credit, is subject to the following conditions precedent:

(a) Notice. The Administrative Agent and, in the case of the Revolving Facility, the Sub-Agent shall have received the applicable notice of borrowing, in substantially the form attached hereto as Exhibit B, from the Borrower or, in the case of a Letter of Credit, the Fronting Bank shall have received an L/C Application.

(b) Representations and Warranties. All representations and warranties contained in or pursuant to this Agreement and the other Loan Documents, or otherwise made in writing in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of each Extension of Credit hereunder with the same effect as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date) (it being understood that any representation or warranty that is qualified as to materiality or Material Adverse Effect shall be correct in all respects).

(c) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to such Extension of Credit on such Borrowing Date.

The request by the Borrower for, and the acceptance by the Borrower of, each Extension of Credit and issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Section 4.2 have been satisfied or waived at that time.

SECTION 5

Affirmative Covenants

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document (other than Letters of

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Credit, together with all fees that have accrued and will accrue thereon through the stated termination date of such Letters of Credit, which have been supported in the manner described in Section 2.7(b), and contingent indemnification obligations for which no claim has been asserted), the Borrower shall and shall cause each of the Restricted Subsidiaries to:

5.1. Financial Statements, Etc. Deliver to the Administrative Agent (for distribution to the Lenders):

(a) within (i) 120 days (or if agreed to by the Administrative Agent acting in its reasonable discretion, 135 days), after the end of the most recently ended fiscal year of the Borrower prior to the Closing Date (if the Closing Date occurs during the first calendar quarter of a year) and (ii) ninety (90) days (or, if agreed to by the Administrative Agent acting in its reasonable discretion, 105 days) after the end of each fiscal year of the Borrower thereafter, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers or other independent certified public accountants of nationally recognized standing; and

(b) within forty-five (45) days (or if agreed to by the Administrative Agent acting in its reasonable discretion, sixty (60) days) after the end of each of the first three quarterly fiscal periods of each fiscal year, a copy of the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income in such quarter and of cash flows for the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding periods in the preceding fiscal year, accompanied by a certificate of a Responsible Officer, which certificate shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Borrower and its consolidated Subsidiaries, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the absence of footnotes).

All such financial statements delivered pursuant to Sections 5.1(a) and (b) shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods. The Borrower may provide the financial statements and other materials required to be furnished pursuant to this Section 5.1 by posting such financial statements and materials on IntraLinks/IntraAgency, SyndTrak or other relevant website or other information platform (the “Platform”) to which the Administrative Agent has access. If delivered to the Administrative Agent, the Administrative Agent will provide the financial statements and other materials required to be furnished pursuant to this Section 5.1 to the Lenders by posting such financial statements and materials on the Platform within five Business Days after receipt thereof. Information required to be delivered pursuant to Sections 5.1(a) and (b) shall be deemed satisfied by delivery within the time periods set forth in such Sections of the Borrower’s annual report on Form 10-K and quarterly report on Form 10-Q, respectively, in each case as filed with the SEC for the applicable period.

5.2. Certificates; Other Information. Deliver to the Administrative Agent and, in the case of clause (h) below, to the applicable Lender:

(a) Concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary thereof no knowledge was obtained of any Default or Event of Default pursuant to Section 6.17, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and if such certificate specifies any Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto) and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Global Entity with Section 6.17 of this Agreement as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any material Intellectual Property acquired by any Loan Party and (3) a description of any Person that has become a Global Entity, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) concurrently with the delivery of financial statements pursuant to Section 5.1, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year. Information required to be delivered pursuant to this clause

(d) shall be deemed satisfied by delivery within the time period set forth herein of the Borrower’s annual report on Form 10-K and quarterly report on Form 10-Q, respectively, in each case as filed with the SEC for the applicable period.

(e) no later than five (5) Business Days prior to the effectiveness thereof, copies of substantially final drafts of any material proposed amendment, supplement, waiver or other modification with respect to any Subordinated Indebtedness Agreement, any Junior Lien Agreement or the Bridge Loan Documents;

(f) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

(g) promptly following the delivery thereof to any Loan Party or to the Board of Directors or management of any Loan Party, a copy of any final management letter or report by independent public accountants with respect to the financial condition, operations or business of the Borrower and its Subsidiaries;

(h) promptly upon request, such other material information (financial or otherwise), as may be reasonably requested by the Administrative Agent (on behalf of itself or any Lender); and

(i) concurrently with the delivery of any document required to be delivered pursuant to Section 5.1 or this Section 5.2, the Borrower shall indicate in writing whether such document contains non-public information.

The Borrower may provide the certificates and other information required to be furnished pursuant to this Section 5.2 by posting such certificates and information on the Platform to which the Administrative Agent has access. If delivered to the Administrative Agent, the Administrative Agent will provide the certificates and other information required to be furnished by the Borrower pursuant to this Section 5.2 to the Lenders by posting such certificates and other information on the Platform within five Business Days after receipt thereof.

5.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Global Entity or (ii) where the failure to so pay, discharge or otherwise satisfy such obligations could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.4. Maintenance of Existence; Compliance with Contractual Obligations and Requirements of Law. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises reasonably necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.3 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5. Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, subject to ordinary wear and tear and obsolescence and from time to time make all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses, except where failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance policies (or where appropriate, self-insurance) on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies of a similar size engaged in the same or a similar business.

5.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in all material respects in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon reasonable prior notice to the Borrower through the Administrative Agent, permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours to discuss the business, operations, properties and financial and other condition of the Global Entities with officers and employees of the Global Entities and with their independent certified public accountants and with their financial advisors; provided that so long as no Event of Default has occurred and is continuing, the Lenders and the Administrative Agent shall not be permitted to exercise such rights more than once per year, and the exercise of such rights will be coordinated through the Administrative Agent on behalf of the Lenders. The Administrative Agent agrees to coordinate and consolidate visits pursuant to this Section 5.6 by Lenders and their representatives (including the examination of books and records and the making of copies and abstracts of books and records) at mutually convenient times and in such a manner so as to cause minimum disruption to the operations of the Borrower and to minimize costs associated with such visits.

5.7. Notices. Promptly, and in any event within five (5) Business Days after a Responsible Officer becomes aware thereof (except as otherwise provided in (e) below), give notice to the Administrative Agent, with a copy for each Lender, of:

(a) the occurrence of any Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Global Entity or (ii) litigation, investigation or proceeding that may exist at any time between a Global Entity and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Global Entity (i) that would reasonably be expected to have a Material Adverse Effect or (ii) which relates to any Loan Document;

(d) any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

(e) the following events, as soon as practicable and in any event within 30 days after any Global Entity knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, in the case of each of the foregoing clauses (i) or (ii) where such event could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied or provided as soon as practicable thereafter by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Global Entity has taken or proposes to take with respect thereto.

5.8. Environmental Laws. (a) Comply with, and take reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except where the failure to comply with the foregoing would not be reasonably be expected to give rise to a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws except where the failure to comply with the foregoing would not be reasonably be expected to give rise to a Material Adverse Effect and promptly comply with all lawful orders and directives of all Governmental Authorities under applicable Environmental Laws except where the failure to do so would not be reasonably be expected to give rise to a Material Adverse Effect; provided, however, the Borrower may use all lawful means to protest or challenge the imposition by any Governmental Authority of any requirements under any such lawful orders, directives or that otherwise arise under applicable Environmental Laws.

5.9. Employee Benefits. Comply (and with respect to Plans covered by Title IV of ERISA, cause their respective Commonly Controlled Entities to comply) in all material respects with the applicable provisions of ERISA and the Code and other applicable laws, rules and regulations with respect to any Plan, the failure of which could reasonably be expected to result in a Material Adverse Effect.

5.10. Further Assurances. (a) With respect to any property acquired after the Closing Date by any Loan Party (other than any property described in paragraph (b), (c) or (d) below) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $5,000,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Permitted Lien which precludes the granting of a Mortgage thereon), within sixty (60) days after the creation or acquisition thereof (i) execute and deliver a first priority Mortgage or where appropriate under the circumstances, an amendment to an existing Mortgage, in each case in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Secured Parties with (x) either (1) title insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) in form and substance reasonably satisfactory to Administrative Agent as well as a current ALTA survey thereof, together with a surveyor’s certificate (only with respect to any power plant or any other real property for which an ALTA survey was obtained when such property was acquired) or (2) where an amendment to an existing Mortgage has been delivered pursuant to clause (i) instead of a Mortgage, an endorsement to the existing title policy adding such property as an insured parcel, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage or Mortgage amendment (to the extent obtainable using commercially reasonable efforts), each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date by any Global Entity (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Subsidiary), within sixty (60) days of the creation or acquisition thereof (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Global Entity, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured

Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Collateral Agent a certificate of such Subsidiary, substantially in the form of Exhibit A, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Foreign Subsidiary (or Domestic Subsidiary of the type described in clause (d) of the definition of Excluded Subsidiary) created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) if commercially reasonable, deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Collateral Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

5.11. Post Closing Matters. (a) Within sixty (60) days after the Closing Date, deliver to the Administrative Agent evidence of the actions specified on Schedule 5.11 (including, without limitation, the delivery of good standing certificates not delivered at or prior to the Closing Date in accordance with Section 4.1(d)(ii)); provided that such date may be extended, or the obligation to deliver such evidence waived, by the Administrative Agent acting in its reasonable discretion and in each case upon terms and conditions reasonably satisfactory to the Administrative Agent.

(b) Within sixty (60) days after the Closing Date (or, in the case of the plant for the Fremont Project, any of the real properties owned or leased by Clear Lake Cogeneration Limited Partnership, RockGen Energy LLC, Texas City Cogeneration, L.P., Hillabee Energy Center, LLC and CPN Pryor Funding Corporation, or the Calpine Philadelphia Water Project facility owned by Calpine Leasing, Inc., within sixty (60) days of such properties becoming Mortgaged Properties), the Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property other than on leasehold properties (it being understood that the Borrower shall use commercially reasonable efforts to obtain a Mortgage on such leasehold properties within such sixty (60) day period and if landlord’s consent is required to obtain a Mortgage on any such leasehold property or the lease does not include mortgagee protections reasonably satisfactory to the Administrative Agent, the Borrower shall use commercially reasonable efforts to obtain a landlord consent related thereto within such period, in form and substance reasonably satisfactory to the Administrative Agent), executed and delivered by a duly authorized officer of each party thereto, and, if a Mortgage is obtained with respect to such Mortgaged Property, the other documents described in this paragraph (b) (except that with respect to the surveys described in subparagraph (i), the relevant sixty (60) day period described above shall be one hundred twenty (120) days); provided that such date may be extended, or the obligation to deliver such evidence waived, by the Administrative Agent acting in its reasonable discretion, and in each case upon terms and conditions reasonably satisfactory to the Administrative Agent.

(i) If requested by the Administrative Agent, the Administrative Agent shall have received, and Stewart Title Company (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the plant sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and the Title Insurance Company, unless the Title Insurance Company has agreed to delete its survey disclosure exception and provide the survey based affirmative coverage and endorsements reasonably required by Administrative Agent (including, without limitation, ALTA 9, survey, access, and zoning endorsements) on the basis of an earlier survey with respect to the plant site.

(ii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance, in each case in form and substance reasonably satisfactory to the Administrative Agent, together with such coinsurance and reinsurance as reasonably requested by Administrative Agent. The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(iii) If reasonably requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any Mortgaged Property upon which the improvements are located that is located within a special flood hazard zone for which flood insurance is available under the National Flood Insurance Act of 1968, as amended, (2) is written in an amount equal to the lesser of (x) the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property and (y) the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, as amended, and (3) provides for annual renewal (provided that the Borrower shall keep such policy in effect until the maturity of the Indebtedness secured by such Mortgage) and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board of Governors.

(iv) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (i) above (or an endorsement from the relevant title company providing affirmative coverage with respect to any document that cannot be located) and a copy of all other material documents reasonably requested by the Administrative Agent affecting the Mortgaged Properties to the extent in the Borrower’s possession or reasonable control.

(v) The Administrative Agent shall have received legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) If the Borrower qualifies for “fresh start” accounting at the time of such request, upon request of the Administrative Agent, the Borrower shall deliver to the Lenders within 60 days after the Closing Date an unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the date that the Plan of Reorganization became effective, giving effect to (i) the incurrence of the Loans under the Facilities, the Bridge Loan Facility, if any, and the other Indebtedness to be issued pursuant to the Plan of Reorganization and the use of proceeds thereof, (ii) the consummation of the Plan of Reorganization and (iii) the payment of fees and expenses in connection with the foregoing, and accompanied by a certificate of a Responsible Officer certifying that such balance sheet fairly presents in all material respects the financial position of the Borrower and its consolidated Subsidiaries, in accordance with GAAP, as of such date.

SECTION 6

Negative Covenants

The Borrower agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document (other than Letters of Credit, together with all fees that have accrued and will accrue thereon through the stated termination date of such Letters of Credit, which have been supported in the manner described in Section 2.7(b), and contingent indemnification obligations for which no claim has been asserted), the Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:

6.1. Limitation on Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness except:

(a) Indebtedness of any Loan Party pursuant to this Agreement and the other Loan Documents;

(b) Indebtedness owed to any financial institution in respect of overdrafts and related liabilities arising from treasury, depository or cash management services or in connection with any automated clearing house transfers of funds;

(c)(i) Indebtedness (including Guarantee Obligations) outstanding on the Closing Date and listed on Schedule 6.1(c) annexed hereto, (ii) Indebtedness under the Blue Spruce Refinancing Facility and the Metcalf Refinancing Facility, and (iii) any Refinancing of any such Indebtedness referred to in clauses (i) and (ii), provided that as a result of any such Refinancing (x) the principal amount of such Indebtedness shall not be increased (except by the amount of premiums, penalties, accrued and unpaid interest and fees and expenses associated with such Refinancing) (it being understood that a Guarantee Obligation without a stated principal amount or dollar limitation shall not be subject to the requirement of this clause (i) so long as any Refinancing of such Guarantee Obligations shall be in respect of obligations of substantially the same nature arising with respect to the same project of the Borrower and its Subsidiaries), and (y) the final maturity of such Indebtedness shall not be shortened;

(d) Indebtedness of (i) the Borrower to any Subsidiary of the Borrower, (ii) any Guarantor to the Borrower or any other Subsidiary of the Borrower, and (iii) any Subsidiary of the Borrower that is not a Guarantor to any other Subsidiary of the Borrower that is not a Guarantor; provided that if any intercompany Indebtedness owed to the Borrower or any Subsidiary of the Borrower by any Subsidiary of Calpine Energy Services Holdings, Inc. listed on Schedule 1.1F annexed hereto shall be represented by an intercompany note or notes, such note or notes owed to any Loan Party shall be pledged in favor of the Collateral Agent, for the benefit of the Lenders, pursuant to the Security Documents;

(e) endorsements of instruments in the ordinary course of business and consistent with past practices of the Borrower and its Subsidiaries;

(f) Indebtedness of any Global Entity arising in the ordinary course of business (and consistent with past practice of the Borrower and its Subsidiaries) of such Global Entity and owing with respect to netting agreements; provided that such Indebtedness is promptly repaid or otherwise extinguished by such Global Entity;

(g) Indebtedness of any Global Entity consisting of the financing of insurance premiums in the ordinary course of business (and consistent with past practices of the Borrower and its Subsidiaries);

(h) Indebtedness of any Global Entity consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business of such Global Entity (and consistent with past practices of the Borrower and its Subsidiaries);

(i) Indebtedness represented by appeal, bid, performance, surety or similar bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Global Entity, in each case to the extent incurred in the ordinary course of business in accordance with customary industry practices in amounts customary in the Borrower’s industry;

(j) (i) Commodity Hedge Agreements and other Swap Agreements that are entered into (x) in the ordinary course of business for a merchant energy company which has a primary focus on operating and optimizing its physical assets and providing related energy products to its customers and consistent with prudent business practice to actively manage risks to which the Borrower and its Subsidiaries are exposed in the conduct of their business or the management of their liabilities and (y) consistent with applicable risk management guidelines established by the Borrower from time to time and made available for review to the Administrative Agent promptly after any modifications are made thereto and (ii) in connection with Swap Agreements entered into with VMAC Energy I, LLC, associated reimbursement obligations, including with respect to letters of credit, to providers of credit support for such Swap Agreements in amounts not exceeding the notional amount of the Indebtedness outstanding under such Swap Agreements;

(k) intercompany Indebtedness of any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower not to exceed the amount of the Incremental Term Loans made to the Borrower pursuant to Section 2.27 or the Junior Lien Indebtedness permitted to be incurred under Section 6.1(y), in each case for the purposes and subject to the requirements set forth therein; provided that if such intercompany Indebtedness shall be represented by an intercompany note or notes, such note or notes owed to any Loan Party shall be pledged in favor of the Collateral Agent, for the benefit of the Lenders, pursuant to the Security Documents (it being understood that any such Indebtedness of one Subsidiary representing the same amount that is loaned by such Subsidiary to the Borrower or another Subsidiary for such purposes shall not be “double counted” under this clause (k));

(l) intercompany Indebtedness of any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower consisting of the Investments permitted under Sections 6.6(c), (h), (i), (k), (m) and (n); provided that if such intercompany Indebtedness shall be represented by an intercompany note or notes, such note or notes owed to any Loan Party shall be delivered to the Collateral Agent (it being understood that any such Indebtedness of one Subsidiary representing the same amount that is loaned by such Subsidiary to the Borrower or another Subsidiary for such purposes shall not be “double counted” under this clause (l));

(m) (i) Indebtedness of the Borrower in respect of the Bridge Loan Facility in an aggregate principal amount not to exceed $300,000,000 and (ii) Guarantee Obligations of any Subsidiary of the Borrower in respect of such Indebtedness, and (iii) any Permitted Refinancing thereof;

(n) Indebtedness with respect to (i) any Eligible Commodity Hedge Financing and (ii) any Unsecured Commodity Liquidity Facility;

(o) Guarantee Obligations incurred in the ordinary course of business and consistent with past practices of the Borrower in respect of the obligations of any Guarantor incurred in the ordinary course of business of such Guarantor, or of any Guarantor of the obligations of the Borrower or any other Guarantor;

(p) Guarantee Obligations (including the issuance of letters of credit) set forth on Schedule 6.1(p) to the extent, for the purpose and up to the amount set forth on such Schedule (it being understood that amounts allocated to a Project set forth on such Schedule but not utilized on account of such Project may be utilized with respect to the other Projects set forth on such Schedule);

(q) Guarantee Obligations of the Borrower and its Subsidiaries in the form of Performance Guarantees in respect of Projects for which Project Investments are permitted under Section 6.6(m); provided that (i) the terms of any such Guarantee Obligation shall be consistent with past practices of the Borrower and its Subsidiaries, and (ii) in no event shall any such Guarantee Obligation be secured by Collateral;

(r) (i) Capital Lease Obligations and (ii) Indebtedness of the Borrower or any Subsidiary incurred to finance all or any part of the acquisition, lease, construction, installation or improvement of any assets, and any refinancing, replacement, refunding, renewal or extension of any such Indebtedness without any increase thereof, so long as such Indebtedness is initially created, issued, incurred or assumed prior to or within the ninety (90) days after the completion of such acquisition, lease, construction, installation or improvement in an aggregate amount not to exceed $150,000,000 at any one time outstanding;

(s) Indebtedness incurred by the Borrower or any of its Subsidiaries in the ordinary course of business of the Borrower or such Subsidiary to any vendor of assets to finance the acquisition of such assets so long as the only recourse of such vendor is to the assets so financed;

(t) (i) if the Additional First Priority Term Loans are not funded on the Closing Date, Indebtedness of the Borrower in respect of any Subordinated Indebtedness or Junior Lien Indebtedness incurred pursuant to the Plan of Reorganization, (ii) Indebtedness of the Borrower in respect of any other Subordinated Indebtedness, so long as (w) at the time of incurrence thereof the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the covenants set forth in Section 6.17 immediately after giving effect to the incurrence of such Indebtedness, (x) the terms and conditions of such Indebtedness set forth in the Subordinated Indebtedness Agreement shall not be more restrictive than the terms and conditions set forth in this Agreement, (y) the maturity date of such Indebtedness shall not occur earlier than six months after the Stated Maturity and (z) immediately prior to and immediately after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing, (iii) Guarantee Obligations of any Guarantor in respect of such Indebtedness described in the foregoing clauses (i) and (ii), provided that such Guarantee Obligations and the Liens in respect thereof are subordinated to the Obligations and the Liens in respect hereof to the same extent as the obligations of the Borrower in respect of the Subordinated Indebtedness or Junior Lien Indebtedness, as the case may be, and the Liens in respect thereof and (iv) any Permitted Refinancing of such Indebtedness described in the foregoing clauses (i), (ii) and (iii);

(u) Limited Recourse Debt with respect to any Project or Projects and Guarantee Obligations consisting of Performance Guarantees in respect of the obligations of Subsidiaries in respect of such Project or Projects; provided that (i) the terms of any such Guarantee Obligation shall be generally consistent with past practices of the Borrower and its Subsidiaries, and (ii) in no event shall any such Guarantee Obligation be secured;

(v) Indebtedness of any Person that becomes a Subsidiary after the date hereof pursuant to (x) a Permitted Acquisition or (y) an Investment permitted under

Section 6.6(s) which is recourse only to the assets acquired pursuant to such Investment and, after giving effect to such Investment, the Borrower and its Restricted Subsidiaries are in pro forma compliance with Section 6.17 (provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary), and any Refinancing of any such Indebtedness, provided that (i) the principal amount of such Indebtedness shall not be increased (except by the amount of premiums, penalties, accrued and unpaid interest, and fees and expenses associated with such Refinancing), and (ii) the final maturity of such Indebtedness shall not be shortened;

(w) intercompany Indebtedness of Subsidiaries which have not emerged from the Cases to the Borrower or any of its Subsidiaries (other than other Subsidiaries which have not emerged from the Cases) to the extent such Indebtedness is permitted under Section 6.6(r); provided that upon emergence of any such Subsidiary from its Case, the Indebtedness owed to any such Subsidiary shall have been repaid in full;

(x) (i) senior unsecured Indebtedness of the Global Entities, so long as (w) at the time of incurrence thereof the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the covenants set forth in Section 6.17 immediately after giving effect to the incurrence of such Indebtedness, (x) the terms and conditions of such Indebtedness set forth in the agreement governing such Indebtedness shall not be more burdensome than the terms and conditions set forth in this Agreement, (y) the maturity date of such Indebtedness shall not occur less than six months after the Stated Maturity, (z) immediately prior to and immediately after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing, (ii) any Permitted Refinancing of such Indebtedness and (iii) Disqualified Capital Stock of the Global Entities;

(y) (x) Junior Lien Indebtedness of the Loan Parties, so long as (i) the aggregate principal amount of such Indebtedness shall not exceed $1,000,000,000 at any one time outstanding, (ii) the proceeds of such Indebtedness shall be applied to (x) repay or redeem secured debt, secured lease obligations or preferred securities of any Project Subsidiary so long as the Collateral Requirements are satisfied at the time of incurrence thereof or (y) finance the construction of new power plants by the Borrower or the Restricted Subsidiaries so long as such power plants are pledged as Collateral, (iii) the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the covenants set forth in Section 6.17 immediately after giving effect to the incurrence of such Indebtedness, (iv) the terms and conditions of such Indebtedness set forth in the Junior Lien Agreement shall not be more restrictive than the terms and conditions set forth in this Agreement, (v) the maturity date of such Indebtedness shall not occur earlier than six months after the Stated Maturity and (vi) immediately prior to and immediately after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing, (y) Guarantee Obligations of any Guarantor in respect of such Indebtedness described in the foregoing clause (x), provided that such Guarantee Obligations and the Liens in respect thereof are subordinated to the Liens in respect hereof to the same extent as the obligations of the Borrower in respect of the Junior Lien Indebtedness and the Liens in respect thereof and (z) any Permitted Refinancing of such Indebtedness described in the foregoing clauses (x) and (y);

(z) Guarantee Obligations of the Borrower and its Subsidiaries in respect of (i) the Freeport Guaranty, (ii) the Greenfield Guaranty, (iii) the CCFC Guaranty, (iv) the Pittsburg/ DEC/LMEC Guaranty and (v) the Pasadena Guaranty; provided that in no event shall any such Guarantee Obligation be secured;

(aa) up to $50,000,000 of other Guarantee Obligations of the Loan Parties; and

(bb) up to $100,000,000 of other unsecured Indebtedness and/or other unsecured Guarantee Obligations of the Loan Parties.

6.2. Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a)(i) Liens existing on the Closing Date and listed on Schedule 6.2(a) annexed hereto; (ii) Liens securing the Blue Spruce Refinancing Facility and the Metcalf Refinancing Facility, provided that in each case the Liens securing such obligations shall attach only to the assets that were subject to Liens securing the obligations refinanced, replaced, refunded, renewed or extended by the Blue Spruce Refinancing Facility or the Metcalf Refinancing Facility, as applicable; and (iii) Liens on assets of the Borrower or any Subsidiary securing obligations permitted to be incurred by this Agreement that are incurred to refinance, replace, refund, renew or extend obligations (and obligations refinancing such obligations, the extent such refinancings are permitted by this Agreement) secured by Liens listed on Schedule 6.2(a), provided that in each case the Liens securing such obligations shall attach only to the assets that were subject to Liens securing the obligations so refinanced, replaced, refunded, renewed or extended;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ or other similar Liens arising in the ordinary course of business which in the aggregate do not materially detract from the value of the property or assets or materially impair the use thereof in the operation of the business of the Borrower and its Subsidiaries are not overdue for a period of more than ninety (90) days or which are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of the Borrower or the affected Global Entity, as the case may be, in accordance with GAAP;

(c) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or the affected Global Entity, as the case may be, in accordance with GAAP;

(d) deposits to secure the performance of bids, trading contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business; provided that, for the avoidance of doubt, Liens (including without limitation rights of set-off) on (i) deposits and (ii) revenues under trading contracts, in each case in favor of counterparties under such trading contracts and other obligations incurred in the ordinary course of business (including trading counterparties, brokerages, clearing houses, utilities, systems operators and similar entities) shall be permitted and shall be permitted to be first priority Liens on such collateral;

(e) easements, rights-of-way, restrictions, zoning ordinances and other similar encumbrances incurred in the ordinary course of business which, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Global Entities;

(f) Liens granted pursuant to the Loan Documents;

(g) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(h) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or Capital Leases permitted under this Agreement;

(i) any interest or title of a licensor, lessor or sublessor under any lease permitted by this Agreement;

(j) Liens arising from judgments, decrees or attachments to the extent not constituting an Event of Default under Section 7(g);

(k) licenses, leases or subleases granted to third parties not interfering in any material respect with the business of any Global Entity;

(l) Liens of sellers of goods, gas or oil to any Global Entity arising under Article 2 of the Uniform Commercial Code or under other state statutes in the ordinary course of business, covering only the goods, gas or oil sold and covering only the unpaid purchase price for such goods, gas or oil and related expenses;

(m) banker’s liens and similar liens (including rights of set-off) in respect of bank deposits;

(n) first priority Liens on the Collateral to secure (i) Specified Swap Agreements, (ii) Eligible Commodity Hedge Agreements so long as the counterparty to any such Eligible Commodity Hedge Agreement becomes a party to, or consents or agrees to be bound by the terms and conditions of, the Collateral Agency and Intercreditor Agreement and (iii) Eligible Commodity Hedge Financings, so long as the lenders thereunder (or their representative(s) on their behalf) become a party to, or consent or agree to be bound by the terms and conditions of, the Collateral Agency and Intercreditor Agreement;

(o) Liens on the property or assets of any Subsidiary of the Borrower in favor of the Borrower or any other Loan Party;

(p) Liens on assets of any Subsidiary of the Borrower or Project Subsidiary and/or on the Capital Stock of such Subsidiary or Project Subsidiary, in each case to the extent such Liens secure Limited Recourse Debt permitted under Section 6.1(u) or other Limited Recourse Debt permitted by this Agreement;

(q) Liens arising in the ordinary course of business to secure liability (in an amount not in excess of the premium for such insurance) for premiums to insurance carriers;

(r) any Lien existing on any property or asset prior to the acquisition thereof (or the acquisition of, or merger or consolidation with, the Person owning such property or asset) by the Borrower or any Subsidiary, and any Lien securing obligations incurred to refinance, replace, refund, renew or extend the obligations secured by such Liens, provided that in each case (i) such Lien is not created in contemplation or in connection with such acquisition, (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary (other than fixtures and improvements on any such real property), and (iii) the principal amount of any Indebtedness secured by such Liens shall not be increased (except by the amount of premiums, penalties, accrued and unpaid interest, fees and expenses associated with such Refinancing permitted hereunder);

(s) Liens securing Capital Lease Obligations and other Indebtedness permitted under Section 6.1(r), so long as (i) such Liens are initially created or arise prior to or within the ninety (90) days after the completion of such acquisition, lease, construction, installation or improvement and (ii) such Liens do not attach to assets of the Borrower or any Subsidiary other than the relevant assets acquired, leased, constructed, installed or improved;

(t) utility and similar deposits made by the Borrower or its Subsidiaries in the ordinary course of business (consistent with past practices of such Borrower or Subsidiary);

(u) good faith deposits made in connection with Permitted Acquisitions and Investments permitted hereunder;

(v) Liens on all or substantially all of the assets of any Bankrupt Subsidiary which has not emerged from its Case to the extent such Liens secure the obligations of such Bankrupt Subsidiaries under loans made to them and permitted under Section 6.6(r); provided that such Liens shall be terminated and released as of the date that such Subsidiary emerges from its Case;

(w) Liens securing (i) the Indebtedness and other obligations under the Bridge Loan Facility permitted to be incurred pursuant to Section 6.1(m) so long as such Liens are subject to the Collateral Agency and Intercreditor Agreement and (ii) Junior Lien Indebtedness incurred in connection with the Plan of Reorganization (to the extent permitted under Section 6.1(t)) or permitted to be incurred under Section 6.1(y) and, in each case, any Permitted Refinancing thereof;

(x) other Liens securing Indebtedness or other obligations in an aggregate amount secured by all such Liens not to exceed $100,000,000 at any one time outstanding;

(y) Permitted PPA Counterparty Liens, subject to a PPA Intercreditor Agreement, on not more than three (3) Eligible Facilities at any one time; and

(z) Liens securing the CalGen Makewhole Payment, if any.

6.3. Prohibition on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or acquire all or substantially all of the assets or Capital Stock of any other Person, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets or make any material change in its present method of conducting business (it being acknowledged that changes to the operating and internal management structure of the Borrower, such as the merger of certain business divisions or the consolidation of certain management functions within the Loan Parties, shall not constitute a material change in the method of conducting business), except that the following shall be permitted:

(a) any Global Entity other than the Borrower may be merged or consolidated with any other Guarantor so long as the surviving entity of such merger is a Guarantor or a new Subsidiary which, substantially concurrently with such merger or consolidation, becomes a Guarantor in accordance with Section 5.10(c);

(b) any Global Entity may be merged or consolidated with the Borrower if the surviving entity of such merger is the Borrower;

(c) any of the Borrower’s Foreign Subsidiaries may be merged or consolidated with another Foreign Subsidiary;

(d)(i) any Restricted Subsidiary may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Guarantor or to any new Subsidiary which, substantially concurrently with such transfer, becomes a Guarantor in accordance with Section 5.10(c); (ii) any Subsidiary that is not a Loan Party may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Loan Party; and (iii) any Subsidiary that is not a Loan Party may be merged or consolidated with, or dispose of any or all of its assets (upon voluntary liquidation or otherwise) to, any other Subsidiary that is not a Loan Party;

(e) the liquidation of the Philadelphia Biogas Supply, Inc., Calpine Capital Trust I, Calpine Capital Trust II and Calpine Capital Trust III to the extent such Subsidiaries do not own any assets or property or the assets or property of such Subsidiaries are distributed to a Loan Party;

(f) any Disposition permitted under Section 6.4 or any transaction (including creation of any new Subsidiary and Investments permitted under Section 6.6(n)) reasonably necessary to consummate any Disposition permitted under Section 6.4 or to optimize the tax benefits or minimize the adverse tax consequences of any such Disposition;

(g) any Permitted Acquisition;

(h) any acquisition of assets or Capital Stock solely in exchange for the issuance of Capital Stock (other than Disqualified Capital Stock) of the Borrower; and

(i) with the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld), mergers, consolidations or liquidations not otherwise permitted above of any Global Entity or any of its Subsidiaries that is inactive or has de minimis assets.

6.4. Limitation on Sale of Assets. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of a Subsidiary of the Borrower, issue or sell any shares of such Subsidiary’s Capital Stock to any Person except:

(a) the sale, liquidation, lease or other Disposition of (A) Cash Equivalents or inventory in the ordinary course of business, (B) uneconomical, obsolete, surplus or worn out property or (C) property that is no longer used or useful in the business;

(b) the consumption or use of fuel supplies, or other consumables, the conversion of fossil, geothermal or other assets to power or the distribution, sale or trading of power (including without limitation, steam or electrical power) and natural gas or other fuels or the sale or trading of emissions credits, in each case in the ordinary course of business and consistent with the past practices of the Borrower and its Subsidiaries;

(c) exchange or trade-in, or sale and application of proceeds to or for replacement assets to be used in the business;

(d) the discount or write-off of accounts receivable overdue by more than ninety (90) days or the sale of any such accounts receivable for the purpose of collection, in each case by any Global Entity in the ordinary course of business;

(e) termination of leases, surrender or sublease of real or personal property by any Global Entity in the ordinary course of business;

(f) incurrence of Liens permitted under Section 6.2;

(g) transactions permitted under clauses (a) through (e) and (h) in Section 6.3;

(h) the Disposition of (i) the turbines listed on Schedule 6.4(h) annexed hereto and (ii) turbine parts and components to the Borrower or any of its Subsidiaries for use as spare or replacement parts;

(i) the Disposition of property or assets (including Capital Stock) in arm’s length transactions at fair market value for which 75% of the consideration (excluding any Indebtedness assumed in connection with such Disposition) received is in cash or Cash Equivalents; provided that prior to the execution of a legally binding agreement to consummate any such Disposition, if such Disposition would result in (x) more than two gas-fired power plants with a combined fair market value in excess of $500,000,000 being Disposed of pursuant to this Section 6.4(i) in any fiscal year of the Borrower, (y) property being Disposed of pursuant to this Section 6.4(i) with a fair market value exceeding $500,000,000 in any fiscal year of the Borrower and including not less than two gas-fired power plants, or (z) Disposition pursuant to this Section 6.4(i) of all or substantially all of the assets of the Geysers Entities, the Borrower shall have received written confirmation from each of S&P and Moody’s that the credit ratings assigned by such entities to the Loans shall be no lower than the ratings assigned by S&P and Moody’s, as the case may be, to the Loans immediately prior to the time that S&P and Moody’s, as the case may be, shall have become aware of such proposed Disposition, the use of the proceeds thereof and all transactions related thereto, in each case after giving effect to such Disposition, the use of the proceeds thereof and all transactions related thereto; provided further, however, that the fair market value of any property, to the extent the Net Cash Proceeds from the Disposition of such property are applied to repay the Bridge Loans, and any Project so Disposed of shall, in each case, be excluded from any calculation (under the preceding proviso) of the combined fair market value of property (and the number of gas-fired power plants) Disposed of or being Disposed of;

(j) Investments permitted under Section 6.6; and

(k) the trading and sharing of parts and components for equipment, tools and non-material equipment, among the Borrower and its Subsidiaries, consistent with past practices of the relevant Persons, including for purposes of spare or replacement parts.

6.5. Limitation on Issuances of Capital Stock and Dividends. Declare or pay any dividend (other than dividends payable solely in Capital Stock (other than Disqualified Capital Stock) of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Global Entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Global Entity (collectively, “Restricted Payments”), except that (i) the Borrower and its Subsidiaries may make Restricted Payments to Persons pursuant to the Plan of Reorganization, (ii) the Borrower may repurchase its Capital Stock owned by employees, directors or officers (or former employees, directors or officers or their transferees, estates or beneficiaries under their estates) of the Borrower or the Subsidiaries or make payments relating to such repurchase of Capital Stock to employees of the Borrower or the Subsidiaries in accordance with any stock ownership plan or upon termination of such employees, (iii) so long as no Default or Event of Default then exists or would exist after giving effect thereto, the Borrower may, if at the end of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.1 the Consolidated Leverage Ratio was not greater than 2.00 to 1.00, make Restricted Payments in an aggregate amount during the term of this Agreement not to exceed the sum of the portion of Excess Cash Flow for all fiscal years ending after the Closing Date that is not required to be applied to repay the Loans in accordance with Section 2.16, plus 100% of Unrestricted cash and Unrestricted Cash Equivalents of the Global Entities on hand as of the Closing Date (after giving effect to all cash payments and distributions made or to be made pursuant to the Plan of Reorganization) and (iv) any Subsidiary of the Borrower may make Restricted Payments otherwise permitted hereunder ratably to each holder of its Capital Stock.

6.6. Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment (each, an “Investment”, it being understood that the amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, without adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but deducting therefrom the amount of any cash repayments or distributions received on account of such Investment by the Person making such Investment) in, any Person, except:

(a) Investments in Cash Equivalents;

(b) Indebtedness permitted under Sections 6.1(c), (d), (n), (o), (p), (q), (r), (s), (t) and (u);

(c) intercompany Investments (i) by any Loan Party in the Borrower or another Loan Party that, after giving effect to such Investment, is a Guarantor or (ii) listed on Schedule 6.6(c) annexed hereto which may be expended at any time during the term of this Agreement;

(d) Investments (including debt obligations) received in good faith in connection with (i) the bankruptcy or reorganization of suppliers, customers and other account debtors or (ii) settlement or resolution of (or as a result of foreclosure with respect to) delinquent obligations of, and other disputes with, customers, suppliers and other account debtors;

(e) deposits of the type described in Sections 6.2(d), (g), (t) and (u);

(f) intercompany Investments among the Global Entities which are not Loan Parties in the ordinary course of business;

(g) loans and advances, in each case in the ordinary course of business, by a Global Entity to employees of such Global Entity (including for moving, relocation, entertainment and travel expenses and other similar expenses, in each case incurred in the ordinary course of business and consistent with past practices of the Borrower and its Subsidiaries);

(h) Investments consisting of amounts that are applied to make Capital Expenditures permitted under Section 6.15;

(i) Investments in the Borrower or any of its Subsidiaries constituting Dispositions permitted under Section 6.4 (other than Section 6.4(i));

(j) Investments consisting of letters of credit issued for the account of Non-Loan Parties listed on Schedule 6.6(j) annexed hereto for the purpose and up to the amount for each such letter of credit described on such Schedule (it being understood that amounts allocated to a Project set forth on such Schedule but not utilized on account of such Project may be utilized with respect to the other Projects set forth on such Schedule);

(k) Investments in any Subsidiary (whether directly or indirectly through any other Subsidiary of the Borrower) identified on Schedule 6.6(k) annexed hereto for the purposes and up to the amount for each such Investment described on such Schedule (it being understood that amounts allocated to a Project set forth on such Schedule but not utilized on account of such Project may be utilized with respect to the other Projects set forth on such Schedule and it being further understood that any such Investment in one Subsidiary representing the same amount that is invested by such Subsidiary in another Subsidiary for such purposes shall not be “double counted” under this clause (k));

(l) intercompany Investments by the Borrower in any Subsidiary of the Borrower or by any Subsidiary of the Borrower to another Subsidiary of the Borrower not to exceed the amount of the Incremental Term Loans made to the Borrower pursuant to Section 2.27 and the Junior Lien Indebtedness permitted to be incurred pursuant to Section 6.1(y), in each case for the purposes and subject to the requirements set forth therein (it being understood that any such Investment in any Subsidiary of the Borrower representing the same amount that is invested by such Subsidiary in another Subsidiary of the Borrower for such purposes shall not be “double counted” under this clause (l));

(m) Investments in any Subsidiary consisting of amounts invested in Project Investments and letters of credit issued to support obligations of Subsidiaries in connection with Project Investments; provided that the aggregate amount of all such Investments by Loan Parties in Subsidiaries that are not Loan Parties after the Closing Date, together with the amount of Investments constituting Investments outstanding pursuant to Section 6.6(n)(i), net of any such Investments that have theretofore been reimbursed after the Closing Date to the Loan Parties, shall not exceed on any date of determination an amount equal to (i) $100,000,000 multiplied by the number of anniversaries of the Closing Date that have occurred prior to such date of determination, plus (ii) the amount of any Excess Cash Flow or the Net Cash Proceeds from the issuance of Capital Stock by any Loan Party that is required to be offered, but not accepted by the Lenders, as a prepayment of the First Priority Term Loans pursuant to Section 2.16 and actually applied to Project Investments or (with respect to determinations of whether letters of credit may be issued under this clause (m)) not already applied or expended for Investments under Section 6.6(h), (k), (m), (n), (r) or (s); provided that any Investments made in a Guarantor consisting of amounts applied to Project Investments that are not already counted against the amount of Investments in a Subsidiary permitted to be made under this Section 6.6(m) shall be counted as Investments made under this Section 6.6(m) at and after such time that such Loan Party ceases to be a Guarantor (it being understood that any such Investment in any Subsidiary of the Borrower representing the same amount that is invested by such Subsidiary in another Subsidiary of the Borrower for such purposes shall not be “double counted” under this clause (m));

(n) Investments (i) in any Subsidiary consisting of amounts invested in Permitted Acquisitions so long as such Investments do not exceed the aggregate amounts set forth in the proviso to Section 6.6(m) or (ii) consisting of any acquisition permitted under Section 6.3(h);

(o) Investments consisting of non-cash consideration permitted to be received in connection with Dispositions permitted under Section 6.4;

(p) Investments of property or assets of a Global Entity to any of its Subsidiaries to the extent reasonably necessary to consummate any Disposition of such property or assets (or of the Capital Stock of the Person holding such property or assets) permitted under Section 6.4 or to optimize the tax benefits or minimize the adverse tax consequences of any such Disposition so long as the Net Cash Proceeds of any such Disposition are applied to prepay the First Priority Term Loans to the extent required by Section 2.16(e);

(q) Investments of property or assets of a Global Entity into any of its Subsidiaries (whether by loan or equity contribution), so long as such property or assets are dormant and unused in the business of the Global Entity making such Investment due to applicable laws affecting such Global Entity’s ability to use such property or assets;

(r) Investments consisting of intercompany loans to the Bankrupt Subsidiaries, so long as (i) the proceeds of such loans are applied to working capital, maintenance, operation, payroll and other liquidity requirements in the ordinary course of business of such Subsidiaries, and (ii) the aggregate amount of such intercompany loans to such Bankrupt Subsidiaries shall not exceed $25,000,000 at any time outstanding; provided that the Bankruptcy Court shall have entered an order providing that such loans to any such Bankrupt Subsidiary are entitled to superpriority claim status under Section 364(c)(1) of the Bankruptcy Code in the Case of such Bankrupt Subsidiary and are secured by Liens on all or substantially all of assets of such Bankrupt Subsidiary granted under Section 364(c)(2) and (3) of the Bankruptcy Code; and

(s) in addition to Investments permitted under clauses (a) through (r) above, additional Investments by the Borrower or any of its Subsidiaries in an aggregate amount not to exceed $100,000,000 at any time outstanding (without giving effect to any write-downs or write-offs thereof).

6.7. Transactions with Affiliates. Except for transactions between or among Loan Parties, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Global Entity and (c) upon fair and reasonable terms no less favorable to the relevant Global Entity than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, except that the following shall be permitted: (i) any Indebtedness among the Loan Parties may be incurred to the extent permitted under Section 6.1, and Investments may be made to the extent permitted under Section 6.6; (ii) customary fees for director and officer insurance, travel expenses and indemnities may be paid to directors, managers or consultants of any Loan Party; (iii) any transaction among Loan Parties or among non-Loan Parties expressly permitted under this Agreement; (iv) directors’, officers’ and employee compensation (including bonuses and other compensation) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of the Borrower or the relevant Global Entity or no less favorable to the Borrower or the relevant Subsidiary, as the case may be, than what would have been obtained at the relevant time from Persons who are not a Affiliates; (v) commercially reasonable and fair allocation of costs among the Borrower and the Subsidiaries, including corporate overhead costs; (vi) transactions described on Schedule 6.7 annexed hereto; and (vii) transactions pursuant to the Plan of Reorganization.

6.8. Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses and business activities in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

6.9. Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Junior Lien Indebtedness or Subordinated Indebtedness (except for Permitted Refinancings thereof plus the amount of premiums, penalties, accrued and unpaid interest and fees and expenses associated therewith); (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Subordinated Indebtedness permitted under Section 6.1(t) or (y) or Junior Lien Indebtedness permitted under Section 6.1(t) or (y) (if the effect of such amendment, modification, waiver or other change would be to (i) change to earlier dates the dates on which any payments of principal or interest are due thereon, (ii) increase the interest rate, or the portion thereof payable on a current basis in cash, applicable thereto, (iii) change the redemption, prepayment or defeasance provisions thereof, (iv) change the lien or payment subordination provisions thereof (or of any guaranty thereof or intercreditor arrangement with respect thereto), (v) materially change any collateral therefor (other than to release such collateral), (vi) shorten the maturity date therefor, or (vii) change any other term or provision thereof, if the effect of such change, together with all other changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness that would be materially adverse to the Borrower, the Administrative Agent or the Lenders, without the prior written consent of Required Lenders) except in the case of any Junior Lien Indebtedness, as otherwise permitted under the Collateral Agency and Intercreditor Agreement; (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any preferred stock of the Borrower if the effect of such amendment, modification, waiver or other change would be to cause such preferred stock to become Disqualified Capital Stock, without the prior written consent of Required Lenders; or (d) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of any Subordinated Indebtedness Agreement.

6.10. Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Global Entity of real or personal property that has been or is to be sold or transferred by such Global Entity to such Person or to any other Person to whom funds have been or are to be advanced, which such Global Entity intends to use for substantially the same purpose or purposes as the property that has been or is to be sold or transferred, unless (a) the sale of such property is permitted by Section 6.4 and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.1 and 6.2, respectively.

6.11. Swap Agreements. Enter into any Swap Agreement, except (a) Commodity Hedge Agreements and other Swap Agreements that are entered into (x) in the ordinary course of business for a merchant energy company which has a primary focus on operating and optimizing its physical assets and providing related energy products to its customers and consistent with prudent business practice to actively manage risks to which the Borrower and its Subsidiaries are exposed in the conduct of their business or the management of their liabilities and (y) consistent with applicable risk management guidelines established by the Borrower from time to time and made available for review to the Administrative Agent promptly after any modifications are made thereto and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

6.12. Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

6.13. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) any restrictions or conditions contained in agreements relating to the sale or other disposition of a Subsidiary or property of a Subsidiary pending such sale or disposition, provided such restrictions and conditions apply only to the Subsidiary or property that is to be sold or disposed of and such sale or disposition is permitted hereunder, (d) any restrictions or conditions imposed by any agreement relating to secured obligations permitted by this Agreement (including secured obligations set forth on Schedule 6.2(a)) if such restrictions or conditions apply only to the property or assets securing such obligations, (e) any customary prohibitions or conditions in leases and other contracts restricting the assignment or subletting thereof, (f) any prohibitions or conditions in contracts entered into in the ordinary course of business restricting the assignment thereof, (g) the Bridge Loan Documents, (h) provisions in the principal lease, service or operating agreements and power purchase agreements pertaining to Projects or the partnership and financing agreements relating to Projects, so long as in each case such lease, service, operating, power purchase, partnership or financing agreement is subject to usual and customary terms and is otherwise permitted to be entered into hereunder and (i) any restrictions or conditions contained in (x) Swap Agreements or Commodity Hedge Agreements permitted under this Agreement or (y) agreements for any Eligible Commodity Hedge Financing or Unsecured Commodity Liquidity Facility permitted under Section 6.1(n), in each case so long as such applicable restrictions or conditions are no more restrictive, taken as a whole and in the reasonable judgment of the Borrower, than the corresponding restrictions or conditions in this Agreement.

6.14. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make dividends or distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, or (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions or conditions existing under this Agreement and the other Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary or conditions contained in agreements relating to the sale or other disposition of a Subsidiary or property of a Subsidiary pending such sale or disposition, provided such restrictions and conditions apply only to the Subsidiary or property that is to be sold or disposed of and such sale or disposition is permitted hereunder, (iii) any restrictions or conditions imposed on any Subsidiary by the terms of any Indebtedness of such Subsidiary permitted to be incurred hereunder, (iv) any restrictions or conditions imposed by any agreement relating to secured obligations permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such obligations, (v) provisions in the principal lease, service or operating agreements and power purchase agreements pertaining to Projects or the partnership and financing agreements relating to Projects, so long as in each case such lease, service, operating, power purchase, partnership or financing agreement is subject to usual and customary terms and is otherwise permitted to be entered into hereunder, (vi) any restriction or conditions existing under the Bridge Loan Agreement and the other Bridge Loan Documents, (vii) any restrictions or conditions existing on the Closing Date (including under agreements relating to secured obligations set forth on Schedule 6.2(a)) and (viii) any restrictions or conditions contained in (x) Swap Agreements or Commodity Hedge Agreements permitted under this Agreement or (y) agreements for any Eligible Commodity Hedge Financing or Unsecured Commodity Liquidity Facility permitted under Section 6.1(n), in each case so long as such applicable restrictions or conditions are no more restrictive, taken as a whole and in the reasonable judgment of the Borrower, than the corresponding restrictions or conditions in this Agreement.

6.15. Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) (i) any Capital Expenditure in respect of major maintenance expenses of the Borrower and its Restricted Subsidiaries in the ordinary course of business in any fiscal year set forth below if the amount of all such Capital Expenditures in such fiscal year would exceed the amount set forth below opposite such fiscal year:

Fiscal Year	Maximum Capital Expenditures
2007	$385,000,000
2008	$388,000,000
2009	$250,000,000
2010	$295,000,000
2011	$381,000,000
2012	$372,000,000
2013	$372,000,000
2014	$372,000,000

or (ii) any other Capital Expenditures of the Borrower and its Restricted Subsidiaries in the ordinary course of business in any fiscal year set forth on Schedule 6.15 if the amount of all such Capital Expenditures in such fiscal year would exceed the amount set forth on such Schedule opposite such fiscal year; provided that in either case of the foregoing clauses (i) and (ii), (a) any such amount, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year, and (b) at the Borrower’s election, the amount of Capital Expenditures permitted in any fiscal year may be increased by reducing the permitted amount of Capital Expenditures in the next succeeding fiscal year in an amount equal to such increase. In addition, the Loan Parties shall be permitted to make Capital Expenditures financed with Net Cash Proceeds of issuances and sales of Capital Stock (provided that such Capital Expenditures are made in assets owned by Loan Parties and Restricted Subsidiaries) and Reinvestment Deferred Amounts to the extent permitted under Section 2.16(e) without reducing the amount permitted for any fiscal year set forth in the immediately preceding sentence; provided that any such amount, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year.

6.16. Use of Proceeds. Use the proceeds of the Loans or the Letters of Credit for purposes other than those described in Section 3.9.

6.17. Financial Covenants. (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the Closing Date (with compliance determined on a pro forma basis as at such date in accordance with the definition of “Consolidated EBITDA”) or as at the end of any fiscal quarter occurring during any period set forth below (commencing with the first such fiscal quarter that begins on a date after the Closing Date) to exceed the ratio set forth below opposite the Closing Date or such period, as the case may be:

Period	Consolidated Leverage Ratio
Closing Date	7.85 to 1.00

March 31, 2008 – June 30, 2008	7.85 to 1.00

July 1, 2008 – June 30, 2009	7.50 to 1.00

July 1, 2009 – June 30, 2010	7.25 to 1.00

July 1, 2010 – March 31, 2011	7.00 to 1.00

April 1, 2011 – December 31, 2011	6.50 to 1.00

January 1, 2012 – September 30, 2012	6.00 to 1.00

October 1, 2012 and thereafter	5.75 to 1.00

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as at the Closing Date (with compliance determined on a pro forma basis as at such date in accordance with the definitions of “Consolidated EBITDA” and “Consolidated Interest Expense”) or for any period of four consecutive fiscal quarters of the Borrower ending on the last day of any fiscal quarter occurring during any period set forth below (commencing with the first such fiscal quarter that begins after the Closing Date) to be less than the ratio set forth below opposite the Closing Date or such period, as the case may be:

Period	Consolidated Interest Coverage Ratio
Closing Date	1.40 to 1.00

March 31, 2008 – December 31, 2009	1.40 to 1.00

January 1, 2010 – March 31, 2011	1.50 to 1.00

April 1, 2011 – December 31, 2011	1.60 to 1.00

Period	Consolidated Interest Coverage Ratio
January 1, 2012 and thereafter	1.70 to 1.00

; provided that for the purposes of determining the ratio described above for the four consecutive fiscal quarter period ending (i) as at the end of the first full fiscal quarter of the Borrower that begins after the Closing Date, Consolidated Interest Expense shall be deemed to equal Consolidated Interest Expense for such fiscal quarter multiplied by four, (ii) as at the end of the next fiscal quarter of the Borrower following such fiscal quarter, Consolidated Interest Expense shall be deemed to equal Consolidated Interest Expense for such fiscal quarter and the previous fiscal quarter multiplied by two, and (iii) as at the end of the next fiscal quarter of the Borrower following the fiscal quarter referenced in clause (ii), Consolidated Interest Expense shall be deemed to equal Consolidated Interest Expense for such fiscal quarter and the two previous fiscal quarters multiplied by 4/3.

(c) Consolidated Senior Leverage Ratio. Permit the Consolidated Senior Leverage Ratio as at the Closing Date (with compliance determined on a pro forma basis as at such date in accordance with the definition of “Consolidated EBITDA”) or at the end of any fiscal quarter occurring during any period set forth below (commencing with the first such fiscal quarter that begins after the Closing Date) to exceed the ratio set forth below opposite the Closing Date or such period, as the case may be:

Period	Consolidated Senior Leverage Ratio
Closing Date	7.50 to 1.00

March 31, 2008 – June 30, 2009	7.50 to 1.00

July 1, 2009 – June 30, 2010	7.25 to 1.00

July 1, 2010 – March 31, 2011	7.00 to 1.00

April 1, 2011 – December 31, 2011	6.50 to 1.00

January 1, 2012 – September 30, 2012	6.00 to 1.00

October 1, 2012 and thereafter	5.75 to 1.00

6.18. CES Subsidiary Guarantors. Notwithstanding anything to the contrary contained in this Agreement, the Subsidiaries of Calpine Energy Services Holdings, Inc. listed on Schedule 1.1F annexed hereto that are Restricted Subsidiaries shall not, after the date hereof, be permitted to consummate any transactions permitted under Article VI except for (x) Indebtedness and/or Liens that are in each case permitted under Section 6.1(f) or (j) or Section 6.2(d) or (n) or (y) such transactions which are in the ordinary course of business for a merchant energy company which has a primary focus on operating and optimizing physical assets and providing related energy products to its customers and consistent with prudent business practice to actively manage their business and related risks to which the Borrower and its Subsidiaries are exposed in the conduct of their business or the management of their liabilities.

SECTION 7

Events of Default

If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to (i) pay any principal of any Loan under this Agreement, including without limitation, pursuant to Section 2.16 hereof, when due in accordance with the terms thereof or hereof or to reimburse the Fronting Bank in accordance with Section 2.7(d) or (ii) pay any interest on any Note or under this Agreement, or any other amount payable hereunder or under any other Loan Document, within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement required to be furnished by a Loan Party at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 2.27, Section 4.1(o)(i), clause (i) or (ii) of Section 5.4(a) (with respect to the Borrower only), Section 5.7(a) or Section 6 of this Agreement or Sections 5.4 and 5.6(b) of the Guarantee and Collateral Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of thirty (30) days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)(i) any Restricted Subsidiary shall (A) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans and any Limited Recourse Debt) on the scheduled or original due date with respect thereto; or (B) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (C) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required (but after the expiration of all grace periods applicable thereto), such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable, provided that this clause (C) shall not apply to Indebtedness that becomes due solely as a result of the voluntary sale or transfer of property or assets to the extent such sale or transfer is permitted by the terms of such Indebtedness; provided, that a default, event or condition described in clause (A), (B) or (C) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (A), (B) and (C) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $100,000,000; or (ii) any Global Entity shall, with respect to Limited Recourse Debt in an aggregate principal amount in excess of $300,000,000, default in the observance or performance of any agreement or condition relating to any such Limited Recourse Debt or contained in any instrument or agreement evidencing, securing or relating thereto, and such Limited Recourse Debt shall as a result thereof become due prior to its stated maturity; or

(f) (i) any Material Obligor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Material Obligor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Material Obligor any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Material Obligor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Global Entity shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Material Obligor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) one or more judgments or decrees shall be entered against any Material Obligor involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $100,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof (except any such judgment or decree in respect of the CalGen Makewhole Payment shall not be counted as a judgment or decree for purposes of this clause (g)); or

(h) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Global Entity or any Commonly Controlled Entity; (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA; (v) any Global Entity or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or ERISA Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect (other than in accordance with its terms) with respect to Collateral with a book value greater than $50,000,000, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien (affecting Collateral with a book value greater than $50,000,000) created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby (other than, in each case, pursuant to a failure of the Administrative Agent, the Collateral Agent, any other agent appointed by the Administrative Agent, the Collateral Agent or the Lenders to take any action within the sole control of such Person) (it being understood that the release of Collateral from the Security Documents or the discharge of a Guarantor therefrom shall not be construed (x) as any of the Security Documents ceasing to be in full force and effect or (y) as any of the Liens created thereunder ceasing to be enforceable or of the same priority and effect purported to be created thereby); or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect (other than in accordance with its terms) or any Loan Party or any Affiliate of any Loan Party shall so assert (it being understood that the discharge of a Guarantor from the Guarantee and Collateral Agreement shall not be construed as the Guarantee and Collateral Agreement ceasing to be in full force and effect); or

(k) the Lien subordination provisions or any other provision of the Collateral Agency and Intercreditor Agreement shall cease for any reason to be valid (other than by its express terms) and, in the case of any provision of the Collateral Agency and Intercreditor Agreement other than the Lien subordination provisions, the result thereof is that the interests of the Lenders are materially and adversely affected, or any Loan Party or any of its Subsidiaries shall assert in writing that the Lien subordination provisions or any such other provision of the Collateral Agency and Intercreditor Agreement shall not for any reason be valid (other than by its express terms) ; or

(l) any Subordinated Indebtedness or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in any Subordinated Indebtedness Agreement, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Subordinated Indebtedness or the holders of at least 25% in aggregate principal amount of the Subordinated Indebtedness shall so assert; or

(m) there shall occur a Change of Control;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Letter of Credit Outstandings, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of Letter of Credit Outstandings, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the Dollar Equivalent, using the Exchange Rate, of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Letter of Credit Outstandings shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 7, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 8

The Agents

8.1. Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby irrevocably designates and appoints the Collateral Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, none of the Administrative Agent and the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against such Agent.

8.2. Delegation of Duties. (a) Each of the Administrative Agent and the Collateral Agent may execute any of their duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. None of the Administrative Agent and the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

(b) It is acknowledged and agreed that GE Capital shall act as Sub-Agent of the Administrative Agent with respect to the administration of the Revolving Facility, the making of Revolving Loans and Swingline Loans, the issuance and administration of Letters of Credit and the performance of such other functions of the Administrative Agent under the Revolving Facility that are reasonably related thereto, including, without limitation, the administration of, assignments of (including the giving or withholding of consents with respect thereto), and the maintenance of the Register for, the Revolving Facility, the Swingline Loans, the Letters of Credit and the Revolving Loans. Accordingly, for (x) all purposes of this Section 8 and Section 9.5, and (y) the purpose of Section 9.6 (as it pertains to assignments and participations of the Revolving Commitment and/or Revolving Loans, including the giving or withholding of consents with respect thereto except with respect to arrangements between GSCP and an Eligible Assignee in connection with the syndication process), references to the “Administrative Agent” shall be deemed to include the Sub-Agent.

8.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this

Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4. Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts reasonably selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless the Administrative Agent shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement or any other Loan Document, the Majority Facility Lenders or all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless it has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement or any other Loan Document, the Majority Facility Lenders or all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as the Administrative Agent shall deem advisable in the best interests of the Lenders.

8.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

8.7. Indemnification. The Lenders agree to indemnify the Agents in their capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Commitment Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon ten (10) days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as an Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as an Administrative Agent by the date that is ten (10) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After the retiring Administrative Agent’s resignation, the provisions of this Section 8 and Section 9.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

8.10. The Syndication Agents and the Documentation Agents. The Syndication Agents and the Documentation Agents shall not have any duties or responsibilities hereunder in their capacity as such or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Syndication Agents and the Documentation Agents.

8.11. Collateral Security. The Collateral Agent will hold, administer and manage any Collateral pledged from time to time hereunder either in its own name or as Collateral Agent, but each Lender shall hold a direct, undivided pro-rata beneficial interest therein, on the basis of its proportionate interest in the secured obligations, by reason of and as evidenced by this Agreement and the other Loan Documents, subject to the priority of payments referenced in Section 6.5 of the Guarantee and Collateral Agreement and subject to the terms of the Collateral Agency and Intercreditor Agreement.

8.12. Enforcement by the Administrative Agent and Collateral Agent. All rights of action under this Agreement and under the Notes and all rights to the Collateral hereunder may be enforced by the Administrative Agent and the Collateral Agent and any suit or proceeding instituted by the Administrative Agent or the Collateral Agent in furtherance of such enforcement shall be brought in its name as Administrative Agent or Collateral Agent without the necessity of joining as plaintiffs or defendants any other Lenders, and the recovery of any judgment shall be for the benefit of Lenders subject to the expenses of the Administrative Agent and the Collateral Agent.

SECTION 9

Miscellaneous

9.1. Amendments and Waivers. (a) None of this Agreement, any Note, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (I) enter into written amendments, supplements or modifications hereto, to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (II) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any First Priority Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby (it being understood that a waiver of any Event of Default or Default shall not be deemed to be an increase in the amount of any Lender’s Commitments), (B) without the written consent of the Swingline Lender, amend, modify or waive any provision of Section 2.5 or 2.6; (C) without the consent of all the Lenders, (i) amend, modify or waive any provision of this Section 9.1 or any other provision of any Section hereof expressly requiring the consent of all the Lenders, (ii) reduce the percentage specified in or otherwise change the definition of Required Lenders or Majority Facility Lenders, (iii) release all or substantially all of the Collateral for the Obligations, release all or substantially all of the Guarantors, (iv) reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each Facility adversely affected thereby, or (v) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents, (D) without the consent of the Majority Facility Lenders under the Revolving Facility, waive the condition precedent set forth in Section 4.2(c), (E) amend, modify or waive any provision of Section 2.19 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby, (F) amend, modify or waive any provision of (i) Sections 2.7 through 2.9 without the consent of the Fronting Bank or (ii) Section 8 or any other provision of this Agreement or the other Loan Documents which affects, the rights, duties or obligations of the Administrative Agent (including the Sub-Agent) without the written consent of the Administrative Agent (including the Sub-Agent, solely to the extent any such action would have the effect of amending the rights, duties or obligations of the Sub-Agent, in its capacity as such), and (G) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility and (H) require consent of any Person to an Incremental Commitment Supplement or other amendment to this Agreement made pursuant to Section 2.27 other than the Borrower, the Guarantors, each Lender agreeing to provide a commitment to such Incremental Term Loans, each New Lender with respect thereto and the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under any other Loan Documents, and any Default or Event of Default waived shall be deemed to have not occurred or to be cured and not continuing, as the parties may agree; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the First Priority Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

(c) Notwithstanding anything to the contrary contained in Section 9.1, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within ten (10) Business Days following receipt of notice thereof.

9.2. Notices. (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when received, addressed as follows in the case of the Loan Parties and the Administrative Agent, and as set forth in the administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower and the Guarantors:	Calpine Corporation 50 West San Fernando Street San Jose, CA 95113 Attention: Chief Financial Officer Telecopier No.: 408-995-0505

with copies (which shall not constitute notice) to:

50 West San Fernando Street San Jose, CA 95113 Attention: General Counsel Telecopier No.: 408-995-0505

Kirkland & Ellis LLP Citigroup Center 153 East 53rd Street New York, NY 10022 Attention: Rick Cieri, Esq. and Yongjin Im, Esq. Telecopier No.: 212-446-4900

The Administrative Agent:	Goldman Sachs Credit Partners L.P. c/o Goldman, Sachs & Co. 30 Hudson Street, 17th Floor Jersey City, NJ 07302 Attention: SBD Operations Attention: Pedro Ramirez Telecopier No.: 212-357-4597

with copies (which shall not constitute notice) to:

Goldman Sachs Credit Partners L.P. 1 New York Plaza New York, New York 10004 Attention: Rob Schatzman Telecopier No.: 212-902-3000

White & Case LLP 1155 Avenue of the Americas New York, NY 10036 Attention: Sandeep Qusba, Esq. Telecopier No.: 212-819-8113

The Sub-Agent, Fronting Bank and Swingline Lender:	General Electric Capital Corporation 100 California Street, 10th Floor San Francisco, CA 94111 Attention: Ali Mirza Telecopier No.: 513-794-8596

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Each of the Loan Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by any of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives in connection with the Platform or the Approved Electronic Communications.

(e) Each of the Loan Parties, the Lenders and the Agents agree that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

9.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and the other extensions of credit hereunder.

9.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent and each Lender for all its out-of-pocket costs and expenses reasonably incurred in connection with the development, preparation and execution of, any amendment, supplement or modification to this Agreement, the Notes, the other Loan Documents and any other documents prepared in connection herewith or therewith, in the case of the Administrative Agent and the Collateral Agent, the consummation and administration of the transactions contemplated hereby and thereby, and the reasonable fees and disbursements of counsel to the Administrative Agent and the Collateral Agent and professionals engaged by the Administrative Agent and the Collateral Agent, and filing and recording fees and expenses, (b) to pay or reimburse the Administrative Agent, the Collateral Agent, and each Lender for all its costs and expenses reasonably incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the other Loan Documents and any such other documents following the occurrence and during the continuance of a Default or an Event of Default, including without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, the Collateral Agent and each Lender and professionals engaged by the Administrative Agent, the Collateral Agent and the Lenders, (c) to pay, and indemnify and hold harmless each Lender, each Joint Lead Arranger, each Documentation Agent, each Syndication Agent, the Collateral Agent and the Administrative Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents and any such other documents and (d) to pay, and indemnify and hold harmless each Lender, each Joint Lead Arranger, the Collateral Agent, each Syndication Agent, each Documentation Agent, the Administrative Agent and each of their respective Affiliates, directors, officers, employees and agents (each, an “Indemnitee”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance, preservation of rights and administration of this Agreement, the Notes, the other Loan Documents or the use of the proceeds of the Extensions of Credit, including without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Loan Parties or any of their respective properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to indemnified liabilities determined by the final judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of such Indemnitee’s affiliates or any of such Indemnitee’s directors, officers, employees or agents; provided, further, that the Borrower shall in no event be responsible for punitive damages to any Indemnitee pursuant to this Section 9.5 except such punitive damages required to be paid by such Indemnitee in respect of any indemnified liabilities. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. To the extent permitted by applicable law, no Loan Party nor any of their respective Subsidiaries shall assert, and each Loan Party hereby waives, on behalf of itself and its Subsidiaries, any claim against each Lender, each Documentation Agent, each Syndication Agent, each Joint Lead Arranger, each Agent and their respective affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees, on behalf of themselves and each of their respective Subsidiaries, not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to the Chief Financial Officer of the Borrower (Telecopy No. 408-995-0505), at the address of the Borrower set forth in Section 9.2 (with copies (which shall not constitute notice) to the General Counsel of the Borrower and Kirkland & Ellis LLP at the respective addresses set forth in Section 9.2), or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

9.6. Successors and Assigns; Participations. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Fronting Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a First Priority Term Loan to a Lender, an affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of the First Priority Term Facility, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.20, 2.21, 2.22 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Letter of Credit Outstandings owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Fronting Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Any assignment of any Loan shall be effective only upon appropriate entries with respect thereto being made in the Register.

(v) Upon its receipt of an Assignment and Acceptance (executed via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually)), by a transferor Lender and a Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender, by the Administrative Agent, the Fronting Bank, the Swingline Lender and the Borrower to the extent required under paragraph (c) above) together with payment to the Administrative Agent of a recordation and processing fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance, (ii) on the effective date of such transfer determined pursuant thereto record the information contained therein in the Register and (iii) give notice of such acceptance and recordation to the transferor Lender, the Purchasing Lender and the Borrower.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Fronting Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.20, 2.21 and 2.22 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph

(b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.21 unless such Participant complies with Section 2.21(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 9.6(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(f) Subject to Section 9.15, the Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee (in each case which agrees to comply with the provisions of Section 9.15 or confidentiality requirements no less restrictive on such prospective transferee than those set forth in Section 9.15) any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or any other Loan Document or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

9.7. Adjustments; Set off. (a) Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment or participation made pursuant to Section 9.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law and subject to the terms of the Guarantee and Collateral Agreement, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

9.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.

9.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof (other than the provisions of the Commitment Letter that expressly survive pursuant to the terms thereof), and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents (other than the provisions of the Commitment Letter that expressly survive pursuant to the terms thereof).

9.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12. Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.13. Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Agents, the Joint Lead Arrangers, the Documentation Agents, Syndication Agents nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents, each of the Joint Lead Arrangers, each of the Documentation Agents, each of the Syndication Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c) the Agents, the Joint Lead Arrangers, the Documentation Agents, the Syndication Agents, the Lenders and their Affiliates may have economic interests that conflict with those of the Borrower; and

(d) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

9.14. Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1 or (ii) under the circumstances described in paragraph (b) below.

(b) Subject to the terms of the Collateral Agency and Intercreditor Agreement, at such time as the Loans, the Letter of Credit Outstandings and the other obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

9.15. Confidentiality. Each Agent, each Joint Lead Arranger, each Documentation Agent, each Syndication Agent, and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent any Agent, any Joint Lead Arranger, any Documentation Agent, any Syndication Agent or any Lender from disclosing any such information (a) to the Administrative Agent, the Sub-Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with provisions no less restrictive than this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand, or in accordance with the requirements (including reporting requirements), of any Governmental Authority having jurisdiction over such Lender, provided that such Lender shall use commercially reasonable efforts to notify the applicable Loan Party of such disclosure, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law or other legal process, provided that such Lender shall use commercially reasonable efforts to notify the applicable Loan Party of such disclosure, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than in breach of this Agreement, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering this Agreement or the other Loan Documents, will be syndicate-level information, which may (except as provided in the following paragraph) contain material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender confirms to the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of material non-public information, (ii) it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws and (iii) it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

The Borrower acknowledges that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, its subsidiaries or their securities) (each, a “Public Lender”) and, if documents required to be delivered pursuant to Sections 5.1 or 5.2 or otherwise are being distributed through the Platform, the Borrower agrees to designate those documents or other information that are suitable for delivery to the Public Lenders as such. Any document that the Borrower has indicated contains non-public information shall not be posted on that portion of the Platform designated for such Public Lenders. If the Borrower has not indicated whether a document delivered pursuant to Sections 5.1 or 5.2 contains non-public information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, its Subsidiaries and their securities. The Borrower acknowledges and agrees that copies of the Loan Documents may be distributed to Public Lenders (unless the Borrower promptly notifies the Administrative Agent that any such document contains material non-public information with respect to the Borrower or its securities).

9.16. WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.17. U.S.A. Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by each Lender and the Administrative Agent to maintain compliance with the Patriot Act.

9.18. Judgment Currency. The Obligations of the Borrower and any other Loan Party in respect of any sum due to the Fronting Bank hereunder, or under or in respect of any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment

Currency”) other than the currency in which such sum was originally denominated (the “Original Currency”), be discharged only to the extent that on the Business Day following receipt by the Fronting Bank of any sum adjudged to be so due in the Judgment Currency, the Fronting Bank, in accordance with normal banking procedures, purchases the Original Currency with the Judgment Currency. If the amount of Original Currency so purchased is less than the sum originally due to the Fronting Bank, the Borrower agrees as a separate obligation and notwithstanding any such judgment, to indemnify the Fronting Bank against such loss, and if the amount of Original Currency so purchased exceeds the sum originally due to the Fronting Bank, the Fronting Bank agrees to remit any excess to the applicable Loan Party. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due under any Loan Document in another currency into Dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Fronting Bank could purchase such other currency with Dollars, in New York, at the close of business on the Business Day immediately preceding the day on which final judgment is given, together with any premiums and costs of exchange payable in connection with such purchase.

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

BORROWER:

CALPINE CORPORATION

By:	/s/ Charles B. Clark, Jr.
Name:	Charles B. Clark, Jr.
Title:	Senior Vice President

AGENTS:

GOLDMAN SACHS CREDIT PARTNERS L.P., as Administrative Agent, Collateral Agent, Co-Syndication Agent and Co-Documentation Agent

By:	/s/ Bruce H. Mendelsohn
Name:	Bruce H. Mendelsohn
Title:	Authorized Signatory

GENERAL ELECTRIC CAPITAL CORPORATION, as Sub-Agent

By:	/s/ Ali Mirza
Name:	Ali Mirza
Title:	Authorized Signatory

CREDIT SUISSE SECURITIES (USA) LLC, as Co-Syndication Agent and Co-Documentation Agent

By:	/s/ Jeffrey Cohen
Name:	Jeffrey Cohen
Title:	Managing Director

DEUTSCHE BANK SECURITIES INC., as Co-Syndication Agent and Co-Documentation Agent

By:	/s/ Kevin Sherlock
Name:	Kevin Sherlock
Title:	Managing Director

By:	/s/ David Crescenzi
Name:	David Crescenzi
Title:	Director

MORGAN STANLEY SENIOR FUNDING, INC., as Co-Syndication Agent and Co-Documentation Agent

By:	/s/ Gavin Baiera
Name:	Gavin Baiera
Title:	Authorized Signatory

ADDITIONAL FIRST PRIORITY TERM LENDERS:

GOLDMAN SACHS CREDIT PARTNERS L.P., as an Additional First Priority Term Lender

By:	/s/ Bruce H. Mendelsohn
Name:	Bruce H. Mendelsohn
Title:	Authorized Signatory

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as an Additional First Priority Term Lender

By:	/s/ James Moran
Name:	James Moran
Title:	Managing Director

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Associate

DEUTSCHE BANK TRUST COMPANY AMERICAS, as an Additional First Priority Term Lender

By:	/s/ Marcus M. Tarkington
Name:	Marcus M. Tarkington
Title:	Director

By:	/s/ Dusan Lazarov
Name:	Dusan Lazarov
Title:	Vice President

MORGAN STANLEY SENIOR FUNDING, INC., as an Additional First Priority Term Lender

By:	/s/ Gavin Baiera
Name:	Gavin Baiera
Title:	Authorized Signatory